                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [_]

   Check the appropriate box:

     [_] Preliminary Proxy Statement

     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [_] Definitive additional materials

     [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          REPUBLIC GROUP INCORPORATED
                    --------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
                    --------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of filing fee (Check the appropriate box):

     [_] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


                    --------------------------------------

     (2) Aggregate number of securities to which transaction applies:


                    --------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                    --------------------------------------

     (4) Proposed maximum aggregate value of transaction:


                    --------------------------------------

     (5) Total fee paid:


                    --------------------------------------

     [X] Fee paid previously with preliminary materials.

                    --------------------------------------

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                       --------------------------------

     (2) Form, schedule or registration statement no.:

                       --------------------------------

     (3) Filing party:

                       --------------------------------

     (4) Date filed:

                       --------------------------------

                          REPUBLIC GROUP INCORPORATED
                                 P.O. Box 1307
                         Hutchinson, Kansas 67504-1307

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                             NOVEMBER 9, 2000

   A Special Meeting of the stockholders of Republic Group Incorporated ("Republic") will be held on November 9, 2000 at 9:00 a.m. local time at The Fairmont Hotel, Executive Room, 1717 North Akard Street, Dallas, Texas for the following purposes:

  1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of August 11, 2000 among Premier Construction Products Statutory Trust, its wholly owned subsidiary, Premier Construction Products Acquisition Corp., and Republic, pursuant to which Premier Construction Products Acquisition Corp. will be merged into Republic, with Republic continuing as the surviving corporation after the merger and becoming a wholly owned subsidiary of Premier Construction Products Statutory Trust. If the merger is approved by the stockholders of Republic, each share of common stock of Republic (including the common stock share purchase right associated with each share of common stock) will be converted into the right to receive $19.00 in cash, without interest, except shares held by stockholders who properly exercise their dissenters' rights under Delaware law.

  2. To vote on motions to adjourn the Special Meeting, from time to time as required, in order to solicit additional proxies.

  3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

   The board of directors has fixed the close of business on September 21, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements of the Special Meeting. As of September 21, 2000, Republic's outstanding voting securities consisted of 11,849,037 shares of common stock. A majority of the outstanding shares of common stock must be present in person or by proxy in order to have a quorum and to conduct business at the Special Meeting.

   The accompanying Proxy Statement describes the merger and other actions to be taken in connection with the merger. It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. Accordingly, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the proxy has been voted at the Special Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" adoption of the merger agreement and the merger and "FOR" any motions to adjourn the Special Meeting.

   Please do not send in your common stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

Hutchinson, Kansas                        By Order of the Board of Directors,

September 25, 2000


                                          JANEY L. RIFE
                                          Vice President, Treasurer and
                                          Secretary

                          REPUBLIC GROUP INCORPORATED

                                PROXY STATEMENT

                     FOR A SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD NOVEMBER 9, 2000

   This Proxy Statement is being furnished to you by the board of directors of Republic Group Incorporated, a Delaware corporation ("Republic"), in connection with a Special Meeting of Stockholders of Republic to be held on November 9, 2000 at 9:00 a.m. local time at The Fairmont Hotel, Executive Room, 1717 North Akard Street, Dallas, Texas.

   At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of August 11, 2000 among Premier Construction Products Statutory Trust ("Premier Trust"), its wholly owned subsidiary, Premier Construction Products Acquisition Corp. ("Premier Acquisition Corp."), and Republic, pursuant to which Premier Acquisition Corp. will be merged into Republic, with Republic continuing as the surviving corporation after the merger and becoming a wholly owned subsidiary of Premier Trust (Premier Trust and Premier Acquisition Corp. are sometimes individually or collectively referred to as "Premier" in this Proxy Statement).

   If the merger is approved by the stockholders of Republic, each share of common stock of Republic (including the associated common stock share purchase right) will be converted into the right to receive $19.00 in cash, without interest, except shares held by stockholders who properly exercise their dissenters' rights under Delaware law.

   The affirmative vote of the holders of a majority of the outstanding shares of Republic common stock is required to approve the merger. All of the executive officers and directors of Republic, including our Chairman, Phil Simpson, and some members of Mr. Simpson's family, who collectively own approximately 27.3% of the outstanding shares of Republic common stock, have agreed, among other things, to vote all of their shares in favor of the merger. See "The Merger--Stockholder Agreements."

   If you do not vote in favor of the merger and you otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law, then you will be entitled to dissenters' rights. A summary of the requirements with which you must comply in order to assert dissenters' rights is set forth in this Proxy Statement under the heading "Dissenters' Rights" and the full text of the applicable requirements of Delaware law is reproduced in Appendix D of this Proxy Statement.

   The board of directors of Republic has unanimously approved the merger and declared its advisability, and believes that the merger is fair to and in the best interest of Republic and its stockholders. The board of directors of Republic unanimously recommends that you vote "FOR" the adoption of the merger agreement.

   The common stock of Republic is traded on the New York Stock Exchange under the symbol "RGC." On September 21, 2000, the latest practicable date, the last reported sales price for the common stock was $18.06.

   This Proxy Statement is dated September 25, 2000 and is first being mailed to stockholders on or about September 27, 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved the transaction described in the Proxy Statement or determined that the Proxy Statement is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   1

SUMMARY..................................................................   3
  Summary Terms of the Proposed Merger...................................   3
  The Companies Involved in the Merger...................................   3
  What Republic Securityholders will Receive in the Merger...............   4
  Republic's Reasons for the Merger......................................   4
  Opinion of Republic's Financial Advisor................................   5
  Recommendation of Republic's Board of Directors........................   5
  The Special Meeting....................................................   5
  Record Date; Voting at the Special Meeting.............................   5
  Some Republic Stockholders Have Entered into Agreements Obligating Them
   to Vote in Favor of the Merger........................................   6
  Republic's Back-Up Agreement with Centex Construction Products, Inc....   6
  Interests of Some Persons in the Merger May be Conflicts of Interest...   6
  Conditions to the Merger...............................................   7
  Termination of the Merger Agreement....................................   8
  Termination Fees and Expenses..........................................   8
  No Solicitation........................................................   9
  Rights of Dissenting Stockholders......................................   9
  Material Federal Income Tax Consequences...............................   9
  Market Prices of Republic Common Stock.................................  10

WHERE YOU CAN FIND MORE INFORMATION......................................  11

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE..........................  12

SELECTED FINANCIAL DATA OF REPUBLIC......................................  12

THE SPECIAL MEETING......................................................  13
  General................................................................  13
  Matters to be Considered at the Special Meeting........................  13
  Record Date and Voting.................................................  13
  Proxies; Revocation of Proxies.........................................  14
  Solicitation of Proxies................................................  15

THE MERGER...............................................................  16
  Background of the Merger...............................................  16
  Republic's Reasons for the Merger; Recommendation of the Board of
   Directors.............................................................  19
  Opinion of Republic's Financial Advisor................................  22
  Structure of the Merger................................................  26
  Merger Consideration...................................................  26
  Treatment of Stock Options.............................................  27
  Amendment and Termination of Rights Agreement..........................  27
  Management.............................................................  27
  Certificate of Incorporation and Bylaws................................  28
  SEC Filings and Public Reports.........................................  28
  Stockholder Agreements.................................................  28
  Interests of Certain Persons in the Merger.............................  29
  Financing..............................................................  31
  Accounting Treatment...................................................  31

                                      (i)

                                                                        Page
                                                                        ----
  Material Federal Income Tax Consequences.............................  31
  Antitrust Matters....................................................  32
  Procedures for Exchange of Certificates..............................  32
  Provisions of the Merger Agreement...................................  33
  Representations and Warranties.......................................  33
  Covenants............................................................  34
  No Solicitation......................................................  37
  Indemnification of Officers and Directors............................  38
  Conditions Precedent.................................................  39
  Termination of the Merger Agreement..................................  40
  Termination Fees and Expenses........................................  41
  Amendment of the Merger Agreement....................................  42

BACK-UP AGREEMENT WITH CENTEX CONSTRUCTION PRODUCTS, INC...............  42

DISSENTERS' RIGHTS.....................................................  43

THE COMPANIES..........................................................  46
  Republic Group Incorporated..........................................  46
  Premier Construction Products Acquisition Corp. and Premier
   Construction Products Statutory Trust...............................  47

PRINCIPAL STOCKHOLDERS OF REPUBLIC.....................................  49

APPENDICES
    A  Agreement and Plan of Merger
    B  Form of Stockholder Agreement
    C  Opinion of J. P. Morgan Securities Inc.
    D  Section 262 of the Delaware General Corporation Law


                                      (ii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What am I being asked to vote upon?

A: The board of directors of Republic asks that you vote upon the adoption of the merger agreement between Republic and Premier. If the merger is approved, Republic will become a wholly owned subsidiary of Premier and will no longer be a publicly-held corporation.

Q:  What will I receive in the merger?

A: If the merger is completed, you will receive $19.00 in cash, without interest, for each share of Republic common stock (including the associated common stock share purchase right) that you own.

Q:  What will happen to present members of Republic's management?

A: At or prior to the merger, each of the members of Republic's board of directors will resign, and the current directors of Premier Acquisition Corp. will become the initial directors of the surviving corporation. The current officers of Republic will become the initial officers of the surviving corporation. However, it is likely that, upon consummation of the merger, new officers will be appointed to the surviving corporation.

    Existing officers and directors of Republic will exchange their Republic shares and options for cash in the merger. Some of the officers and directors may also receive retention bonuses and severance payments as a result of the merger.

Q:  What do I need to do now?

A: After reading this Proxy Statement, please complete, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. Alternatively, you may submit your proxy by telephone or over the Internet as described below.

Q:  Can I submit my proxy by telephone or over the Internet?

A: Yes. Please refer to the proxy card included with your proxy materials for instructions about how to vote by telephone or over the Internet. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

Q:  May I change my vote after I deliver my proxy?

A: Yes. Send in a later-dated, signed proxy card or other written instrument to Janey L. Rife, Republic's Vice President, Treasurer and Secretary, before the Special Meeting, deliver different instructions as to your changed vote by telephone or the Internet or attend the Special Meeting and advise Ms. Rife of your changed vote.

Q:  What vote is required to approve the merger?

A: The approval of the merger requires that the holders of a majority of the outstanding shares of Republic common stock vote in favor of the merger. Holders of approximately 27.3% of the Republic common stock have already agreed to vote in favor of the merger agreement.

Q:  Who can vote at the Special Meeting?

A: Holders of outstanding shares of Republic common stock at the close of business on September 21, 2000 may vote at the Special Meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote them for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. Any broker who holds your shares in "street name" is prohibited from voting your shares without specific instructions from you. Your broker should contact you regarding the procedures necessary to vote your shares. Please instruct your broker how you would like your shares voted. Your failure to provide specific instructions to your broker with respect to the voting of your shares will have the same effect as voting "AGAINST" the approval of the merger.

Q: What is the effect if I do not deliver my proxy and do not vote in person at the Special Meeting?

A: If you do not deliver your proxy and do not vote in person at the Special Meeting, or if you abstain from voting, then this will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

Q:  What rights do I have if I oppose the merger?

A: If you do not vote to approve the merger and you properly exercise your dissenters' rights as described under "Dissenters' Rights" and in Appendix D then you may receive a court-determined "fair value" of your Republic common stock. The fair value could be equal to, less than or more than $19.00 per share.

Q:  When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger by mid-November 2000.

Q:  How do I get paid for my Republic common stock?

A: If the merger is approved and consummated, you will be mailed instructions that will explain how to exchange your share certificates for the merger consideration.

Q:  Should I send in my stock certificates now?

A: No. You should not send in your stock certificates now. After the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

                       Who Can Help Answer My Questions?

   If you have additional questions about the merger or would like additional copies of this Proxy Statement or the proxy card, you should contact:

                               Ms. Janey L. Rife
                    Vice President, Treasurer and Secretary
                          Republic Group Incorporated
                                 P.O. Box 1307
                         Hutchinson, Kansas 67504-1307
                           Telephone: (316) 727-2711

                                    SUMMARY

   This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the proposal fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the documents we have referred you to and the Appendices. We have included page references to the Proxy Statement to direct you to a more complete description of each topic presented in this summary.

Summary Terms of the Proposed Merger

   You are being asked to consider and vote upon a proposal to merge Republic with Premier Acquisition Corp., with Republic continuing after the merger as a wholly owned subsidiary of Premier Trust. In connection with the merger:

  . You will be entitled to receive $19.00 in cash, without interest, in exchange for each share of Republic common stock and associated common stock share purchase right that you own at the time of the merger. (See Page 26)

  . The affirmative vote of the holders of a majority of the outstanding shares of Republic common stock is required to approve the merger; all of the executive officers and directors of Republic, including our Chairman, Phil Simpson, and some members of Mr. Simpson's family, who collectively own approximately 27.3% of the outstanding shares of Republic common stock, have agreed, among other things, to vote all of their shares in favor of approving the merger. (See Pages 13 and 28)

  . Republic's board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement. (See Page 19)

  . If you do not deliver a proxy, do not vote in person at the Special Meeting, abstain from voting at the Special Meeting, or otherwise fail to instruct your broker how you would like your shares to be voted, this will have the effect of a vote "AGAINST" adoption of the merger agreement. (See Page 13)

  . If you do not vote in favor of approving the merger and you properly elect to exercise your dissenters' rights, as described under "Dissenters' Rights" and in Appendix D, then you will be entitled to receive a court-determined "fair value" for your shares of Republic common stock. The fair value that you receive could be equal to, less than or more than $19.00 per share. (See Page 43)

  . The merger will be taxable to you, and you will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your shares and the amount of cash you receive in the merger. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. (See Page 31)

The merger agreement is attached to this Proxy Statement as Appendix A. We encourage you to read the merger agreement in its entirety.

The Companies Involved in the Merger (Page 46)

   Republic. Founded in 1961, Republic is an integrated manufacturer and distributor of recycled paperboard and gypsum wallboard. We own and operate a large gypsum wallboard plant in Duke, Oklahoma. We also own and operate recycled paperboard mills in: Commerce City, Colorado; Hutchinson, Kansas; Lawton, Oklahoma; and Halltown, West Virginia. Construction of the Lawton, Oklahoma recycled paperboard mill was completed during the Spring of 2000, and that mill recently commenced commercial operation. We also own and operate paper fiber recycling centers in: Denver, Colorado; Topeka, Kansas; and Kansas City, Missouri.

   Premier Acquisition Corp. Premier Construction Products Acquisition Corp., sometimes referred to as Premier Acquisition Corp. in this Proxy Statement, is a recently formed Delaware corporation, organized for the purpose of effectuating the merger. Premier Acquisition Corp.'s principal executive office is located at 220 Jackson Street, Suite 2000, San Francisco, California 94111,
(415) 986-6266. Douglas H. Wolf is the President of Premier Acquisition Corp., and Richard Buckingham is the Secretary, Treasurer and Vice-President. As a result of the merger, Premier Acquisition Corp. will cease its corporate existence and be merged with and into Republic. At that time, the current directors of Premier Acquisition Corp. will become the directors of the surviving corporation. The current officers of Republic will be the initial officers of the surviving corporation. However, it is likely that upon consummation of the merger, new officers will be appointed to the surviving corporation. Prior to the merger, Premier Acquisition Corp. will not have any significant assets or liabilities, other than its rights and obligations in connection with the merger agreement and the financing necessary to consummate the merger. All of the outstanding capital stock of Premier Acquisition Corp. is owned by Premier Trust.

   Premier Trust. Premier Construction Products Statutory Trust, sometimes referred to in this Proxy Statement as Premier Trust, is a Connecticut statutory trust whose purpose is to effectuate the merger. First Union National Bank is the trustee of Premier Trust. The trustor and sole beneficiary of Premier Trust is Premier Construction Products, Inc., a Delaware corporation. First Union National Bank is a diversified banking institution, and its principal office relating to Premier Trust is located at 10 State House Square, Hartford, Connecticut 06103-3698. Premier Trust has received a commitment letter, which is subject to certain conditions, for a term loan of up to $550 million to be used to complete the merger with Republic, including the repayment of outstanding Republic debt.

What Republic Securityholders will Receive in the Merger (Page 26)

   Republic Stockholders. Under the terms of the merger agreement, holders of shares of Republic common stock will receive $19.00 in cash, without interest, for each share of Republic common stock and the associated right. Based on the number of outstanding shares of Republic common stock on September 21, 2000, holders of Republic common stock will in the aggregate receive approximately $225.1 million.

   Republic Optionholders. Under the terms of the merger agreement, the holder of each outstanding option to purchase a share of Republic common stock having a per share exercise price of less than $19.00 will be entitled to receive an amount in cash equal to the difference between $19.00 and the per share exercise price of the option, less any applicable withholding tax. A holder of an option will not receive any consideration for that option if the per share exercise price for the option equals or exceeds $19.00. Based on the 585,902 outstanding options to purchase shares of Republic common stock as of September 21, 2000 that have a per share exercise price of less than $19.00, which have a weighted average exercise price of approximately $15.62, it is anticipated that Republic optionholders will in the aggregate receive approximately $2.0 million as a result of the merger.

Republic's Reasons for the Merger (Page 19)

   In reaching its determination to recommend the adoption of the merger agreement, Republic's board of directors considered a number of factors, including the following:

  . The opportunity for you to receive in the merger $19.00 cash for each share of common stock held by you, which represents a premium of approximately 43.5% over the average closing sale price of Republic common stock for the 52 weeks preceding the date of execution of the merger agreement.

  . The $19.00 per share cash consideration payable in the merger represents the highest offer received after a bidding process designed to elicit proposals to acquire Republic from the industry participants believed by management and Republic's financial advisor to be the most likely to place a high value on Republic and its assets.

  .  As more fully described below, the opinion of J.P. Morgan Securities
     Inc.

  . Although Premier is a newly organized entity, Premier's advisor has successfully structured, financed and completed a number of transactions similar to the merger. The board of directors also considered the fact that Premier was willing to agree to a liquidated damages provision backed by an irrevocable standby letter of credit in the amount of $12 million should it be unable to consummate the transaction due to a lack of financing or under other circumstances and that there is no financing condition to Premier's obligations.

  . The current market and operating environment for Republic's gypsum wallboard and recycled paper businesses, including industry trends toward consolidation.

  . The possible alternatives to a sale of Republic, including the prospects of continuing to operate Republic as an independent company and the sale of specific assets of Republic, the value to Republic stockholders of these alternatives and the likelihood of achieving additional value from these alternatives that would be recognized in Republic's stock price.

  . The existence of the back-up transaction with Centex Construction Products, Inc., should the merger not be consummated.

Opinion of Republic's Financial Advisor (Page 22)

   In deciding to approve the merger, the board of directors considered, among other things, the oral opinion of Republic's financial advisor, J.P. Morgan Securities Inc., that, as of August 11, 2000, the merger consideration of $19.00 for each share of Republic common stock and associated right is fair, from a financial point of view, to the stockholders of Republic. That oral opinion was confirmed in writing by J.P. Morgan as of August 11, 2000. The written opinion of J. P. Morgan is attached as Appendix C to this Proxy Statement. We encourage you to read J.P. Morgan's opinion in its entirety.

Recommendation of Republic's Board of Directors (Page 19)

   The board of directors of Republic has unanimously approved the merger and declared its advisability, and believes that the merger is fair to and in the best interests of Republic and its stockholders. The board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

The Special Meeting (Page 13)

   The Special Meeting will be held on November 9, 2000 at 9:00 a.m. local time at The Fairmont Hotel, Executive Room, 1717 North Akard Street, Dallas, Texas. At the Special Meeting, you will be asked to vote on the adoption of the merger agreement between Republic and Premier pursuant to which Republic will become a wholly owned subsidiary of Premier. You may also be asked to vote upon a motion, to be made if a quorum is not present or there are not sufficient votes to adopt the merger agreement, to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the merger.

Record Date; Voting at the Special Meeting (Page 13)

   You are entitled to vote at the Special Meeting if you owned shares of Republic common stock as of the close of business on the record date of September 21, 2000. On the record date, there were 11,849,037 shares of common stock outstanding. Stockholders will have one vote for each share of Republic common stock they owned on the record date. The affirmative vote of a majority of the shares of common stock outstanding as of the record date is required to adopt the merger agreement. If you do not deliver a proxy or vote in person at the Special Meeting, or if you abstain from voting or otherwise fail to instruct your broker how you would like your shares voted, then this will have the effect of a vote "AGAINST" the merger.

Some Republic Stockholders Have Entered into Agreements Obligating Them to Vote in Favor of the Merger (Page 28)

   All of the executive officers and directors of Republic, including its Chairman, Phil Simpson, and some members of Mr. Simpson's family, who collectively own approximately 27.3% of the outstanding shares of Republic common stock, have executed stockholder agreements pursuant to which they have agreed in their capacity as Republic stockholders:

  . to vote their shares of Republic common stock in favor of the merger and against other competing proposals, subject to some exceptions;

  .  to grant proxies to so vote their shares to nominees of Premier;

  . not to dispose of or encumber their shares of Republic common stock pending the completion of the merger; and

  . not to engage in activities prohibited by the nonsolicitation provisions of the merger agreement.

The stockholder agreements will terminate upon a termination of the merger agreement in accordance with the terms of that agreement.

Republic's Back-Up Agreement with Centex Construction Products, Inc. (Page 42)

   In addition to the agreement and plan of merger with Premier Trust and Premier Acquisition Corp., Republic entered into an agreement with Centex Construction Products, Inc., which we sometimes refer to in this Proxy Statement as CXP. Pursuant to its agreement with CXP, if the merger agreement with Premier is terminated under some circumstances, then CXP would enter into a merger agreement providing for the acquisition of Republic. In such an event, CXP would pay $17.50 per share in cash to all Republic stockholders, plus a cash amount equal to a proportionate share of any liquidated damages paid to Republic by Premier Trust if the Premier merger agreement is terminated under some circumstances. You are not being asked to approve or reject the agreement with CXP in connection with this solicitation, or at the Special Meeting.

Interests of Some Persons in the Merger May be Conflicts of Interest (Page 29)

   In considering the recommendation of our board of directors with respect to the merger, you should be aware that the directors and executive officers of Republic have some interests in the merger that are different from, or in addition to, your interests. Our board of directors was aware of these interests and considered them, among other factors, in approving the merger agreement. Some of these interests are derived from changes made to several employee benefit plans at the time that our board of directors decided to commence an exploration of strategic alternatives to enhance stockholder value, as our board of directors recognized that these employees would be critical to Republic during the process of exploring strategic alternatives and, if a transaction were to result from that exploration, would be valuable to a successor during a transition period after consummation of that transaction. These interests include the following:

  . Republic has a retention bonus plan for executive officers and key management employees that provides for the payment of bonuses to these participants in the plan in two installments, 50% due upon the date of a change of control transaction and the remaining 50% due on the date that is six months following a change of control transaction, subject to earlier payment upon a termination of employment in some cases. The total bonuses to be paid in connection with the merger will equal up to approximately $2.7 million.

  . Republic's key employee continuation plan provides for a severance payment to be paid to a participant if his employment terminates under some circumstances within a period of one year following a change of control transaction. The severance payment equals the employee's average annual cash compensation for the five years preceding the change of control transaction, multiplied by a termination factor established by the board of directors between 100% and 150%, subject to a substantial offset in the event the employee receives a retention bonus payment. The maximum aggregate amount of payments under the key employee continuation plan is estimated at $700,000.

  . Officers, directors and employees holding stock options with a per share exercise price less than $19.00 will be entitled to receive in the merger, for each share subject to such an option, an amount in cash equal to the difference between $19.00 and the per share exercise price of such option, less any applicable withholding taxes. The merger will result in the acceleration of the exercisability of options held by such persons. A holder of an option will not receive any consideration for that option if the per share exercise price for such option equals or exceeds $19.00.

  . Republic's non-employee directors who have served on the board of directors for three or more years will be entitled to receive a lump sum retirement payment within 180 days after their service on the board of directors terminates. The total retirement payments to be made to Republic's non-employee directors are estimated to aggregate $177,500.

  . Under the merger agreement, the surviving corporation, as well as any successor, will for a period of six years after the effective time of the merger continue to provide directors' and officers' indemnification and liability insurance protection.

Conditions to the Merger (Page 39)

   The merger will be completed if a number of conditions are met, including the following:

  . the stockholders of Republic adopt the merger agreement by approval of a majority of the shares of Republic common stock outstanding as of the record date; and

  . the absence of any restraining order or injunction by any court of competent jurisdiction or other legal or regulatory restraint prohibiting the consummation of the merger.

   The obligations of Premier Trust and Premier Acquisition Corp. to complete the merger are subject to satisfaction of the following conditions:

  . the representations and warranties of Republic set forth in the merger agreement are true and correct, without regard to any materiality qualification, as of the date of the merger agreement and as of the effective time of the merger, except where a material adverse effect on Republic and its subsidiaries, taken as a whole, or other adverse effects on the consummation of the merger, would not result;

  . Republic has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger; and

  . no litigation or proceeding has been instituted by a governmental agency that would:

    -- restrain the consummation of the merger or the other transactions contemplated by the merger agreement; or

    -- prevent or interfere with Premier's ownership or operation of the business or assets of Republic.

  Republic's obligation to complete the merger is subject to the satisfaction of the following conditions:

  . the representations and warranties of Premier Trust set forth in the merger agreement being true and correct, without regard to any materiality qualification, as of the closing date of the merger, except where a material adverse effect on Premier Trust would not result;

  . Premier Trust having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger; and


In some instances, a condition to completion of the merger can be waived, but only if the party entitled to assert that condition agrees to waive it.

Termination of the Merger Agreement (Page 40)

   Premier Trust and Republic can mutually agree to terminate the merger agreement at any time before or after stockholder approval. In addition, either party may terminate the merger agreement under specified circumstances, including the following:

  . the parties do not complete the merger by January 31, 2001, unless extended in some events and unless the terminating party is in material breach of any of its covenants, obligations or agreements under the merger agreement;

  .  the stockholders of Republic do not adopt the merger agreement;

  .  a governmental body permanently prohibits or enjoins the merger;

  . the other party breaches any covenant or agreement contained in the merger agreement that would cause the party to fail to satisfy the condition that it shall have performed its obligations under the merger agreement in all material respects as of the effective time of the merger and does not or cannot cure the breach within 45 days, unless the terminating party is also in material breach of any of its obligations under the merger agreement; or

  . the other party fails to close following the second business day after all applicable conditions to the other party's obligation to close have been satisfied or waived, unless the terminating party is in breach in any material respect of any of its obligations under the merger agreement.

The merger agreement can be terminated in other circumstances as well, which are more fully described elsewhere in this Proxy Statement, including by the board of directors of Republic in order to comply with its fiduciary duties to Republic's stockholders under applicable law in the event a superior proposal is received from a third party that meets specified conditions.

Termination Fees and Expenses (Page 41)

   Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses.

   Republic is required to pay Premier Trust a termination fee of $10 million if the merger agreement is terminated:

  . in specified circumstances involving an acquisition or proposed acquisition of Republic by a party other than Premier; or

  . in specified circumstances involving Republic's breach of the merger agreement or failure to close the merger.

   Premier Trust is required to pay Republic liquidated damages of $12 million if the merger agreement is terminated by Republic because:

  . Premier Trust fails to deliver a financing commitment, which commitment was delivered prior to the date of this Proxy Statement, or fails to finalize definitive loan agreements within the time periods specified in the merger agreement;

  . all conditions to Premier Trust's obligation to close the merger are satisfied, but any condition to Premier Trust obtaining the necessary funds to pay the merger consideration is not satisfied in the time period specified in the merger agreement; or

  . in specified circumstances involving Premier Trust's breach of the merger agreement or failure to close the merger.

No Solicitation (Page 37)

   Under the merger agreement, Republic has agreed not to solicit, initiate or encourage a third-party takeover proposal. Republic may, however, respond to an unsolicited inquiry if it determines in good faith that the takeover proposal, if consummated, would provide greater value to Republic's stockholders than provided for in the merger agreement and the fiduciary duties of the board of directors require a response. Republic must keep Premier Trust advised of any such unsolicited inquiry. See "The Merger--No Solicitation."


Rights of Dissenting Stockholders (Page 43)

   Under Delaware law, you have the right to dissent from the merger and to have the appraised fair value of your shares of Republic common stock paid to you in cash. In order to dissent and receive the appraised fair value of your shares, you must:

  .  make a proper demand for appraisal in accordance with Delaware law;

  .  hold your shares of Republic common stock until the merger is completed;

  . not vote to approve the merger (including by appointing a proxy to vote your shares in favor of the merger); and

  .  otherwise comply with Delaware law.

   Within ten days after the merger, if you have satisfied the applicable requirements of Delaware law, the surviving corporation of the merger will give you written notice of the completion of the merger. Within 120 days after the merger, you, any other dissenting stockholder or the surviving corporation may file a court petition demanding a determination of the fair value of the shares of Republic common stock held by dissenting stockholders. The fair value that the court determines you are entitled to receive could be equal to, less than or more than the cash consideration provided for in the merger agreement. You can withdraw your demand for appraisal by delivering written notice to Republic or to the surviving corporation within 60 days after the merger. If a petition for appraisal is not filed within 120 days after the merger, your right to an appraisal will cease, and you will be entitled to receive only the cash merger consideration. Appendix D contains a copy of the applicable section of the Delaware General Corporation Law.

Material Federal Income Tax Consequences (Page 31)

   Your receipt of cash pursuant to the merger will generally be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. Generally, you will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your Republic common stock and the amount of cash that you receive in the merger. This gain or loss will be a capital gain or loss if your Republic common stock is classified as a capital asset and will be a long-term capital gain or loss if the holding period applicable to your shares of Republic common stock exceeds one year. This tax treatment may not apply to every stockholder. Determining your actual tax consequences may be complicated and will depend on your specific situation and variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See "The Merger--Material Federal Income Tax Consequences."

Market Prices of Republic Common Stock

   Republic's common stock is traded on the New York Stock Exchange under the ticker symbol "RGC." On July 5, 2000, the last full trading day before Republic's announcement that it had engaged J. P. Morgan to assist it in exploring strategic alternatives to enhance stockholder value, the closing sale price of Republic common stock was $10.38. On August 11, the last full trading day before the announcement of the merger, the closing sale price of Republic common stock was $17.00. On September 21, 2000, the latest practicable date, the closing sale price of Republic common stock was $18.06.

   The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of a share of Republic common stock as reported by the New York Stock Exchange:

     Fiscal 2001
     (Ending June 30, 2001)                                        High   Low
     ----------------------                                       ------ ------
     First Quarter (through September 21, 2000).................. $18.06 $ 9.75

     Fiscal 2000
     (Ending June 30, 2000)
     ----------------------
     Fourth Quarter.............................................. $12.00 $ 7.69
     Third Quarter............................................... $16.25 $10.31
     Second Quarter.............................................. $18.50 $13.25
     First Quarter............................................... $19.75 $13.75

     Fiscal 1999
     (Ending June 30, 1999)
     ----------------------
     Fourth Quarter.............................................. $19.75 $14.69
     Third Quarter............................................... $21.25 $12.88
     Second Quarter.............................................. $20.94 $13.00
     First Quarter............................................... $20.88 $13.25

   Stock prices can fluctuate dramatically. You are urged to obtain a current market quotation for Republic common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the public reference facilities of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, and its regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this Proxy Statement. Incorporation by reference means that we can disclose important information to you by referring you to another document that we filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about Republic and its finances.

Republic's Securities and Exchange Commission Filings (File No. 1-7210):

  . Republic's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 filed with the Securities and Exchange Commission on September 12, 2000, as amended by the Annual Report on Form 10-K/A filed on September 25, 2000; and

  . Republic's Current Report on Form 8-K filed with the Securities Exchange Commission on August 21, 2000, as amended by the Current Report on Form 8-K/A filed on September 12, 2000.

   We also hereby incorporate by reference all other reports that we may subsequently file with the Securities and Exchange Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Proxy Statement and the date of the Special Meeting.

   We are sending to you, together with this Proxy Statement, our Annual Report for the fiscal year ended June 30, 2000. You can obtain additional copies of our Annual Report from Republic or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. You may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing at the following address:

                          Republic Group Incorporated
                                 P.O. Box 1307
                         Hutchinson, Kansas 67504-1307
                            Attention: Janey L. Rife

   If you would like to request documents from us, please do so by November 2, 2000 to receive them before the Special Meeting.

   Information contained in this Proxy Statement about Premier Trust or Premier Acquisition Corp. was provided by them.

   You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. Our world wide web home page is located at http://www.republic-group.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this Proxy Statement. This Proxy Statement is dated September 25, 2000. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to you will not create any implication to the contrary.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   We have made statements in this Proxy Statement and the documents incorporated herein by reference that include forward-looking statements about Republic and the proposed merger within the meaning of Section 29A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements that are other than statements of historical fact. Forward-looking statements may be identified, preceded by, followed by or otherwise include, without limitation, words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. Republic's expectations, beliefs and projections are expressed in good faith and are believed by Republic's management to have a reasonable basis. We cannot assure you that management's expectations, beliefs or projections will result or be achieved or accomplished.

   A number of factors exist that could cause our actual results to differ materially from the results discussed in forward-looking statements, including factors identified in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended (a copy of which accompanies this Proxy Statement).

                      SELECTED FINANCIAL DATA OF REPUBLIC

   The following table sets forth selected consolidated financial data for Republic as of the dates and for the periods indicated. The financial data for each of the five fiscal years ended June 30, 2000 are derived from Republic's audited financial statements. The data set forth below in this table is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements of Republic and the related notes thereto included in Republic's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended. See "Where You Can Find More Information." Since you will not own any interest in Premier Trust or Premier Acquisition Corp., and as both companies are newly formed and have no operating history, no historical financial information is presented for either company, and no pro forma financial information giving effect to the merger is presented.

                                            Fiscal Year Ended June 30,
                                   --------------------------------------------
                                     1996     1997     1998     1999     2000
                                   -------- -------- -------- -------- --------
                                     (dollars in thousands, except per share
                                                      data)
Net sales........................  $117,902 $123,697 $128,285 $137,942 $190,510
Income before income taxes (1)...    23,974   31,141   28,182   24,940    4,603
Net income (1)...................    14,912   19,663   17,799   15,232    2,761
Total capital employed (2).......    96,716   88,289  110,214  243,307  324,785
Stockholders' equity, at year-
 end.............................    62,664   77,845   92,179  104,015  102,912
Total assets.....................   106,124  100,400  125,475  268,168  349,163
Interest bearing debt (including
 current portion)................    24,840      --     5,950  125,000  200,000
Basic weighted-average shares
 outstanding (3).................    11,640   11,698   11,705   11,771   11,825
Diluted weighted-average shares
 outstanding (3).................    11,736   11,795   11,798   11,851   11,852

Per Share Data:
Basic earnings per share (3).....  $   1.28 $   1.68 $   1.52 $   1.29 $   0.23
Diluted earnings per share (3)...      1.27     1.67     1.51     1.29     0.23
Common dividends (3).............     0.259    0.344    0.360    0.360    0.360
Stockholders' equity, at year-end
 (3).............................      5.34     6.60     7.81     8.78     8.68

--------
(1) During fiscal year 2000, Republic wrote down the assets of the Halltown, West Virginia recycled paperboard mill. Republic incurred a non-cash charge of approximately $16.7 million, or $10.0 million after taxes. Additionally, pre-operating costs associated with the start up of the Lawton mill in fiscal year 1999 and 2000 were $1.1 million and $2.7 million, respectively.
(2) Total capital employed is equivalent to total assets less noninterest-bearing current liabilities.
(3) All references to share amounts and per share amounts reflect a 10% stock dividend distributed in March 1997.

                              THE SPECIAL MEETING

General

   This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Republic for use at the Special Meeting to be held on November 9, 2000 at 9:00 a.m. local time at The Fairmont Hotel, Executive Room, 1717 North Akard Street, Dallas, Texas, and at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

   At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. Republic's board of directors has unanimously approved the merger and declared its advisability, and believes that the merger is fair to and in the best interests of Republic and its stockholders. Accordingly, Republic's board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

   In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the Special Meeting, the merger agreement could not be approved unless the Special Meeting was adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by Republic at the time of the Special Meeting to be voted for such adjournment, if necessary, Republic has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration.

   The board of directors of Republic recommends that stockholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for this purpose in the event it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal, unless otherwise indicated thereon. In the absence of a quorum, the Special Meeting may be adjourned from time to time by the holders of a majority of the shares represented at the Special Meeting in person or by proxy. If it is necessary to adjourn the Special Meeting, and the adjournment is for a period not exceeding 30 days and a new record date is not set, then no notice of the time and place of the adjourned Special Meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting.

   As of the date of this Proxy Statement, the board of directors of Republic is not aware of any matters other than the adoption of the merger agreement and the adjournment of the Special Meeting that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as they determine.

   You are requested to complete, date, sign and return the accompanying proxy card promptly to Republic in the enclosed postage-paid envelope. You may also vote by telephone or over the Internet by following the instructions included with your proxy card.

Record Date and Voting

   September 21, 2000 has been fixed as the record date for the determination of the holders of shares of Republic common stock entitled to receive notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the record date, a total of 11,849,037 shares of Republic common stock were outstanding.

   You are entitled to one vote per share of Republic common stock that you own. Your vote is exercisable in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of Republic common stock entitled to vote at the Special Meeting shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Special Meeting. However, if a holder of shares of Republic common stock does not submit a proxy and does not vote in person at the Special Meeting (including abstentions and "broker non-votes"), then this will have the same effect as a vote "AGAINST" the merger.

   The affirmative vote of the holders of a majority of the shares of Republic common stock outstanding as of the record date is required to adopt the merger agreement. Because some officers and directors of Republic, including our Chairman, Phil Simpson, and some members of Mr. Simpson's family, who collectively own approximately 27.3% of the outstanding shares of Republic common stock, have already agreed to vote in favor of the merger, the requisite vote will be obtained if the holders of an additional 22.7% of the outstanding shares of Republic common stock vote in favor of the merger.

Proxies; Revocation of Proxies

   Because many of you will be unable to attend the Special Meeting, Republic's board of directors is soliciting proxies to give you an opportunity to vote on the proposal to approve the merger. You are urged to read the material in this Proxy Statement carefully, to indicate your vote on each proposal by marking the appropriate box on the enclosed proxy card and to sign, date and return the card in the enclosed postage-paid envelope. You may also vote by telephone or over the Internet by following the instructions included with your proxy card.

   The proxy card has separate provisions for indicating your vote for or against adoption of the merger agreement and for granting separate authority to the proxyholders to vote for or against adjournment of the Special Meeting in order to solicit additional proxies. Each line on the proxy card should be separately completed. All properly executed proxies received and not duly and timely revoked will be voted in accordance with the instructions contained in them. In the absence of any instructions, such shares will be voted "FOR" the adoption of the merger agreement and "FOR" authority to adjourn the Special Meeting in order to solicit additional proxies.

   A proxy may be revoked prior to its being voted in any of the following ways:

  . by delivering to Republic at or before the Special Meeting a written instrument bearing a later date than the proxy, that by its terms, revokes the proxy,

  . by duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Republic at or before the Special Meeting,

  .  by delivering different instructions by telephone or Internet, or

  . by attending the Special Meeting and giving notice of revocation to the Secretary of Republic prior to the proxy being voted.

Attendance at the Special Meeting without taking other affirmative action will not constitute a revocation of a proxy. Any written instrument revoking a proxy should be sent to:

                          Republic Group Incorporated
                                 P.O. Box 1307
                         Hutchinson, Kansas 67504-1307
                            Attention: Janey L. Rife

   You should not forward any certificates representing common stock with your proxy card. If the merger is consummated, we will deliver written instructions to you that set forth the procedures by which you should deliver your stock certificates. These instructions will be sent to you promptly after the effective time of the merger or in accordance with the dissenters' rights requirements prescribed by Delaware law.

Solicitation of Proxies

   If it is necessary to assure adequate representation at the Special Meeting, our board of directors may make a further solicitation by mail, telephone and/or personal interview. Such solicitation may be made by the officers or regular employees of Republic and its subsidiaries. We will pay all costs of soliciting proxies from our stockholders. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Republic common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with these services.

                                   THE MERGER

Background of the Merger

   Republic, from time to time, has received indications of interest from other companies with respect to a possible acquisition of Republic or certain of its assets. Most of the parties expressing an interest in acquiring Republic or its assets were other gypsum wallboard manufacturers, some of whom were already customers of Republic's paperboard business or were potential customers for paperboard to be produced at the Lawton mill. Because of those customer or potential customer relationships, Republic has had regular contacts with these parties in the normal course of its business. During the course of these contacts, several of these parties raised the possibility of an acquisition of, or business combination with, Republic or an acquisition of particular assets. In general, the level of interest in Republic expressed by these parties increased after the announcements in 1997 and 1998 of the planned expansion of the Duke plant and the planned construction of the Lawton mill, plans which would increase the scale of Republic's operations and make Republic a more attractive acquisition candidate.

   On several occasions prior to May 2000 management and the board of directors of Republic consulted with its financial advisor, J.P. Morgan, regarding strategic alternatives potentially available to Republic, including a potential sale of Republic or some of its assets as well as remaining as an independent company, and with its counsel regarding the board of directors' responsibilities in respect of approaches from third parties concerning the possible acquisition of Republic. The board of directors was generally of the view throughout this period that the interests of stockholders would be best served by Republic's pursuing its business strategy as an independent company, completing the expansion of the Duke plant and the construction of the Lawton mill, and operating those and its other facilities. As a consequence, Republic did not pursue any of such indications of interest beyond the preliminary stages.

   With the substantial completion of the Lawton mill, the last of the two major projects described above, in the Spring of 2000, and in light of continued recent interest in Republic by potential purchasers, management of Republic decided to initiate a process to reassess Republic's strategic alternatives, and consulted with J.P. Morgan and counsel. A number of factors considered by management in its reassessment caused it to decide to recommend to the board of directors that Republic conduct an active exploration of the strategic alternatives potentially available to Republic. Among the factors leading to this recommendation were the general outlook for, and trends in, the building industry sector, the market's valuation of companies in that sector, including Republic, the effect of Republic's size on the market's perception of it, the trend toward consolidation in the gypsum wallboard and paperboard industries, the potential strategic value of Republic and its assets to others in its industries, the significant potential future revenue from the Duke and the Lawton projects, and the managerial, technical and financial resources necessary to optimize production at those facilities.

   At a special meeting of the board of directors held on June 6, 2000, management discussed with the board the recent indications of interest in Republic and the factors management had considered in its reassessment of Republic's strategic alternatives. Management also presented its analysis of the present operating and financial results and outlook for Republic. Counsel then advised the board on the duties of the directors under these circumstances. J.P. Morgan presented its analysis concerning the building sector of the economy at that time and discussed actual and potential valuation of Republic in the market. J.P. Morgan then discussed various strategic alternatives potentially available to Republic and the procedures that could be utilized, including the possible solicitation of bids, in a review of strategic alternatives.

   After extensive discussion, the board of directors determined that it was advisable and in the best interests of Republic and its stockholders for Republic to explore strategic alternatives to enhance stockholder value and authorized the executive officers of Republic to do so. Among the alternatives that management was authorized to explore were the sale of Republic, sales of particular assets and remaining as an independent entity. The board of directors also expressly stated that no decision had been made with respect to any possible transaction or other course of action.

   Following the June 6, 2000 board meeting, management, with the assistance of J.P. Morgan, identified a group of potentially interested parties to whom invitations to bid would be sent. These generally consisted of companies involved in the production of gypsum wallboard who were believed by management and J.P. Morgan to be the most likely to be able to offer the highest value to Republic's stockholders because of their potential interest in Republic as a strategic asset and the synergies and efficiencies that could be taken advantage of by them, and who were believed to have the highest level of interest in acquiring Republic.

   A number of companies in the gypsum wallboard business were contacted by J.P. Morgan on Republic's behalf. Six of those companies signed confidentiality agreements, or amendments of existing confidentiality agreements, with Republic. The six companies with confidentiality agreements with Republic were delivered a descriptive memorandum concerning Republic and its business and related bid materials, were given access to additional information and data concerning Republic and were given an opportunity to meet with and ask questions of Republic's executive officers and key operational management. The materials provided to each bidder by Republic included a form of merger agreement for review and comment.

   On July 6, 2000, Republic issued a press release stating that J.P. Morgan was assisting Republic in exploring strategic alternatives, including a possible sale of Republic, sales of particular assets or remaining as an independent company.

   Prior to August 1, 2000, several additional parties contacted J.P. Morgan and management to express potential interest in an acquisition of Republic, but, after discussions with J.P. Morgan or management, ultimately did not participate in the bidding process.

   Following extensive discussions between J.P. Morgan and the participants concerning their anticipated proposals, three of the participants submitted formal proposals. On July 27, 2000, a special meeting of Republic's board of directors was held to advise the board of the proposals received. Management reported on current operations and results of operation and reviewed Republic's outlook. J.P. Morgan advised the board on the proposals received. After considering the proposals and the views of management and J.P. Morgan, the board authorized management to continue the process with each of the three bidders with a view to obtaining the greatest possible value for stockholders of Republic. Each of the remaining bidders was then allowed to conduct facility tours of Republic's plants and mills and conduct additional investigations, and was requested to submit a final proposal between August 8 and 9, 2000.

   While such additional investigations were in process, Republic determined to commence preliminary discussions with CXP, who was the bidder that at that point had submitted the proposal with the highest range of potential values, with respect to its proposed form of merger agreement. Although CXP had not yet submitted a final proposal as to price, Republic and CXP then met to commence negotiation of the merger agreement.

   On August 1, 2000, a representative of Integrated Capital Associates, Inc. ("ICA"), an investment banking firm specializing in mergers and acquisitions, contacted J.P. Morgan indicating a willingness to propose a transaction in which an affiliate of ICA would acquire Republic in an all cash transaction at $19.00 per share. Republic and J.P. Morgan conducted a preliminary investigation of ICA, including conversations with representatives of ICA, which indicated that ICA had successfully structured, financed and completed a number of other acquisitions. In the course of those initial conversations, ICA informed Republic that it would intend to arrange a transaction in which a newly organized financial buyer affiliated with ICA would purchase Republic.

   Based on the cash consideration proposed by ICA and the results of the preliminary investigation of ICA undertaken by Republic and J.P. Morgan, management of Republic determined to explore further the proposal made by ICA and entered into a confidentiality agreement with ICA on August 4, 2000. Representatives of ICA then commenced an investigation of Republic, reviewed the data furnished to other bidders and met with members of management of Republic.

   On August 7, 2000, ICA submitted a written proposal on behalf of its affiliate, Premier, to acquire all of the capital stock of Republic in a merger transaction at a price of $19.00 per share in cash. ICA indicated in its proposal that Premier would require all of the officers and directors of Republic to execute an agreement to vote their shares in favor of the merger and to be subject to certain transfer restrictions. In addition, ICA stated that Premier would be willing to provide a letter of credit in the amount of $12 million to secure payment of any termination fee that would become due from Premier to Republic if the merger agreement were terminated under specified circumstances. The proposal submitted by ICA was accompanied by the form of merger agreement that Premier would be willing to execute, which was based on the form originally circulated by Republic.

   In light of the proposal from Premier, Republic engaged in further discussion with CXP, in which CXP indicated that it would not match or exceed ICA's proposal of $19.00 per share. CXP also stated, however, that if Republic entered into a transaction with Premier, CXP would be prepared to enter into a back-up or standby agreement under which it would purchase Republic at $17.50 per share plus a pro rata portion of any escrow or deposit forfeited by Premier on a failure to close that transaction, which could approximate $1.00 per share based on the proposal submitted by ICA.

   During this period, J.P. Morgan also had continuing discussions with the other two remaining participants in the process in an effort to persuade them to increase the consideration each was prepared to offer for Republic. Ultimately, the other participants indicated that they were not prepared to increase their bids to or above the level of the bid received from Premier, and one of them formally withdrew from the bidding.

   On August 8, 2000, management of Republic briefed the directors, individually, on the proposal received from Premier, the current status of the CXP proposal, and the status of the other remaining proposal. Based on that briefing, management of Republic determined to proceed with negotiations with both Premier and CXP in order to attempt to achieve the highest value in the transaction. The decision to continue to negotiate with CXP was intended to give Republic and its stockholders additional assurance that a transaction at a price approaching Premier's price would occur if negotiations toward the transaction with Premier were unsuccessful. In addition, management of Republic considered that it might be desirable, in view of the fact that Premier was a financial bidder with limited assets, to have in place a back-up arrangement with a well capitalized strategic bidder in case the Premier transaction were not consummated.

   Commencing August 9, 2000, management of Republic, representatives of J.P. Morgan and counsel held discussions and negotiations with representatives of Premier. Counsel for ICA and Premier submitted a revised draft of a proposed merger agreement and a proposed form of stockholder agreement pursuant to which Republic's officers and directors and Phil Simpson and members of his family would be bound by voting and transfer restrictions in favor of Premier and submitted them to Republic.

   On August 9, 2000, management of Republic, representatives of J.P. Morgan and counsel also met separately with representatives of CXP with respect to its proposal for a back-up agreement.

   On August 9, 2000, a regular meeting of Republic's board of directors was held. At the meeting representatives of J.P. Morgan reviewed the process by which indications of interest had been received from potentially interested parties and the current status of the process and also reviewed in detail the financial aspects of the proposals that had been received. The directors discussed generally the financial aspects of the proposals. Counsel for Republic then discussed the tax and other aspects of the proposals and reviewed the principal legal issues involved in the forms of contract that had been submitted, and the board discussed these issues. The board then discussed the merits of each of the proposals and other alternatives available to Republic. The board unanimously authorized management to proceed with discussions with each of the parties submitting proposals to seek to improve their terms, subject to further approval by the board. The board expressly declared that no decision had been made with respect to any possible transaction or other course of action pursuant to such review of strategic alternatives or otherwise.

   Representatives of Republic continued their discussions and negotiations with Premier and separately with CXP from August 9 through 11, 2000 to resolve open legal issues on their respective proposals. During the course of those discussions and negotiations, CXP prepared and delivered to Republic a draft of its proposed form of letter agreement for a back-up or standby transaction, which, subject to certain conditions, provided that CXP and Republic would execute a merger agreement on substantially similar terms to the Premier merger agreement, but at a lower price equal to $17.50 per share, plus a pro rata share of any break-up fee received from Premier, if the Premier merger did not occur for specified reasons.

   Republic's board of directors held a special meeting commencing on August 10, 2000 to consider the proposed Premier and CXP agreements. The directors heard a detailed report by management on the current operations and prospects of Republic. Management also reported on the results of the negotiations to date with Premier, CXP and the other remaining participant in the process and the major remaining open issues in the Premier merger agreement and the CXP letter agreement. Management then again reviewed the strategic reasons for the proposed transactions and its view of the material considerations in favor of and against the proposed transactions. J.P. Morgan also reported on the process by which bids were obtained, the bids received, and the negotiations with the bidders and presented its analysis of the proposed Premier and CXP transactions, including the financial analysis performed in its evaluation of the consideration to be received by the stockholders of Republic. Counsel for Republic then reviewed for the board of directors the principal terms and provisions of the proposed merger agreement with Premier and of the proposed CXP letter agreement. Counsel also again advised the board with respect to the responsibilities of directors in reference to the proposed agreements with Premier and CXP. The meeting was recessed until the following morning, and discussions continued with Premier and CXP to resolve certain outstanding open issues.

   The special meeting continued the following morning, August 11, 2000. The open issues had been resolved with Premier and CXP, subject to approval by the board of directors, and a report on the resolution of such issues was given to the board, which then discussed the two possible transactions. J.P. Morgan delivered its oral opinion to the board of directors to the effect that the Premier merger was fair to the stockholders of Republic from a financial point of view and delivered a separate oral opinion that the transactions contemplated by the CXP letter agreement were also fair to the stockholders of Republic from a financial point of view. The board, after additional discussion, unanimously approved the merger agreement with Premier and the transactions contemplated thereby and also unanimously approved the CXP letter agreement as a back-up transaction. The board then approved certain amendments to its Rights Plan to permit the stockholder agreements to be executed and the Premier merger or the CXP transaction to occur, and adopted resolutions approving the Premier merger and CXP transaction for purposes of Section 203 of the Delaware Code, relating to voting and other requirements for interested party transactions, and for purposes of a "fair price" provision contained in Republic's certificate of incorporation.

   On August 11, 2000, Republic and Premier then executed and delivered the Premier merger agreement, and the directors and executive officers of Republic and Phil Simpson and some of his family members executed and delivered the Stockholder Agreements. Republic and CXP then executed and delivered the CXP letter agreement. A public announcement of the proposed transactions and the execution of such agreements was then made.

Republic's Reasons for the Merger; Recommendation of the Board of Directors

   The board of directors of Republic has unanimously approved the merger and declared its advisability, and believes that the merger is fair to and in the best interests of Republic and its stockholders. The board of directors unanimously recommends that Republic's stockholders vote "FOR" the adoption of the merger agreement. In reaching its determination to recommend the merger agreement, the board of directors considered a number of factors, including the following:

  . The board of directors considered the $19.00 value to be received by Republic's stockholders in the merger in cash. The board considered the historical market prices and trading information for Republic's common stock, the price per share offered by Premier, and the fact that the price of $19.00 per share payable in the merger represents a significant premium over the market prices for

     Republic's common stock prior to Republic's announcement that it had engaged J.P. Morgan to assist it in exploring strategic alternatives to enhance stockholder value. In particular, the $19.00 per share price then represented a premium of 43.5% over the average closing price for the preceding 52 weeks.

  . The board of directors considered that the $19.00 per share cash consideration in the Premier merger agreement represents the highest offer received after a bidding process designed to elicit proposals to acquire Republic from the industry participants believed by management and its financial adviser to be the most likely to place a high value on Republic and who had access to substantial due diligence information.

  . The board also considered the oral opinion of J.P. Morgan, subsequently confirmed in writing by J.P. Morgan, that the consideration to be provided in the merger to the holders of Republic's common stock is fair to such holders from a financial point of view. The board also considered the related financial analyses performed by J.P. Morgan as described below under "Opinion of Republic's Financial Advisor," and considered the amount and structure of the compensation arrangements with J.P. Morgan.

  . The board of directors considered the recommendation of Republic's management in favor of the merger as well as information provided by management regarding Republic's recent financial performance, financial condition, business and prospects.

  . The board of directors considered the current market and operating environment for Republic's gypsum wallboard and recycled paper businesses, including industry trends toward consolidation. The board also considered the potential risks and benefits of continuing to operate as an independent company in this market and operating environment, the current operations at Republic's facilities and the prospects for achieving "commercial production" under the Hardie paperboard supply agreement. The board also considered Republic's capital structure and the management, financial and technical resources available at Republic to deal with these matters.

  . The board of directors considered the terms and conditions of the merger agreement, including, particularly, the existence and amount of the liquidated damages provision in favor of Republic, the letter of credit supporting Premier's obligations under that provision, and the circumstances under which the liquidated damages would be payable to Republic. The board also considered the conditions to the obligations of the parties to consummate the merger (including the absence of a financing condition to Premier's obligations) and the termination provisions available to the parties.

  . The board also considered the restrictions in the merger agreement with respect to solicitation by Republic of third party proposals, the circumstances under which the board of directors could elect to pursue another acquisition proposal instead of the merger, the amount of the $10 million termination fee in favor of Premier and the circumstances under which it would become payable by Republic. The board recognized that the provisions limiting Republic from soliciting or encouraging alternative proposals and the termination fee and other provisions limiting termination of the merger agreement by Republic could decrease the likelihood that a third party would offer to acquire Republic. However, the board believed that such provisions would not be likely to preclude an interested party from making a superior proposal to Republic. The board also considered that the negotiations with Premier indicated that in order to procure a substantial liquidated damages provision, which the board felt was critical to its approval of the merger agreement, Republic would have to offer in exchange a substantial termination fee approaching in size the amount of liquidated damages Premier would potentially be obligated to pay. In that connection the board also considered that the industry parties it believed most likely to be in a position to pay the highest consideration had had an opportunity to participate in the bidding process, and that the proposal from Premier represented the greatest value, despite efforts by Republic and its advisors to increase the bids of other participants in the process to or above the level of the proposal received from Premier.

  . The board considered the fixed nature of the cash consideration payable in the Premier merger, the certainty of value it provided to Republic's stockholders, and the fact that it would not be adjusted in the event of changes in the market price of Republic's common stock as might be the case in a transaction offering stock as the form of consideration. The board also considered that a cash transaction would have the effect of precluding Republic's stockholders from participating in the future growth of Republic's businesses by retaining an equity interest in the merged entity.

  . The board of directors considered the fact that Premier was a newly organized entity with very limited assets and that the consideration to be paid to stockholders would come largely from borrowings by Premier. In that connection the board also considered that ICA, Premier's advisor, had successfully structured, financed and completed a number of transactions similar to the merger and that the merger agreement does not contain a financing condition. The board also considered the fact that Premier was willing to agree to a liquidated damages provision backed by an irrevocable standby letter of credit in the amount of $12 million should it be unable to consummate the transaction due to a lack of financing, a breach of its covenants in a material respect or its failure to close the merger if the conditions to its obligations to do so were satisfied.

  . The board of directors considered the possibility that the merger might not be consummated, and in that regard, considered the existence of the backup transaction with CXP, the circumstances under which CXP and Republic would be obligated to proceed with that transaction and the consideration payable in that transaction, including an amount equal to the value of any liquidated damages payment received from Premier should the Premier merger agreement be terminated under certain circumstances. In this connection, the board also considered the recommendation of Republic's management in favor of the CXP transaction if the Premier merger should not be consummated and the oral opinion of J.P. Morgan, subsequently confirmed in writing by J.P. Morgan, that the consideration that would be paid by CXP in the back-up transaction is fair, from a financial point of view, to the holders of Republic's common stock.

  . The board of directors considered the possible alternatives to a sale of Republic, including the prospects of continuing to operate Republic as an independent company and the sale of specific assets of Republic, the value to stockholders of such alternatives and the likelihood that any value from these alternatives would be recognized in Republic's stock prices.

  . The board of directors considered the potential disruption to Republic's business that might result from the announcement of the Premier merger, including the effect on employees, customers and suppliers.

  . The board of directors considered that the stockholders of Republic would be entitled to vote on the merger agreement and that appraisal rights would be available to stockholders of Republic under the applicable provisions of Delaware law.

  . The board of directors considered the tax consequences to stockholders of Republic.

  . The board of directors was also cognizant of the potential conflicts of interest resulting from the benefits that the directors and executive officers would receive in connection with the merger under various employee benefit arrangements, including the recently adopted Retention Bonus Plan as well as the existing Key Employee Continuation Plan. The board believed that the amounts potentially payable under these plans, as well as a result of the acceleration of existing outstanding stock options, were well within the norm for similar companies and transactions and that such programs were important in preserving employee morale, keeping Republic's work force intact and providing for a transition to a buyer.

   The foregoing discussion of the factors and information considered by the board of directors is not meant to be exhaustive, but the board believes that it includes all material factors considered by the board. The board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Rather the board considered its determination and recommendation as being based on the total information presented to and considered by it.

Opinion of Republic's Financial Advisor

   Pursuant to an engagement letter dated February 2, 1999 Republic retained J.P. Morgan to act as its exclusive financial advisor in connection with any sale, merger or business combination. At the Republic board meeting on August 11, 2000, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, to the board that as of that date and on the basis of and subject to the matters described in the opinion, the cash consideration of $19.00 per share, to be received by holders of Republic common stock in the proposed merger with Premier was fair, from a financial point of view, to such stockholders. The cash consideration to be paid to Republic's holders of common stock in the merger was determined through negotiations between the managements of Republic and Premier Trust. J.P. Morgan was not asked by, and did not recommend to, Republic that any specific amount constituted the appropriate amount of consideration to be paid in the merger.

   The full text of the written opinion of J.P. Morgan dated August 11, 2000, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement. J.P. Morgan has consented to the use of its written opinion in this Proxy Statement. No limitations were imposed by Republic on J.P. Morgan with respect to the investigations made or procedures followed by it in furnishing its opinion. Republic encourages you to read the opinion carefully and in its entirety.

   J.P. Morgan's opinion is addressed to the Republic board of directors, is directed only to the consideration to be received by holders of Republic common stock in the proposed merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed merger. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, J.P. Morgan reviewed, among other things:

  . the merger agreement and the stockholder agreements of certain holders of 27.3% in the aggregate of the Republic common stock;

  . the form of irrevocable letter of credit in the amount of $12 million furnished to Republic by Premier Trust to support certain of its obligations under the merger agreement;

  .  the confident letter relating to the financing contemplated by Premier
     Trust;

  . certain publicly available information concerning the business of Republic and of certain other companies engaged in businesses comparable to those of Republic, and the reported market prices for certain other companies' securities J.P. Morgan deemed comparable;

  . publicly available terms of certain transactions involving companies comparable to Republic and the consideration received for such companies;

  .  then-current and historical market prices of Republic common stock;

  . Republic's audited financial statements for the fiscal year ended June 30, 2000;

  . certain agreements with respect to Republic's outstanding indebtedness or obligations;

  . certain internal financial analyses and forecasts prepared by Republic and its management;

  . the letter agreement separately entered into by Republic and CXP relating to a proposed back-up business combination between them; and

  . the terms of various other business combinations that J.P. Morgan deemed relevant.

   In addition, J.P. Morgan has held separate discussions with certain members of the management of Republic and Premier Trust with respect to certain aspects of the proposed merger, and the past and current business operations of Republic, the financial condition and future prospects and operations of Republic, the effects of the proposed merger on the financial condition and future prospects of Republic, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. J.P. Morgan visited certain representative facilities of Republic, and reviewed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

   In giving its opinion, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to J.P. Morgan by Republic or Premier Trust or otherwise reviewed by J.P. Morgan, and has not assumed any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities of Republic, nor were any such valuations or appraisals provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Republic's management as to the expected future results of operations and financial condition to which such analyses or forecasts relate. J.P. Morgan also assumed that the proposed merger will have the tax consequences that are described in this Proxy Statement, and which were described to J.P. Morgan in its discussions with, as well as materials furnished by, representatives of Republic. J.P. Morgan further assumed that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this Proxy Statement. The projections furnished to J.P. Morgan were prepared by Republic's management. Republic does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

   J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan, as of August 11, 2000. Subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to Republic to update, revise or reaffirm its opinion.

   In accordance with customary investment banking practices, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by J.P. Morgan in connection with its opinion. This summary contains all material financial analyses, but is not a complete description of all of the analyses underlying J.P. Morgan's opinion.

   Historical Common Stock Performance. J.P. Morgan conducted an analysis of the historical closing price of Republic's common stock based on closing prices on the New York Stock Exchange relative to the performance of an index of comparable companies consisting of Armstrong Holdings Inc., Centex Construction Products, Inc., James Hardie Industries Limited, Johns Manville Corporation, Owens Corning Inc., USG Corporation and the Standard & Poor's 400 index over the time periods from August 7, 1997 to August 7, 2000. J.P. Morgan noted that Republic's common stock has performed in line with the index of comparable companies over the time period from August 6, 1999 to August 7, 2000. J.P. Morgan also observed that Republic's common stock has underperformed the S&P 400 over both observed time periods. Republic's 52 week trading performance ranged from a low of $7.69 to a high of $18.50 per share with an average price of $13.24 per share. Republic's three year trading performance ranged from a low of $7.69 to a high of $22.00 per share with an average of $16.51 per share. J.P. Morgan noted that Republic's stock price 5 days prior to the public announcement that it had hired J.P. Morgan to review strategic alternatives was $9.00 per share.

   Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Republic's common stock. J.P. Morgan reviewed three scenarios, which included management's current forecast which reflected management's latest estimates for fiscal 2001 and management's forecast for the fiscal years 2002 through 2008. In addition two other cases were analyzed, based on management's projections assuming changes in net gypsum selling price.

One case assumed a consistent $10 per thousand square foot decrease in the net selling price of gypsum for fiscal years 2001 through 2008 below management's current forecast. The other case assumed a consistent $10 per thousand square foot increase over management's current forecast.

   For each scenario, J.P. Morgan calculated the unlevered free cash flows that Republic is expected to generate during fiscal years 2001 through 2008. J.P. Morgan also calculated a range of terminal asset values of Republic at the end of fiscal 2008 based upon a range of EBITDA (earnings before interest, taxes, depreciation and amortization) terminal value multiples from 4.0x to 6.0x, which J.P. Morgan selected based upon Republic's historical performance. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.00% to 11.00%, which were chosen by J.P. Morgan based upon an analysis of Republic's weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for estimated July 31, 2000 excess cash, option exercise proceeds and total debt. Based on the projections and a range of discount rates from 10.00% to 11.00%, the discounted cash flow analysis of management's current forecast indicated a range of equity values of between $8.50 and $15.00 per share of Republic's common stock. Utilizing the scenario in which net gypsum selling prices were increased by $10 per thousand square feet per annum, the discounted cash flow analysis indicated a range between $12.50 and $20.50 per share of Republic's common stock. Utilizing the scenario in which net gypsum selling prices were decreased by $10 per thousand square feet per annum, the discounted cash flow analysis indicated a range between $4.00 and $10.00 per share of Republic's common stock. Each of these scenarios was used to develop a range of values for Republic on a stand-alone basis.

   Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data, ratios and multiples of Republic with similar data, ratios and multiples for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Republic.

   The companies selected by J.P. Morgan were:

   Armstrong World Industries, Inc.
   Caraustar Industries Inc.
   Centex Construction Products, Inc. (CXP)
   James Hardie Industries Limited
   Owens Corning Inc.
   Rock-Tenn Co.
   Sonoco Products
   USG Corporation

   The public trading analysis for all of these companies was based on publicly available information for the twelve months ended March 31, 2000 except for James Hardie whose information for the twelve months ended December 31, 1999 was used. In addition, J.P. Morgan derived estimates of EBITDA and net income for calendar year 2000 and 2001 from public equity analyst estimates. The analysis produced a range of multiples for firm value (which J.P. Morgan defined for purposes of its analyses as market value of common equity and preferred stock as of August 7, 2000 plus latest reported debt, net of cash and marketable securities and minority interests) over various estimated financial benchmarks, including sales and EBITDA, and for the market value of common equity (price) over net income (the price-to-net income (earnings) multiple or P/E ratio). The analysis indicated firm value to last twelve months EBITDA multiples ranging from 1.7x to 6.3x and firm value to projected 2000 EBITDA ranging from 1.9x to 7.7x. The analysis also indicated 2000 P/E ratios ranging from 4.3x to 14.3x and 2001 P/E ratios ranging from 5.5x to 15.1x.

   Comparable Transactions Analysis. Using publicly available information, J.P. Morgan examined selected transactions in the building products and recycled paperboard industries having a transaction value of less than $750 million.

   Specifically, J.P. Morgan reviewed the following transactions:

   Acquirer                  Target                                      Year
   --------                  ------                                      ----
   CSR Limited               Florida Crushed Stone                       2000
   CSR Limited               American Limestone                          2000
   BPB plc                   Celotex Corporation (selected assets)       2000
   Masco Corporation         Masterchem Corporation (Williams plc)       2000
   Gilde Investment          Armstrong Insulation                        2000
   CRH plc                   Shelly Company                              2000
   Cementos Portland         Giant Cement                                1999
   CRH plc                   Scancem Subsidiaries                        1999
   Onex Corp.                ABCO                                        1999
   Caraustar Industries Inc. Sprague Mill (International Paper)*         1999
   Louisiana-Pacific         ABT Building Products                       1999
   Martin Marietta Materials Redland Stone Products                      1998
   GE Investments            Atrium Companies                            1998
   Shaw Industries, Inc.     Queen Carpets                               1998
   Lafarge Corp.             Redland NA assets                           1998
   Nortek Inc.               NuTone (Williams)                           1998
   NCI Building Systems      MBCI (BTR)                                  1998
   Rock-Tenn Co.             Waldorf*                                    1997
   Caraustar Industries Inc. Tenneco Inc. (recycled paperboard mills)*   1996
   Republic                  Halltown Paperboard*                        1995
   Caraustar Industries Inc. Manchester Board*                           1993
   Rock-Tenn Co.             Specialty Paperboard*                       1991

--------
*  Indicates that the target is a recycled paperboard manufacturer.

   J.P. Morgan calculated a range of multiples of firm value to EBITDA (for the twelve month periods prior to the respective transaction announcements) implied in these transactions. J.P. Morgan noted that the range of EBITDA multiples implied by these transactions ranged from 4.5x to 10.1x. J.P. Morgan observed that the multiples were impacted by the timing of each transaction due to the cyclicality of the building products and paperboard industries. As a result, J.P. Morgan calculated that based on a more representative multiple range of 6.0x to 7.5x average EBITDA for the period 1993--2000E and assuming a value for the Lawton mill based on its construction costs, the implied equity value was between $12.00 and $18.00 per share for Republic's common stock.

   The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that you must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these projections and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, neither Republic nor J.P. Morgan nor any other person assumes responsibility if future results are materially different from those forecasted.

   J.P. Morgan is an internationally recognized investment bank offering a full range of financial services including advisory, capital raising and risk management services globally. As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Republic selected J.P. Morgan to advise Republic with respect to the proposed merger and deliver an opinion to the Republic board on the basis of such experience and the firm's specific experience in the building products and broader industrial sectors and its familiarity with Republic.

   J.P. Morgan acted as financial advisor to Republic and the Republic board with respect to the proposed merger and the back-up transaction with CXP. The amount of fees to be paid to J.P. Morgan in connection with its engagement was negotiated with Republic and set forth in its engagement letter. J.P. Morgan will receive a total fee of approximately $4.9 million upon closing of the proposed merger. In addition, Republic has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

   J.P. Morgan acted as underwriter to Republic in respect of an offering of its debt securities in July 1998 for which J.P. Morgan received customary compensation. In addition, on August 11, 2000 J.P. Morgan issued to the Republic board of directors a separate opinion addressing its views with respect to the back-up CXP transaction. J.P. Morgan has no other financial advisory or other relationships with Republic, Premier Trust (or any of its affiliates) or CXP. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Republic or CXP for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Structure of the Merger

   Pursuant to the merger agreement, at the effective time of the merger, Premier Acquisition Corp. will merge into Republic, and Premier Acquisition Corp. will cease to exist. Following the effective time of the merger, Republic will be the surviving corporation and will become a wholly owned subsidiary of Premier Trust.

   The effective time of the merger will be at the time a certificate of merger is filed with the Delaware Secretary of State, which is expected to occur after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. See "The Merger--Conditions Precedent."

   The merger will have the effect provided by Delaware law. Specifically, at the effective time of the merger, all of the property, rights, privileges, powers and franchises of Republic and Premier Acquisition Corp. will be vested in the surviving corporation, and all of the debts, liabilities and duties of Republic and Premier Acquisition Corp. will become the debts, liabilities and duties of the surviving corporation.

Merger Consideration

   At the effective time of the merger, by virtue of the merger and without any separate action on the part of any stockholder, each issued and outstanding share of Republic common stock (including the common stock share purchase right under Republic's Amended and Restated Rights Plan, as amended, associated with each outstanding share) held by Republic stockholders will be canceled and converted into the right to receive $19.00 in cash, without interest, except for treasury shares and shares as to which dissenters' rights are perfected by a dissenting stockholder.

   At the effective time of the merger, all existing shares of Republic common stock will cease to be outstanding, will automatically be canceled and will cease to exist. At the effective time of the merger, all of Republic's treasury shares will automatically be canceled and will cease to exist. Each holder of Republic common stock other than holders who properly exercise their dissenters' rights under Delaware law will cease to have any rights with respect to those shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement.

   At the effective time of the merger, each share of capital stock of Premier Acquisition Corp. issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

   No dissenting stockholder will be entitled to any portion of the merger consideration unless and until the dissenting stockholder fails to perfect or otherwise effectively withdraws or loses his or her dissenter's rights under Delaware law. Shares of Republic common stock as to which dissenters' rights have been exercised will be treated in accordance with Section 262 of the Delaware General Corporation Law. Any shares of Republic common stock held by a dissenting stockholder who fails to perfect, or who otherwise effectively withdraws or loses, his or her dissenter's rights with respect to those shares will be treated as though they had been converted as of the effective date of the merger into the right to receive the merger consideration set forth above. See "Dissenters' Rights."

Treatment of Stock Options

   At or immediately prior to the effective time of the merger, each employee or director stock option to purchase Republic common stock that is outstanding under any stock option or compensation plan or arrangement of Republic will be canceled. Each holder of such an option with a per share exercise price less than $19.00 will be entitled to receive, for each share subject to such option, an amount in cash equal to the difference between $19.00 and the per share exercise price of such option, subject to any applicable withholding tax. A holder of an option will not receive any consideration for that option if the per share exercise price for such option equals or exceeds $19.00.

Amendment and Termination of Rights Agreement

   Republic's Amended and Restated Rights Agreement was amended to provide that as a result of the merger agreement, the stockholder agreements or other related documents or the transactions contemplated by such agreements and documents:

  .  none of Premier and its affiliates will be deemed to be an "Acquiring
     Person,"

  .  no "Distribution Date" will be deemed to have occurred,

  .  no "Stock Acquisition Date" will be deemed to have occurred, and

  .  no holder of rights will be entitled to any benefits,

under the Amended and Restated Rights Agreement. However, this amendment will terminate if Premier and its affiliates become the beneficial owners of 15% or more of Republic's outstanding stock in a manner other than as provided for in the merger agreement or stockholder agreements. The Amended and Restated Rights Agreement was also amended to provide that it will terminate as of the effective time of the merger, immediately after conversion of Republic's common stock (and associated rights) into the right to receive cash pursuant to the merger agreement.

Management

   The directors of Premier Acquisition Corp. immediately prior to the effective time of the merger will be the directors of the surviving corporation and shall serve until their respective successors are duly elected. The current officers of Republic will become the initial officers of the surviving corporation. However, it is likely that, upon consummation of the merger, new officers will be appointed to the surviving corporation.

Certificate of Incorporation and Bylaws

   The certificate of incorporation and bylaws of Premier Acquisition Corp. will be the certificate of incorporation and bylaws of the surviving corporation until duly amended in accordance with applicable law, except that the name of the surviving corporation will continue to be Republic Group Incorporated and the provisions of Republic's certificate of incorporation and bylaws relating to indemnification of officers and directors shall replace in their entirety the comparable provisions in the certificate of incorporation and bylaws of Premier Acquisition Corp. See "The Merger--Indemnification of Officers and Directors."

SEC Filings and Public Reports

   If the merger is consummated, and subject to some Republic contractual obligations (including those under the indenture for its senior subordinated notes), Republic may elect not to continue filing periodic reports under the Securities Exchange Act of 1934, including the filing of annual reports on Form 10-K, quarterly reports on Form 10-Q, and other nonperiodic reports, such as Forms 8-K, or continue complying with the proxy rules under the Securities Exchange Act. In the event that Republic elects not to continue making filings under the Securities Exchange Act, officers and directors and beneficial owners of 10% of the common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Securities Exchange Act.

Stockholder Agreements

   In connection with the execution of the merger agreement, Republic's executive officers and directors, including the Chairman, Phil Simpson, and some members of Mr. Simpson's family, entered into stockholder agreements with Premier Trust. The form of stockholder agreement is attached to this Proxy Statement as Appendix B. Based on the number of shares of Republic common stock outstanding on September 21, 2000, the executive officers, directors and other individuals that signed stockholder agreements beneficially own approximately 27.3% of Republic's outstanding common stock. Each stockholder agreement provides, among other things, that all shares of Republic common stock beneficially owned by the applicable signatory will be voted:

  . in favor of the merger, the merger agreement and the transactions contemplated by it;

  . against any takeover proposal or any agreement, arrangement or transaction relating to any takeover proposal; and

  . against any other action or agreement that is inconsistent with the merger agreement or the transactions contemplated thereby or that is reasonably likely:

    -- to interfere with or postpone the merger or the other transactions contemplated by the merger agreement,

    -- to result in a breach of any agreement, representation or warranty of Republic under the merger agreement, or

    -- to cause any of the conditions to the obligations of the parties under the merger agreement not to be fulfilled.

   Under the stockholder agreements, each person signing an agreement has granted to some officers of Premier Acquisition Corp. a proxy to vote that person's shares in respect of the foregoing matters. The persons signing stockholder agreements are also restricted from taking any action that if taken by Republic would be prohibited under the provisions of the merger agreement described under "The Merger --No Solicitation."

Finally, the stockholder agreements prohibit the persons bound by their terms from disposing of or otherwise encumbering or entering into any other voting arrangement with respect to the shares covered by the agreements. The stockholder agreements terminate if the merger agreement is terminated prior to consummation in accordance with its terms. Thus, if Republic's board of directors exercises its right under the merger agreement to terminate the merger agreement and to approve a superior proposal, the persons who signed stockholder agreements will not be bound to vote for the merger agreement and may vote in favor of the superior proposal. See "The Merger--No Solicitation."

Interests of Certain Persons in the Merger

   In considering the recommendation of our board of directors with respect to the merger, you should be aware that the directors and executive officers of Republic have some interests in the merger that may be different from, or in addition to, your interests. Our board of directors was aware of these interests and considered them, among other factors, in approving the merger. These interests are summarized below.

   General. In connection with its decision to commence an exploration of strategic alternatives to enhance stockholder value, the board of directors recognized that that process would be potentially disruptive to its employees, would place significant additional burdens upon them, would create uncertainties among them as to their future employment and could adversely affect morale at a critical time for Republic. Many of such employees would potentially have other opportunities for employment and might be recruited by other employers. In order to increase the likelihood that key employees would remain with Republic during the process of exploring strategic alternatives and, if a transaction were to result from that exploration, would be available to a successor during a transition period after consummation of that transaction, the board of directors adopted a retention bonus plan for executive officers and key management employees and a retention bonus program for some non-executive employees, amended an existing severance plan, and amended the change of control definitions in several of its employee benefit plans to cover a consensual transaction, like the merger.

   Retention Bonus Plan. The retention bonus plan was adopted effective June 6, 2000 and provides that participants will receive bonuses, provided they remain in the employ of Republic through the completion of a change of control, such as the merger, and for a six-month period thereafter. The retention bonus is payable in two installments, 50% upon the date of a change of control, and the remaining 50% upon the date that is six months following a change of control. Payment of the retention bonus is accelerated upon the involuntary termination of employment of such employee by Republic or a successor for any reason other than for cause, or the employee's resignation for good reason.

   Twenty-seven employees have been selected to participate in the retention bonus plan, and the total bonuses equal approximately $2.7 million. The retention bonus payments for the chief executive officer and the next four most highly compensated executive officers are estimated to be as follows:

           Phil Simpson.............................      -0-
           Doyle R. Ramsey.......................... $382,000
           Geary D. Cribbs.......................... $247,500
           Todd T. Brown............................ $162,000
           Lon D. Lewis............................. $163,000

   Key Employee Continuation Plan. The key employee continuation plan, adopted by Republic in 1990, was amended effective June 15, 2000 to change the definition of change of control to cover consensual transactions like the merger and to provide for the 50% offset discussed below. Each of Republic's executive officers is a participant. The key employee continuation plan provides for a severance payment to a participant if his employment terminates (other than for cause, disability, death, retirement or voluntary resignation) within a period of one year following a change of control. The severance payment will equal the employee's average annual cash compensation for the five years preceding the change of control, multiplied by a termination factor established by the board of directors between 100% and 150%. If a participant in the key employee continuation plan is also a participant in the retention bonus plan, the amount of the severance payment is reduced by 50% of the retention bonus under the retention bonus plan.

   The maximum payments under the key employee continuation plan are estimated at $700,000 if the employment of all participants were terminated under circumstances triggering the payments and they had already received full bonuses under the retention bonus plan. Individual payments, after giving effect to the 50% offset, for the chief executive officer and the next four most highly compensated executive officers are estimated to be as follows:

           Phil Simpson..............................     -0-
           Doyle R. Ramsey........................... $65,687
           Geary D. Cribbs........................... $61,811
           Todd T. Brown............................. $86,366
           Lon D. Lewis.............................. $99,806

   Stock Options. As of September 21, 2000, the executive officers and directors of Republic held options to purchase an aggregate of 421,700 shares of Republic common stock, of which 175,129 were immediately exercisable. The merger will result in the acceleration of the exercisability of the remainder of such options, and, upon the consummation of the merger, each option holder will be entitled to receive, for each share subject to such an option with a per share exercise price of less than $19.00, an amount in cash equal to the difference between $19.00 and the per share exercise price of such option, less any applicable withholding tax. A holder of an option will not receive any consideration for that option if the per share exercise price for such option equals or exceeds $19.00. Of the 421,700 shares subject to options held by Republic's executive officers and directors on September 21, 2000, 411,159 are at exercise prices below $19.00 per share, and based upon our expectation that the merger will be completed in mid-November, the merger would accelerate the exercisability of options covering 163,525 of those shares. See "The Merger-- Treatment of Stock Options."

   The following table sets forth for the chief executive officer and for the next four most highly compensated executive officers of Republic the number of shares covered by options with a per share exercise price below $19.00, and the amount such person will receive as a result of the merger with respect to such options.

                                         Number of Shares
                                        Covered by Options Amount to be Received
                                          with Exercise        in Respect of
                                           Price below     such Options Pursuant
   Name                                      $19.00*          to the Merger*
   ----                                 ------------------ ---------------------
   Phil Simpson........................       61,959             $165,940
   Doyle R. Ramsey.....................       85,850             $129,151
   Geary D. Cribbs.....................       36,800             $110,077
   Todd T. Brown.......................       26,800             $ 81,952
   Lon D. Lewis........................       23,400             $ 54,874

--------

* Of such shares, the number of option shares the exercisability of which will be accelerated as a result of the merger and amounts payable in respect to such accelerated options as a result of the merger are: Phil Simpson--30,000 shares/$55,209; Doyle R. Ramsey--53,250 shares/$70,375; Geary D. Cribbs-- 15,250 shares/$35,250; Todd T. Brown--9,000 shares/$19,313; and Lon D.
   Lewis--9,000 shares/$19,313.

   Non-Employee Director's Retirement Compensation Arrangement. Non-employee directors of Republic who have served on the board of directors for three or more years will be paid a lump sum retirement payment 180 days after their service on the board of directors terminates. Pursuant to the terms of the merger agreement, each of the directors will be replaced at the effective time of the merger, and will be entitled to receive a retirement payment. The total retirement payments are estimated to aggregate $177,500.

   Indemnification and Insurance. Pursuant to the merger agreement, the indemnification provisions of Republic's certificate of incorporation and bylaws will be included in the certificate of incorporation and bylaws of the surviving corporation. The merger agreement provides that the surviving corporation (and any successor) will for a period of six years after the effective time of the merger indemnify present and former directors and officers of Republic and its subsidiaries to the fullest extent permitted under the Delaware General Corporation Law and such provisions of the certificate of incorporation and bylaws for matters arising prior to or at the effective time of the merger, including any claim based upon the merger agreement or the transactions contemplated by it. The merger agreement also generally requires the surviving corporation to maintain Republic's existing directors' and officers' liability insurance policy for a period of not less than six years after the merger. See "The Merger--Indemnification of Officers and Directors."

Financing

   On August 15, 2000, Premier Trust received a commitment letter for a term loan of up to $550 million from Utrecht-America Finance Co. to be used to complete the merger of Republic, including the repayment of outstanding Republic debt. The commitment is conditioned on the completion of the loan documents. The term loan is expected to be secured by the assets of Republic and to contain representations, warranties, covenants, events of default and other terms that are customary for a transaction of this type. The merger agreement is not subject to Premier Trust and Premier Acquisition Corp. obtaining financing as a condition to closing. However, Republic has the right to terminate the merger agreement if any of the conditions to Premier Trust obtaining funds necessary to pay the merger consideration in full remain unsatisfied 48 hours after Republic's stockholders have approved the merger agreement and the transactions contemplated therein and some other conditions are met. Upon such a termination and subject to some conditions, Republic would be entitled to recover liquidated damages in the amount of $12 million. See "The Merger--Termination" and "TheMerger--Termination Fees and Expenses."

Accounting Treatment

   The merger will be accounted for by Premier Trust as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Premier Trust in connection with the merger will be allocated to Republic's assets and liabilities based upon their fair values, with any excess being treated as goodwill.

Material Federal Income Tax Consequences

   The following discussion describes material United States federal income tax consequences relevant to the merger. The discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

   The receipt of cash in exchange for shares of Republic common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences may vary depending upon, among other things, your particular circumstances. In general, you will recognize a gain or loss for federal income tax purposes equal to the difference between the adjusted tax basis of your Republic common stock and the amount of cash received in exchange for your Republic common stock in the merger. Such gain or loss generally will be:

  . calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to the merger;

  . a capital gain or loss if the Republic common stock is a capital asset of yours; and

  . a long-term gain or loss if the holding period for your Republic common stock is more than one year at the effective time of the merger.

   Your receipt of cash pursuant to the merger may be subject to backup withholding at the rate of 31% unless you provide a certified taxpayer identification number on Form W-9 and you otherwise comply with the backup withholding rules or demonstrate an exemption from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be credited against your federal income tax liability subject to the withholding.

   The foregoing discussion does not address all aspects of federal income taxation that may be relevant to you and may not apply to you if you:

  . acquired your Republic common stock pursuant to the exercise of employee stock options or other compensation arrangements with Republic;

  .  are not a citizen or resident of the United States;

  .  exercise your dissenters' rights under Delaware law; or

  . are subject to special tax treatment under the Internal Revenue Code (such as if you are a dealer in securities, a tax-exempt entity, an insurance company, another financial institution, or a regulated investment company or you hold your shares as part of a hedge, straddle, conversion or other special transaction).

   This tax discussion is for your general information only. Due to the individual nature of tax consequences, you are strongly urged to consult with your tax advisor as to the specific tax consequences of the merger to you, including the effects of applicable state, local or foreign income or other tax laws or federal tax laws other than those pertaining to income tax.

Antitrust Matters

   The consummation of the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder. The HSR Act provides that some acquisition transactions may not be consummated until some information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until the applicable waiting period has been terminated or has expired. Early termination of the applicable waiting period under the HSR Act was granted on September 20, 2000.

   The expiration or termination of the HSR Act waiting period does not preclude the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state from challenging the merger on antitrust grounds either before or after the waiting period has expired or been terminated. Accordingly, at any time before or after the effective time of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or some other persons, including private parties, could take action under the antitrust laws. Such action could include seeking to enjoin the merger.

   Based on information available to them, Republic, Premier Trust and Premier Acquisition Corp. believe the merger can be effected in compliance with federal and state antitrust laws. We cannot assure you, however, that a challenge to the merger will not be made or that, if such a challenge is made, Republic, Premier Trust and Premier Acquisition Corp. will prevail.

Procedures for Exchange of Certificates

   Promptly after the effective time, Premier Trust will deposit with UMB Bank, N.A., who has been selected as the paying agent in connection with the merger, for the benefit of the holders of shares of Republic common stock, cash in such amounts and at times as is necessary for the prompt payment of the merger consideration in exchange for outstanding shares of Republic common stock. As soon as reasonably practicable after the effective time, the paying agent will mail a letter of transmittal to former stockholders of Republic. The letter of transmittal will be accompanied by instructions with respect to the surrender of stock certificates formerly representing shares of Republic common stock to be exchanged in the merger. Stockholders should not return stock certificates with the enclosed proxy card.

   Upon the surrender of each certificate by Republic stockholders together with a duly completed letter of transmittal and such other documents as the paying agent may request, the holder of such certificate will be entitled to receive in exchange for each share of Republic common stock represented by such certificate cash in an amount equal to the merger consideration, without interest, after giving effect to any required withholding tax. Any surrendered certificate will be canceled.

   At or after the effective time, no transfers of Republic common stock will be permitted on the stock transfer books of the surviving corporation. The instructions accompanying the letter of transmittal will include instructions for exchanging shares that have been transferred but not reflected in Republic's stock transfer records.

   Any portion of the exchange fund that remains undistributed to former stockholders of Republic for nine months after the effective time will be delivered to the surviving corporation. After that time, a holder of a certificate representing Republic common stock may look only to the surviving corporation for payment of the merger consideration.

   Any amounts unclaimed by former stockholders of Republic three years after the effective time (or such earlier date that such amounts would otherwise escheat to any governmental authority) shall become, to the extent permitted by law, the property of the surviving corporation free and clear of any claims or interests of former stockholders of Republic or any other person previously entitled to such amounts.

   None of Premier Trust, the surviving corporation or the paying agent will be liable to any holder of shares of Republic common stock or any other person in respect of any amount paid to a public official under any applicable abandoned property, escheat or similar law.

Provisions of the Merger Agreement

   The following sections of the Proxy Statement summarize material provisions of the merger agreement that are not discussed above. The summary of the merger agreement contained in this Proxy Statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this Proxy Statement. You are urged to review the merger agreement carefully and in its entirety.

Representations and Warranties

   The merger agreement contains customary representations and warranties by Republic, Premier Trust and Premier Acquisition Corp. These representations and warranties relate, among other things, to:

  . the organization, standing, power and qualification of Republic, its subsidiaries, Premier Trust and Premier Acquisition Corp.;

  .  the capital structure of Republic;

  . each of Republic's, Premier Trust's and Premier Acquisition Corp.'s authority to enter into, and the noncontravention of its organizational documents, other agreements and documents and applicable legal requirements upon the execution of, the merger agreement;

  . documents filed by Republic with the Securities and Exchange Commission and other regulatory entities, including this Proxy Statement, and the accuracy of information contained therein;

  . Republic's financial statements and the absence of undisclosed material liabilities with respect to Republic;

  . the absence of some material changes or events with respect to Republic since June 30, 2000;

  . Republic's material compliance with applicable laws and the absence of material undisclosed litigation;

  . matters relating to Republic's benefit plans and its material compliance with the Employee Retirement Income Security Act of 1974, as amended;

  .  Republic's tax matters;

  . the vote required by the stockholders of Republic in connection with the merger agreement; and the nonapplicability of both Section 203 of the Delaware General Corporation Law, dealing with transactions with some interested stockholders, and the "fair price" provisions of Republic's Second Restated Certificate of Incorporation;

  . the amendment of Republic's Amended and Restated Rights Agreement to prevent the merger agreement, the stockholder agreements and related agreements and transactions from triggering some provisions of the Amended and Restated Rights Agreement;

  . the engagement by Republic and Premier Trust of, and payment of fees to, brokers, investment bankers, finders and financial advisors in connection with the transactions contemplated by the merger agreement;

  . the approval by Republic's board of directors of the merger, the merger agreement, the stockholder agreements and the transactions contemplated thereby;

  . the unanimous recommendation by Republic's board of directors that Republic's stockholders approve the merger agreement and the transactions contemplated therein;

  . the absence of defaults by Republic under its organizational documents, its material agreements and applicable legal requirements;

  .  environmental matters affecting Republic;

  .  some of Republic's material contracts and indebtedness;

  .  Republic's intellectual property matters;

  .  some labor agreements and material labor disputes of Republic;

  . the title to Republic's real and personal property and the validity of any leases to which Republic is or its subsidiaries are a party;

  .  Republic's insurance matters;

  .  transactions by Republic with its affiliates;

  .  the opinion of J.P. Morgan;

  .  the nonapplicability of state takeover statutes;

  . the availability and existence of financing sufficient for Premier Trust to fund the transactions contemplated by the merger agreement; and

  . the absence of business activities by Premier Trust and Premier Acquisition Corp. prior to the transactions contemplated in the merger agreement.

Covenants

   Pursuant to the merger agreement, Republic has agreed that, except as consented to by Premier Trust, during the period from the date of the merger agreement to the effective time of the merger, Republic will carry on its business in the ordinary course consistent with past practice. To the extent consistent with the previous sentence, Republic will use reasonable best efforts to preserve intact its and its subsidiaries' business, to keep the services of its current officers and other employees available and to preserve relationships with persons having business dealings with Republic.

   More specifically, the merger agreement provides that, prior to the effective time of the merger, Republic and its subsidiaries generally will not:

  . declare or pay dividends, other than dividends by a subsidiary to its parent, or recapitalize, or purchase or redeem its capital shares;

  . issue, sell or encumber any shares of capital stock or other voting securities or any options to acquire any shares of capital stock, other than the issuance of shares of Republic common stock upon the exercise of outstanding options;

  .  amend its organizational documents;

  . merge with any person or acquire any interest in the material assets of another person;

  .  sell, lease or encumber any material assets;

  . issue or sell any debt securities or incur or guarantee any indebtedness other than borrowings for working capital or general corporate purposes under Republic's existing credit agreement;

  . make any loans or capital contributions to, or investments in, any other person;

  . subject to some notice requirements, enter into capital commitments of more than $250,000 individually or $3 million in the aggregate, unless Republic was contractually bound to make such commitment at the time the merger agreement was signed and except for reasonable emergency expenditures of no greater than $80,000;

  . make any tax election, settle or compromise any material tax liability or take any action with respect to the computation of taxes or the preparation of tax returns that is inconsistent with past practice;

  . adopt, enter into or amend any employee benefit plan or increase any compensation or bonus opportunity of any employee or officer, except for changes in the ordinary course of business consistent with past practice, or grant additional equity-based compensation to officers or employees;

  . enter into any contract involving the payment or receipt of more than $300,000 or alter or terminate any material contract;

  . pay, settle or discharge material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

  .  settle any material litigation or proceeding;

  .  fail to maintain appropriate insurance;

  . fail to maintain in force all material permits or dispose of any rights under such permits;

  . make any change to its accounting methods or practices, except as may be required by generally accepted accounting principles;

  .  commit or agree to do any of the foregoing; or

  . take any action that could reasonably be expected to result in any of its representations and warranties becoming untrue or any of the conditions to the parties' obligations not being satisfied.

   The merger agreement also contains several affirmative covenants with which Republic must comply. Among other things, Republic must:

  . obtain consents from its option holders and amend its option plans as necessary to cancel the options and permit cash to be paid in lieu thereof pursuant to the merger;

  . take all necessary actions to amend its Rights Agreement to prevent its provisions from being triggered by the merger and to terminate the Rights Agreement as of the effective time of the merger, and not amend the Rights Agreement without the prior written consent of Premier Trust;

  . suspend or terminate the purchases of its common stock under its Dividend Reinvestment Plan and Employee Stock Purchase Plan;

  . subject to the fiduciary duty of the board of directors of Republic, recommend that the stockholders approve the merger agreement and the transactions it contemplates and to use reasonable efforts to obtain approval and adoption of the merger agreement and transactions it contemplates;

  . provide Premier Trust and its representatives with reasonable access to Republic's records, personnel and property and with copies of any documents filed pursuant to federal or state securities laws and such other information about its business as Premier Trust may reasonably request;

  . consult with Premier Trust before issuing any press release or other public statement regarding the merger;

  . use its reasonable best efforts to take all actions necessary or advisable to consummate the merger, including obtaining all necessary governmental approvals making all necessary filings with governmental bodies and obtaining all necessary approvals from third parties, defending legal proceedings challenging the merger, ensuring that state anti-takeover statutes do not apply to the merger or that the merger may be consummated under such statute;

  . update the disclosure schedules previously delivered to Premier pursuant to the merger agreement as events occur that, if known at the date of the merger agreement, would have been required to be reflected on the original disclosure schedules, but such additional information is not to be considered for purposes of determining whether the condition to Premier's obligations under the merger agreement relating to the continued accuracy of Republic's representations and warranties has been satisfied except where not material to Republic and its subsidiaries as a whole; and

  . allow Premier Trust to participate in the defense or settlement of any stockholder litigation.

   The merger agreement provides that the surviving corporation will honor all of Republic's obligations under its existing bank credit agreement and indenture for its senior subordinated notes, including making a change of control offer for its senior subordinated notes to the extent the offer is required by the indenture.

   The merger agreement also provides that Premier Trust will:

  . provide, and cause the surviving corporation to provide, for a period of no less than one year after consummation of the merger, employee pension and welfare plans (other than equity-based plans) for the benefit of employees of Republic that, in the aggregate, are not materially less favorable than those currently available to Republic's employees;

  . provide for credit for service for determining eligibility to participate in, and rights to nonforfeitable benefits under, such plans; and

  . waive pre-existing conditions and waiting periods under welfare plans made available to employees and former employees to the extent satisfied under Republic's plans and credit deductibles and co-payments.

   The merger agreement also provides that Republic and Premier Trust will cooperate with respect to press releases and public announcements relating to the transactions contemplated by the merger agreement and will each notify the other if:

  . its representations and warranties in the merger agreement become untrue or inaccurate;

  . it fails to comply with or satisfy any agreement or condition to be complied with or satisfied by it under the merger agreement; or

  . there is any change or event having, or which could reasonable be expected to have, a material adverse effect on it, on the truth of its representations or warranties or on the ability of the conditions of the parties to be satisfied.

No Solicitation

   The merger agreements contains a number of provisions that are designed to curtail Republic's ability to solicit takeover proposals from, or discuss takeover proposals with, third parties. A takeover proposal means any inquiry, proposal or offer relating to any of the following:

  . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Republic or any of its subsidiaries;

  . the acquisition of 15% or more of the assets of Republic and its subsidiaries;

  . the acquisition of 15% or more of any class of equity securities of Republic or any of its subsidiaries; or

  . a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Republic or any of its subsidiaries.

   Under the merger agreement, a superior proposal means a bona fide written takeover proposal made by a third party on terms the board of directors determines in its good faith judgment, after consultation with its financial advisors and after taking into account all the terms and conditions of the proposal,

  .  provides greater value to Republic's stockholders than the merger; and

  . for which financing, to the extent required, is then committed or which the board of directors has reasonably determined can be obtained by such third party.

   The merger agreement provides that Republic will not, and will not permit any of its subsidiaries to nor will it authorize or permit its officers, directors or employees or any representative retained by it or any of its subsidiaries to, directly or indirectly:

  . solicit or initiate (including by means of furnishing information), or take any other action designed and intended to facilitate or encourage, any inquiries or the making of any takeover proposal;

  . participate or engage in any discussions or negotiations regarding any takeover proposal; or

  . disclose any nonpublic information relating to Republic or any of its subsidiaries to any person.

However, if Republic's board of directors determines in good faith after consultation with its legal counsel that it is necessary to do so in order to comply with its fiduciary duties to Republic's stockholders under applicable law and after consultation with its financial advisors, that the takeover proposal, if consummated, would be a superior proposal, then Republic may in response to a bona fide written takeover proposal not solicited by it:

  . furnish information about Republic and its subsidiaries to the party making the takeover proposal, and

  .  participate in negotiations regarding such takeover proposal.

   Any information provided to a third party in response to a takeover proposal must be furnished pursuant to an existing confidentiality agreement or a confidentiality agreement with terms no less favorable to Republic than the confidentiality agreement that Republic and Integrated Capital Associates, Inc., Premier's financial advisor, signed in connection with the merger.

   The merger agreement also provides that the Republic board of directors may not:

  . withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Premier Trust, its approval or recommendation of the merger agreement, the stockholders agreements, the merger and the other transactions contemplated by them;

  . approve or recommend, or publicly propose to approve or recommend, any takeover proposal, or

  . cause Republic to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or fee arrangement or other agreement related to, any takeover proposal.

However, if Republic's board of directors receives an unsolicited takeover proposal which the board of directors determines in good faith after consultation with its financial advisors constitutes a superior proposal and after consultation with its legal counsel that it is necessary to do so in order to comply with its fiduciary duties to Republic's stockholders under applicable law, then Republic's board of directors may:

  . withdraw or modify its approval or recommendation of the merger agreement, the stockholder agreements, the merger or the transactions contemplated by them,

  .  approve or recommend the superior proposal, or

  . terminate the merger agreement, and, if it so chooses, cause Republic to enter into an agreement with respect to the superior proposal,

but, in each case, only (1) after providing written notice to Premier Trust advising it that the board of directors has received a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal and (2) if Premier Trust does not, within 3 business days of such notice, make a definitive binding offer that provides Republic's stockholders with equal or greater value than the superior proposal. If Republic so terminates the merger agreement, it must pay Premier Trust the termination fee that is provided for under the merger agreement at or prior to such termination. The termination fee is also payable upon a termination by Premier Trust under the circumstances described under "The Merger- Termination Fees and Expenses."

   Republic must promptly notify Premier Trust of any proposal or inquiry concerning a takeover proposal, provide Premier Trust with materials related thereto and keep Premier Trust informed of the status of such proposal. Without the consent of Premier Trust, Republic may not:

  .  amend or terminate the Rights Agreement or redeem the rights; or

  . modify or release any person from a confidentiality or standstill agreement if it would have the purpose or effect of permitting or facilitating the submission of a takeover proposal by such person.

Republic was required to, and did, immediately upon executing the merger agreement, cease all activities, discussions and negotiations with any person conducted prior to the execution of the merger agreement with respect to, or seeking to obtain, any takeover proposal.

Indemnification of Officers and Directors

   The merger agreement provides that for six years after the effective time of the merger, the surviving corporation will indemnify, defend and hold harmless any person who, prior to the effective time of the merger, was a director or officer of Republic or any of its subsidiaries against all losses, damages, liabilities, costs and expenses, judgments, fines, and amounts paid in settlement paid in connection with any claim to the extent that such claim is based on such person's services as an officer or director and pertains to any matter arising prior to the effective time of the merger.

   The merger agreement also requires the surviving corporation to maintain Republic's existing directors' and officers' liability insurance policy for a period of not less than six years after the effective time of the merger. The surviving corporation has the right, however, to provide a substitute policy of similar coverage and amounts containing terms no less advantageous to Republic's officers and directors during this 6-year period. If Republic's existing directors' and officers' insurance expires or is canceled during the 6-year period, the surviving corporation must use its reasonable best efforts to obtain a directors' and officers' liability insurance policy that is substantially similar to Republic's existing policy. However, if the annual premium of the new policy exceeds 100% of the annual premium paid by Republic as of the date of the merger agreement for its existing insurance policy, then the surviving corporation shall be obligated to provide only such coverage as shall be available for that amount.

Conditions Precedent

   Republic's and Premier Trust's obligation to effect the merger is subject to the satisfaction or waiver on or prior to the effective date of the merger of the following closing conditions:

  . Republic stockholders holding a majority of the shares of Republic's common stock shall have adopted the merger agreement;

  . any waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act), shall have been terminated or shall have expired; and

  . no judgment, decree, statute, law, regulation, restraining order or injunction by any court of competent jurisdiction or other governmental entity or other legal or regulatory restraint that prohibits the consummation of the merger shall be in effect.

   On September 20, 2000, Republic and Premier were notified that early termination of the waiting period under the HSR Act had been granted with respect to the merger.

   In addition, Premier Trust's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . Republic's representations and warranties set forth in the merger agreement being true and correct, without regard to any materiality qualifications, as of the date of the merger agreement and the closing date of the merger, except where a material adverse effect on Republic and its subsidiaries, taken as a whole, would not result, its ability to perform its obligations under the merger agreement would not be materially impaired as a result and the consummation of the transactions contemplated by the merger agreement would not be prevented or materially delayed as a result;

  . Republic having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  . the absence of any pending or threatened suit, action or proceeding by any governmental authority, or any judgment, decree, statute, law, regulation, that would restrain the consummation of the merger or any of the other transactions contemplated by the merger agreement or that would prevent or interfere in other respects with Premier's ownership and operation of Republic's assets and business; and

  . Republic having delivered to James Hardie Gypsum, Inc., on or before October 1, 2000, notice of the commencement of "commercial production" at Republic's recycled paperboard mill in Lawton, Oklahoma, as provided for in the Hardie paperboard supply agreement. On September 15, 2000, Republic delivered notice of commencement of commercial production at the Lawton mill to Hardie.

   In addition, Republic's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . the representations and warranties of Premier Trust set forth in the merger agreement being true and correct, without regard to any materiality qualifications, as of the closing date of the merger, except where a material adverse effect on Premier Trust and its subsidiaries, taken as a whole, would not result, its ability to perform its obligations under the merger agreement would not be materially impaired as a result and the consummation of the transactions contemplated by the merger agreement would not be prevented or materially delayed as a result; and

  . Premier Trust having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Termination of the Merger Agreement

   Premier Trust and Republic can mutually agree to terminate the merger agreement at any time prior to the effective time of the merger, whether before or after stockholder approval. In addition, and subject to some exceptions, either Republic or Premier Trust may terminate the merger agreement if:

  . the parties do not consummate the merger by January 31, 2001, unless extended in some events and unless the terminating party is in material breach of any of its obligations under the merger agreement;

  . the merger agreement is not adopted by the holders of a majority of Republic's common stock at the Special Meeting;

  . any governmental entity issues a final, nonappealable decree, order or injunction that prevents the merger;

  . the other party breaches any covenant or agreement contained in the merger agreement that would cause such party to fail to satisfy the condition that it shall have performed its obligations under the merger agreement in all material respects as of the effective time of the merger and does not or cannot cure the breach within 45 days, unless the terminating party is in material breach of any of its obligations under the merger agreement; or

  . the other party fails to close following the second business day after all applicable conditions to the other party's obligation to close have been satisfied or waived, unless the terminating party is in breach in any material respect of any of its obligations under the merger agreement.

   Subject to some exceptions, Premier Trust may also terminate the merger agreement if:

  . Republic's board of directors withdraws or modifies in a manner adverse to Premier Trust its approval of the merger, the merger agreement or the transactions contemplated by it or fails to affirm its recommendation of the merger, the merger agreement or the transactions contemplated by it within three business days of a request to do so from Premier Trust;

  . Republic enters into, or publicly announces its intention to enter into, an agreement with respect to a takeover proposal; or

  . Republic or its subsidiary, Republic Paperboard Company, fails to deliver to James Hardie Gyspum, Inc. notice of the commencement of commercial production at the Lawton mill on or before October 1, 2000. On September 15, 2000 Republic delivered notice of commencement of commercial production at the Lawton mill to Hardie.

   Subject to some exceptions, Republic may also terminate the merger agreement:

  . by action of its board of directors, in order to comply with its fiduciary duties to Republic's stockholders under applicable law, in the event of a superior proposal if Republic complies with the provisions of the non-solicitation covenant and pays the prescribed termination fee;

  . if Premier Trust fails to deliver a financing commitment within the time period allotted in the merger agreement;

  . as of the date of the Special Meeting, if Premier Trust has not finalized loan agreements enabling it to pay in full the merger consideration; or

  . if any of the conditions to Premier Trust obtaining funds necessary to pay the merger consideration in full remain unsatisfied 48 hours after Republic's stockholders have approved and adopted the merger, the merger agreement and the transactions contemplated therein. See "The Merger--No Solicitation" and "The Merger--Termination Fees and Expenses."

   If either Republic or Premier Trust terminates the merger agreement, the merger agreement will become void, without any liability or obligation on the part of the parties thereto. However, the representations and warranties of the parties relating to the payment of fees to brokers, investment advisors and financial advisors, the obligation of Premier Trust to keep all non-public information connected with the merger confidential pursuant to its confidentiality agreement and the obligation of Republic and Premier Trust to pay their own fees and, in some circumstances, specified termination fees or liquidated damages, shall each survive any termination of the merger agreement.

Termination Fees and Expenses

   Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring the fees or expenses.

   Republic must pay Premier Trust a termination fee of $10 million if the merger agreement is terminated:

  . by the board of directors of Republic, in order to comply with its fiduciary duties to Republic's stockholders under applicable law, in the event of a superior proposal;

  . by either party because the merger has not been consummated on or before January 31, 2001 or the extended date discussed above, and a takeover proposal has been made or announced;

  . by either party if the holders of a majority of the outstanding shares of Republic's common stock do not approve the merger at the Special Meeting and a takeover proposal has been made or announced; or

  .  by Premier Trust because:

    -- Republic breaches any agreement or covenant in the merger agreement that prevents the closing condition relating to the performance of its obligations under the merger agreement in all material respects from being fulfilled and such breach cannot be or has not been cured within 45 days after Premier Trust gives Republic notice thereof, provided that Premier Trust is not in material breach of its obligations under the merger agreement;

    -- Republic fails to close the merger following the second business day after the conditions to its obligation to close have been satisfied or waived and Premier Trust waiver any unsatisfied conditions to its obligation to close, provided that Premier Trust is not in material breach of its obligations under the merger agreement;

    -- Republic has entered into, or publicly announced its intention to enter into, an agreement with respect to a takeover proposal; or

    -- Republic's board of directors withdraws or modifies, in a manner adverse to Premier Trust, its approval of the merger, the merger agreement or the transactions contemplated by it or fails to affirm its recommendation of the merger, the merger agreement or the transactions contemplated by it within three business days of a request to do so from Premier Trust.

   Premier Trust must pay Republic liquidated damages of $12 million if the merger agreement is terminated by Republic because:

  . Premier Trust breaches any agreement or covenant in the merger agreement that prevents the closing condition relating to the performance of its obligations under the merger agreement in all material respects from being fulfilled and such breach cannot be or has not been cured within 45 days after Republic gives notice thereof, provided that Republic is not in material breach of its obligations under the merger agreement (this commitment was delivered prior to the date of this Proxy Statement);

  . Premier Trust fails to deliver a financing commitment within the time period allotted in the merger agreement;

  . Premier has not, as of the date of the Special Meeting, finalized definitive loan agreements enabling it to pay in full the merger consideration and Republic is not in material breach of its obligations under the merger agreement;

  . any of the conditions to Premier Trust obtaining funds necessary to pay the merger consideration in full remain unsatisfied 48 hours after Republic's stockholders have approved and adopted the merger, the merger agreement and the transactions contemplated therein, the conditions to Premier Trust's obligations to consummate the merger have been satisfied, and Republic is not in material breach of its obligations under the merger agreement; or

  . Premier Trust fails to close the merger following the second business day after the conditions to its obligation to close have been satisfied or waived and Republic waives any unsatisfied conditions to it's obligation to close, provided that Republic is not in material breach of its obligations under the merger agreement.

Amendment of the Merger Agreement

   The merger agreement may be amended by the parties at any time before or after the adoption of the merger agreement by Republic's stockholders. After approval, however, the parties may not, without the approval of Republic's stockholders, make any amendment that by law requires further approval by Republic's stockholders.

           BACK-UP AGREEMENT WITH CENTEX CONSTRUCTION PRODUCTS, INC.

   The following section of this Proxy Statement summarizes material provisions of the agreement between Republic and CXP regarding the back-up or standby agreement, which, subject to certain conditions discussed below, provides for Republic and CXP to execute a merger agreement if the merger between Premier and Republic does not occur. This summary is being provided for your information. You are not being asked to approve or reject the back-up agreement with CXP in connection with this solicitation, or at the Special Meeting. This summary is qualified in its entirety by reference to the complete text of the CXP agreement, a copy of which has been filed as an exhibit to Republic's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended. See "Where You Can Find More Information" for more information on how to obtain a copy of the exhibit.

General

   The CXP back-up agreement provides that Republic and CXP will enter into a merger agreement, in a form substantially similar to the Premier merger agreement, if the Premier merger agreement terminates without the Premier merger having been consummated, except if the Premier merger agreement is terminated:

  . by Republic's board of directors, in order to comply with its fiduciary duties to Republic's stockholders under applicable law, in the event of a superior proposal; or

  . by either Republic or Premier Trust because the Premier merger agreement is not adopted by the holders of a majority of Republic's common stock at the Special Meeting and no takeover proposal has been made or announced.

   Pursuant to the CXP merger agreement, a subsidiary of CXP would be merged into Republic, and Republic would become a wholly owned subsidiary of CXP.

Conditions Precedent

   CXP's obligation to enter into the CXP merger agreement is subject to the following conditions:

  . Republic must make the same representations and warranties to CXP that it has made to Premier Trust in the Premier merger agreement, except where not material to Republic; and

  . the stockholders of Republic who have entered into stockholder agreements with Premier Trust must enter into identical stockholder agreements with CXP.

   Republic is obligated to use its reasonable best efforts and to take all actions within its control to cause these conditions to be satisfied.

Form of CXP Merger Agreement

   The CXP merger agreement would be in substantially the same form as the Premier merger agreement except for the following:

  . CXP and a wholly owned subsidiary of CXP will be parties to the agreement;

  . the price per share to be paid by CXP to all stockholders will be $17.50 in cash plus a cash amount equal to a proportionate share (based on common stock and common stock equivalent shares) of any liquidated damages paid to Republic by Premier Trust;

  . prior to any merger with Republic, CXP will make a cash tender offer to acquire all of the outstanding shares of Republic's common stock, subject to certain conditions, including the condition that the holders of at least 80% of Republic's common stock tender in such offer;

  . CXP will make certain representations to Republic regarding its ability to provide or obtain funds to consummate the transaction;

  . CXP will not be required to pay liquidated damages to Republic, or to provide any escrow deposit or other assurance of performance;

  . either Republic or CXP may terminate the CXP merger agreement if the merger with CXP is not consummated by April 30, 2001; and

  .  other changes that CXP and Republic may mutually agree upon.

Miscellaneous

   Pursuant to the CXP back-up agreement, Republic has also agreed to notify CXP in writing two days before terminating the Premier merger agreement and immediately upon receiving any notice of Premier's termination. In addition, Republic has agreed not to pay any dividend or make any distribution to stockholders or violate any other covenant in the Premier merger agreement during the period after termination of the Premier merger agreement and prior to entering into the CXP merger agreement.

   The CXP back-up agreement terminates two business days after the termination of the Premier merger agreement.

                               DISSENTERS' RIGHTS

   When the merger becomes effective, stockholders of Republic who comply with the procedures prescribed in Section 262 of the Delaware General Corporation Law will potentially be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive from the surviving corporation payment of the fair value of their shares in cash.

   The following is a brief summary of the statutory procedures that you must follow in order to perfect your appraisal rights under the Delaware General Corporation Law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262. The text of Section 262 is attached to this Proxy Statement as Appendix D, and we incorporate that text into this Proxy Statement by reference. If you are considering a demand for appraisal, you should review the text of Section 262 carefully and should consult legal counsel.

   If you elect to exercise your appraisal rights under Section 262, you must not vote, either in person or by proxy, in favor of the merger. However, you should be aware that a vote or proxy against the merger will not constitute a demand for appraisal rights. If you wish to exercise your appraisal rights under Section 262, you must do so by a separate written demand to Republic. If you timely demand appraisal in accordance with the provisions Section 262, you will not, after the effective time of the merger, be entitled to vote your shares of

Republic common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on that common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

   Dissenters' appraisal rights under Delaware law may be exercised by stockholders of record who continuously hold such shares through the effective date of the merger. In order to exercise your appraisal rights, you must demand an appraisal of your shares of Republic common stock in writing. This demand must be delivered to Republic before the Special Meeting. Your written demand will be sufficient if it reasonably informs Republic of your identity and that you intend to demand an appraisal of the fair value of your shares of Republic common stock. If you fail to demand appraisal rights before the Special Meeting, you will lose your rights to appraisal. Your written demand for appraisal rights should be delivered to the following address:

                          Republic Group Incorporated
                                 P.O. Box 1307
                         Hutchinson, Kansas 67504-1307
                              Attn: Janey L. Rife

   You should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

   You will have the right to withdraw your demand for appraisal and to accept the right to receive $19.00 in cash for each share of Republic common stock (including the right under Republic's Amended and Restated Rights Agreement, as amended, associated with such outstanding share) that you hold at any time within 60 days after the effective date of the merger. After this 60-day period, you may withdraw your demand for appraisal only with our written approval.

   A record owner who holds Republic common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Republic common stock held for all or less than all beneficial owners of the Republic common stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Republic common stock covered by the demand. Where the number of shares of Republic common stock is not expressly stated, the demand will be presumed to cover all shares of Republic common stock registered in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the requirements of Section 262 with respect to the delivery of a written demand for appraisal.

   Within 10 days after the effective date of the merger, Republic will notify each of its stockholders who has complied with the provisions of Section 262 and who has not voted in favor of the merger of the date that the merger became effective.

   Within 120 days after the effective date of the merger, if you have complied with the provisions of Section 262, you will be entitled, upon written request, to receive a statement from us setting forth the aggregate number of shares of Republic common stock that did not vote in favor of the merger and with respect to which we received demands for appraisal and the aggregate number of holders of those shares. This statement will be mailed to you within 10 days after we receive your written request or within 10 days after the date of the Special Meeting, whichever is later.

   Within 120 days after the effective date of the merger, either we or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Republic common stock held by all dissenting stockholders. Because we have no obligation to file a petition, if you desire a petition to be filed, you are advised to file it on a timely basis. If you file a petition for an appraisal on timely basis, then, after a hearing on the petition, the Delaware Court of Chancery will determine which Republic stockholders are entitled to appraisal rights. Thereafter, the Delaware Court of Chancery will determine the fair value of the shares of Republic common stock owned by those stockholders and the fair rate of interest to be paid, if any, on the amount determined to be the fair value of those shares. The fair value of the shares of Republic common stock held by dissenting stockholders will exclude any element of value arising from the accomplishment or expectation of the merger. If neither we nor any dissenting stockholder files a petition for appraisal with the Delaware Court of Chancery within 120 days after the effective time of the merger, then your rights to appraisal shall cease, and, thereafter, you shall be entitled only to receive $19.00 in cash for each share of Republic common stock (including the right under Republic's Amended and Restated Rights Agreement, as amended, associated with such outstanding share) that you hold. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Republic stockholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned on any terms the Delaware Court of Chancery deems just.

   The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. You may request the Delaware Court of Chancery to order that all or a portion of the expenses incurred by you in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. If the Delaware Court of Chancery does not grant this request, you will be required to bear your own expenses.

                                 THE COMPANIES

Republic Group Incorporated

   Founded in 1961, Republic is an integrated manufacturer and distributor of recycled paperboard and gypsum wallboard. We operate a large gypsum wallboard plant at Duke, Oklahoma. We estimate that our share of the U. S. gypsum wallboard market is between 2% to 3%. Our management believes that Republic is one of the leading producers in the U. S. of some grades of recycled paperboard sold to manufacturers of consumer and industrial paperboard products. We produce paperboard primarily used in the manufacture of tubes, cans, cores, spools, drums, partitions, puzzles and games as well as gypsum-grade recycled paperboard sold primarily to independent gypsum wallboard producers. In addition, we sell reclaimed paper fiber for use in our recycled paperboard business, as well as for sale to third parties. We sell our products to customers located in 44 states. In addition to the Duke, Oklahoma gypsum wallboard plant, we have recycled paperboard mills at Commerce City, Colorado; Hutchinson, Kansas; Lawton, Oklahoma and Halltown, West Virginia. During fiscal 2000, we completed construction and commenced commercial operations at the Lawton mill. Republic also operates paper fiber recycling centers at Denver, Colorado, Topeka, Kansas and Kansas City, Missouri. We had net sales and net income of $190,510,000 and $2,761,000, respectively, in fiscal 2000. Before intercompany eliminations, our recycled paperboard (which includes reclaimed paper fiber) and gypsum wallboard businesses accounted for approximately 47% and 53%, respectively, of our total net sales during fiscal 2000.

   The following table summarizes our businesses:

                                                                                  Percent of Fiscal
                                                                                  2000 Consolidated
                                                                                      Net Sales
                                                                                     (Including
Business          Product               End-Use Market          Site(s)             Intercompany)
--------          -------               --------------          -------           -----------------
Recycled          Gypsum-grade          Internal                Commerce City,           14%
Paperboard        recycled paperboard   (approximately 9% of    Colorado;
                                        fiscal 2000 recycled    Hutchinson,
                                        paperboard net sales)   Kansas;
                                        and third-party use in  Lawton, Oklahoma
                                        the manufacture of
                                        gypsum wallboard

                  Recycled paperboard   Sale to manufacturers   Commerce City,           27%
                  rolls and sheets      of paperboard tubes,    Colorado;
                                        cans, cores, spools,    Hutchinson,
                                        drums, partitions,      Kansas;
                                        puzzles and games for s Halltown, West
                                        ale to third-parties    Virginia;
                                                                Lawton, Oklahoma

                  Reclaimed paper fiber Internal                Denver, Colorado;         6%
                                        (approximately 64% of   Topeka, Kansas;
                                        fiscal 2000 reclaimed   Kansas City,
                                        paper fiber net sales)  Missouri
                                        and third-party use in
                                        the manufacture of
                                        recycled paperboard

Gypsum Wallboard  Gypsum wallboard      Gypsum wallboard        Duke, Oklahoma           53%
                                        distributors and
                                        residential and
                                        commercial builders
                                        and remodelers

   We have implemented a number of important strategic initiatives designed to increase our production capabilities over the last two fiscal years. During fiscal 2000, we completed construction of a new recycled paperboard mill in Lawton, Oklahoma and commenced commercial operations in March, 2000. We intend to use the Lawton mill primarily for the production of gypsum-grade recycled paperboard with weight and surface characteristics superior to that currently available in the United States. Our management believes that the operation of the Lawton mill will position Republic as one of the largest third-party suppliers of gypsum-grade recycled paperboard in North America. The Lawton mill is expected to increase its production rate to the mill's annual design capacity of approximately 220,000 tons gradually through the remainder of fiscal year 2001. Such an increase in production will approximately double our recycled paperboard capacity. During the last half of fiscal 2001, we intend to sell approximately 40% to 50% of the Lawton mill's output pursuant to a long-term paperboard supply agreement with Hardie. We intend to use approximately 20% to 25% of the Lawton mill's output to source our own gypsum wallboard operations and to market the remainder to other gypsum wallboard producers. The Lawton mill cost approximately $179,000,000, inclusive of capitalized interest.

   In late January 1999, we completed the second phase of a two-phase expansion of the Duke plant that increased its theoretical design capacity from 570 million to 1.2 billion square feet per year. Theoretical design capacity assumes operating at optimum-rated production line speeds over industry standard operating days producing only 1/2-inch gypsum wallboard. Based on the mix of actual products produced, we believe that the Duke Plant's annual practical capacity is approximately 1.0 to 1.1 billion square feet. Although fiscal 2000 production and shipments increased 25% and 23%, respectively, from fiscal 1999 levels, the Duke plant operated at less than design capacity primarily due to operating inefficiencies and a softer demand for its product during the last half of the fiscal year. We expect improvements in production rates and efficiencies during fiscal 2001.

Premier Construction Products Acquisition Corp. and Premier Construction Products Statutory Trust

   Premier Construction Products Acquisition Corp., a Delaware corporation, was recently organized for the purpose of consummating the merger. Premier Acquisition Corp. is a wholly owned subsidiary of Premier Construction Products Statutory Trust, a statutory trust formed under the laws of Connecticut, with First Union National Bank as trustee and Premier Construction Products, Inc., a Delaware corporation, as beneficiary. Premier Construction Products, Inc. is a wholly owned subsidiary of Premier Construction Acquisition, L.L.C., a Delaware limited liability company, which is owned 50% by The D. H. Wolf Baseline Trust, a California trust, and 50% by The R.G. Buckingham Baseline Trust, a New York trust. Richard Idell serves as the sole trustee of The D. H. Wolf Baseline Trust, and David S. Brown serves as the sole trustee of The R. G. Buckingham Baseline Trust.

   Douglas H. Wolf serves as President and a Director of Premier Acquisition Corp. as well as Chief Executive Officer and a Director of Premier Construction Products, Inc. Mr. Wolf is also Chief Executive Officer of Integrated Capital Associates, Inc., an investment banking firm based in San Francisco and New York that specializes in mergers and acquisitions. Richard Buckingham is the Secretary, Treasurer, Vice President and a Director of Premier Acquisition Corp., President and a Director of Premier Construction Products, Inc., and is also the President and a director of Integrated Capital Associates, Inc. Integrated Capital Associates, Inc. is acting as an investment banker and advisor to Premier Acquisition Corp. in this transaction. Neither Premier Acquisition Corp. nor Premier Trust currently have any significant assets or liabilities, other than their respective beneficial interests in the merger or each other.

   After consummation of the merger, Premier Acquisition Corp. and its affiliates will review their investment in Republic and may enter into definitive plans or proposals regarding Republic including, without limitation:

  . an extraordinary corporate transaction involving Republic or any of its subsidiaries,

  .  a material change in the Republic's capitalization,

  . any other material change in the Republic's business or corporate structure,

  . a sale, transfer or lease of all or substantially all of the assets of Republic or any of its lines of business or subsidiaries, or

  .  any action similar to any of those enumerated above.

   Premier Acquisition Corp. and its affiliates are also currently exploring possible strategic alternatives (including those described above) relating to its ownership of Republic following the merger.

   On August 15, 2000, Premier Trust received a commitment letter for a term loan of up to $550 million from Utrecht-America Finance Co. to be used to complete the merger of Republic, including the repayment of outstanding Republic debt. The commitment is conditioned on the completion of the loan documents. The term loan is expected to be secured by the assets of Republic and to contain representations, warranties, covenants, events of default and other terms that are customary for a transaction of this type.

                       PRINCIPAL STOCKHOLDERS OF REPUBLIC

   The following table sets forth information with respect to the beneficial ownership of Republic's common stock as of September 21, 2000 by (i) each person known to Republic to be the beneficial owner of more than 5% of any class of Republic's voting securities, (ii) each director of Republic, (iii) Republic's chief executive officer and four most highly compensated executive officers, and (iv) all of Republic's directors and executive officers as a group:

                                                    Amount and Nature
                                                      Of Beneficial   Percent
   Name of Beneficial Owner(1)                        Ownership(2)    Of Class
   ---------------------------                      ----------------- --------
   T. Rowe Price Associates, Inc.(3)
    P. O. Box 17218
    Baltimore, Maryland 21297......................       721,300       6.09%
   Todd T. Brown...................................        47,640          *
   Geary D. Cribbs.................................        60,186          *
   Lon D. Lewis....................................        19,475          *
   Bert A. Nelson..................................        25,132          *
   Doyle R. Ramsey.................................        58,562          *
   Gerald L. Ray...................................       308,240(4)    2.55%
   Robert F. Sexton................................        23,650          *
   Phil Simpson(5).................................     2,325,429(6)   19.22%
   David P. Simpson................................       139,193(7)    1.15%
   L. L. Wallace...................................        29,994          *
   All directors and executive officers as a group
    (15 persons)...................................     3,146,777      26.01%

--------
 * The percentage of shares beneficially owned is less than 1% of issued and outstanding shares of Republic common stock.
(1) Messrs. Brown, Cribbs, Lewis and Ramsey are executive officers of Republic; Mr. Phil Simpson is an executive officer and director of Republic and beneficial owner of more than 5% of Republic's common stock; Mr. David Simpson is an executive officer and director of Republic; and Messrs. Nelson, Ray, Sexton, and Wallace are directors of Republic.

(2) Includes shares with respect to which executive officers, directors, or their estates have the right to acquire beneficial ownership pursuant to the exercise of stock options exercisable at, or within 60 days after September 21, 2000, as follows: Mr. Brown--17,800, Mr. Cribbs--21,550, Mr. Lewis-- 14,400, Mr. Nelson--11,000, Mr. Ramsey--32,600, Mr. Ray--11,000,
    Mr. Sexton--22,550, Mr. P. Simpson-- 39,750, Mr. D. Simpson--2,875, Mr.
    Wallace--11,000, and all directors and executive officers as a group-- 250,025. Also includes shares in the accounts established under Republic's Employee Stock Ownership Plan for persons who are salaried employees of Republic and with respect to which each executive officer named in the table above has voting power, as follows: Mr. Brown--16,141, Mr. Cribbs-- 21,430, Mr. Lewis--1,180, Mr. Ramsey--10,300, Mr. P. Simpson--91,975, and
    all Executive Officers as a Group--167,881. Unless otherwise indicated, all other shares are owned directly and the owner has sole voting and investment power.
(3) These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4) Includes 209,510 shares owned by Gerald L. Ray & Associates, Inc. of which Mr. Ray is the principal owner, 12,163 shares owned by Gerald L. Ray IRA R/O, 20,900 shares owned by Gerald L. Ray IRA R/O Defined Benefit Plan, of which Mr. Ray is trustee, and 54,667 shares in the Gerald L. Ray IRA, of which Mr. Ray is trustee.
(5) Phil Simpson's address is P. O. Box 750, Dallas, Texas 75221.

(6) Shares beneficially owned by Mr. Simpson excludes 466,983 shares of Republic common stock held by Mr. Simpson's son and two daughters, who are not members of Mr. Simpson's household. Mr. Simpson disclaims beneficial ownership of such shares. Shares beneficially owned by Mr. Simpson also excludes 185,339 shares of Republic common stock owned by other relatives who are not members of Mr. Simpson's household, as to which he disclaims beneficial ownership. Shares beneficially owned includes 66,990 shares of Republic common stock owned by Mr. Simpson's spouse, with whom he shares voting and investment power.
(7) Includes 6,000 shares of Republic common stock owned by David P. Simpson's spouse and children with respect to which he shares voting and investment power.

   Each of the individuals listed in the table above has entered into a stockholder agreement with respect to the shares beneficially owned by such individual, except that Phil Simpson's stockholder agreement does not cover 66,990 shares of Republic common stock that are held by Phil Simpson's wife, Lorraine Simpson, as to which shares Lorraine Simpson has executed her own stockholder agreement, and except that David Simpson's stockholder agreement does not cover 1,000 shares of Republic common stock that are held by David Simpson's wife, Susan P. Simpson, as to which shares Susan P. Simpson has executed her own stockholder agreement. In addition, the following executive officers have executed stockholder agreements covering the indicated numbers of shares of Republic common stock: James M. Britz--18,476; Michael W. Dirks-- 3,240; Susan G. Hall--38,363; James A. Nelson--2,303; and Janey L. Rife-- 21,836. Talbot Rain, who resigned from Republic's board of directors on August 15, 2000, has also executed a stockholder agreement covering the 12,155 shares of Republic common stock beneficially owned by him. See "The Merger-- Stockholder Agreements."

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF AUGUST 11, 2000,

                                     AMONG

                 PREMIER CONSTRUCTION PRODUCTS STATUTORY TRUST,

                PREMIER CONSTRUCTION PRODUCTS ACQUISITION CORP.

                                      AND

                          REPUBLIC GROUP INCORPORATED

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER, dated as of August 11, 2000, is among PREMIER CONSTRUCTION PRODUCTS STATUTORY TRUST, a statutory trust ("the Trust"), PREMIER CONSTRUCTION PRODUCTS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of the Trust ("Acquisition Sub"), and REPUBLIC GROUP INCORPORATED, a Delaware corporation (the "Company").

                                   RECITALS:

   WHEREAS, the beneficiary of the Trust and the Boards of Directors of Acquisition Sub and the Company have approved the merger (the "Merger") of Acquisition Sub with and into the Company upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $1.00 per share (other than shares owned by the Company and other than Dissenting Shares (as defined in Section 2.1(d)) and the associated Right (as defined herein) ("Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares") will be converted into the right to receive in cash $19.00 per Share, without interest; and

   WHEREAS, the beneficiary of the Trust and the respective Boards of Directors of Acquisition Sub and the Company have each approved and adopted this Agreement and the Merger upon the terms and subject to the conditions set forth herein; and

   WHEREAS, the Trust and Acquisition Sub have agreed to cause the Letter of Credit (as defined below) to be issued on the date hereof as set forth in
Section 7.2(b) and have delivered same to the Company; and

   WHEREAS, the Company's Board of Directors has unanimously determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares and recommends that the holders of such Shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby; and

   WHEREAS, as an inducement to the willingness of each of the Trust and Acquisition Sub to enter into this Agreement, each of the Company's executive officers and directors (collectively, the "Officers and Directors") have entered into an agreement with the Trust and Acquisition Sub (individually, a "Stockholder Agreement" and collectively, the "Stockholders Agreements") pursuant to which each such person (and any entity controlled by such person) has agreed, among other things, (i) to vote their Shares for approval and adoption of this Agreement and the transactions contemplated hereby at the Company Stockholder Meeting (as defined below), (ii) to grant a proxy to certain designated persons to so vote their Shares and (iii) to certain restrictions on the transfer of their Shares; and

   WHEREAS, the Trust, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                   The Merger

Section 1.1 The Merger.

   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3)

Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") and shall possess all the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of the Company and Acquisition Sub in accordance with the DGCL.

Section 1.2 Closing.

   Subject to the provisions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6, at the offices of Andrews & Kurth L.L.P., 4200 Chase Tower, Houston, Texas 77002, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time.

   Subject to the provisions of this Agreement, on the Closing Date, the Company and Acquisition Sub shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent time as the Trust and the Company shall agree and as is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

Section 1.4 Effects of the Merger.

   The Merger shall have the effects specified in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation and By-laws.

    (a) The certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that (i) the name of the Surviving Corporation shall continue to be Republic Group Incorporated and (ii) the terms of Article TENTH of the Company's Second Restated Certificate of Incorporation shall be included in the certificate of incorporation of the Surviving Corporation (and shall supersede and replace in its entirety any provision in the certificate of incorporation of Acquisition Sub with respect to indemnification of directors or officers or former directors or officers).

    (b) The by-laws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that at the Effective Time Article VI of the Company's by-laws shall replace the provision(s), if any, on indemnification included in the by-laws of Acquisition Sub.

Section 1.6 Directors.

   From and after the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each of the members of the Board of Directors of the Company shall tender his resignation to be effective immediately at the Effective Time.

Section 1.7 Officers.

   From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 2

                          Effect of the Merger on the
                 Capital Stock of the Constituent Corporations

Section 2.1 Effect on Capital Stock.

   As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

    (a) Capital Stock of Acquisition Sub. Each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one fully paid and non-assessable share of Common Stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    (b) Cancellation of Treasury Stock. Each share of Company Common Stock owned by the Company or any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Company Common Stock. Except as otherwise provided herein, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be cancelled and automatically converted into the right to receive $19.00 in cash, without interest, from the Trust or, in accordance with Section 2.1(f), the Surviving Corporation.

    (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who shall not have voted to approve and adopt this Agreement or consented thereto in writing and who shall have complied with all of the provisions of the DGCL to dissent from the Merger and to demand appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.1(c), unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal, but shall instead become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or otherwise loses his right to appraisal, then such Dissenting Stockholder's shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive for each such share the amount in cash, without interest, that a holder of a share (a "Nondissenting Share") of Company Common Stock who had not demanded appraisal would have received with respect to such Nondissenting Share. The Company shall give Acquisition Sub (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Acquisition Sub, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands, or agree or commit to do any of the foregoing.

    (e) Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the amount per Share specified in
        Section 2.1(c) upon surrender of such Certificate in accordance with Section 2.2, without interest, or, in the case of Dissenting Stockholders, if any, the rights, if any, accorded under Section 262 of the DGCL.

Section 2.2 Exchange of Certificates.

    (a) Prior to the mailing of the Proxy Statement (as defined in Section 3.1(d)), the Trust shall enter into an agreement with a bank or trust company mutually acceptable to the Company and the Trust, to act as Paying Agent (the "Paying Agent") for the payment of the amount per share specified in Section 2.1(c).

    (b) Stock Options.

        (i) At or immediately prior to the Effective Time, each employee or director stock option to purchase Company Common Shares outstanding under any stock option or compensation plan or arrangement of the Company shall be cancelled, and the Company or the Surviving Corporation shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (A) the excess, if any, of $19.00 over the applicable exercise price of such option by (B) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting and exercisability of all options) had such holder exercised such option in full immediately prior to the Effective Time.

        (ii) Prior to the Effective Time, the Company shall (A) use its best efforts to obtain any consents from holders of options to purchase Company Common Stock granted under the Company's stock option or compensation plans or arrangements and (B) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (A) or (B), are necessary to give effect to the transactions contemplated by part (b)(i) of this Section. Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained. Except as provided in part (b)(i) of this Section 2.2, the Company shall not make any payment in respect of or in connection with the cancellation of any stock option.

    (c) Deposit with the Paying Agent. Promptly after the Effective Time, the Trust shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for payment through the Paying Agent, cash in such amounts and at times necessary for the prompt payment of the per Share amount specified in Section 2.1(c) (such cash being hereinafter referred to as the "Exchange Fund") pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock upon surrender of Certificates therefor.

    (d) Exchange Procedures. As soon as reasonably practical after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as the Trust and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the amount per Share specified in Section 2.1(c). Upon surrender of such a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the

        Trust, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor cash which such holder has the right to receive pursuant to this Article 2, and the Certificate so surrendered shall forthwith be cancelled. Upon a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, cash may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such cash to be paid shall (i) have paid any transfer or other Taxes (as defined in Section 3.1(m)) required by reason of the payment of cash to a person other than the registered holder of such Certificate or (ii) establish to the satisfaction of the Trust that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(d), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount per Share specified in Section 2.1(c) which the holder thereof has the right to receive in respect of such Certificate pursuant to the other provisions of this Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2. The Trust shall pay the charges and expenses of the Paying Agent and of such other agent or agents as it may appoint.

    (e) No Further Ownership Rights in Company Common Stock. All cash paid shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and as of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, then they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the cash amount per Share due pursuant to this Article 2. Any amounts remaining unclaimed by holders of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Any cash amounts made available to the Paying Agent pursuant to Section 2.2(c) (or otherwise constituting a part of the Exchange Fund) to pay for shares of Company Common Stock constituting Dissenting Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.

    (g) No Liability. Notwithstanding any other provision of this Agreement, none of the Trust, the Company or the Paying Agent shall be liable to any person in respect of any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Trust, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Trust.

    (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount per share to be paid pursuant to Section 2.1(c) in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

    (j) Withholding Rights. Each of the Trust, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a holder of shares of Company Common Stock such amounts as the Trust, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to such consideration under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Trust, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Trust, the Surviving Corporation or the Paying Agent, as the case may be.

                                   ARTICLE 3

                         Representations and Warranties

Section 3.1 Representations and Warranties of the Company.

   Except as set forth with respect to an identified representation and warranty on the Disclosure Schedule delivered by the Company to the Trust at the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to the Trust and Acquisition Sub as follows:

    (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect (as defined in Section 9.3) on the Company. The Company has heretofore made available to the Trust true and correct copies of the certificate of incorporation and by-laws of the Company, as currently in effect.

    (b) Subsidiaries. The Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company and its respective jurisdiction of incorporation. Each such subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each such subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, mortgages, liens, charges, encumbrances, adverse claims and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

    (c) Capital Structure. The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock, par value $1.00 per share, and 487,410 shares of Preferred Stock, without par value. At the close of business on August 9, 2000, (i) 11,846,837 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,811,307 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1989 Long-Term Incentive Plan (as amended effective August 16, 1996), the Company's Non-Employee Director Stock Option Plan, the Company's Employee Stock Purchase Plan and the Company's Dividend Reinvestment Plan (collectively, the "Company Stock Plans"), (iv) employee and director stock options to purchase an aggregate of 600,843 shares of Company Common Stock ("Outstanding Stock Options") were outstanding, (v) rights (the "Rights") to purchase shares of Company Common Stock (and in certain instances to receive fractional shares of Preferred Stock of the Company in lieu of shares of Company Common Stock) issuable pursuant to the Amended and Restated Rights Agreement dated September 19, 1996 (as amended from time to time, the "Rights Agreement") between the Company and UMB Bank, N.A., as rights agent, were outstanding and (vi) 47,250 shares of Series C Junior Participating Preferred Stock, constituting a series of Preferred Stock, have been designated and authorized for issuance pursuant to the Rights Agreement, but no shares of Preferred Stock were outstanding. Except as set forth above, and for changes since the close of business on August 9, 2000 resulting from the exercise or vesting of employee and director stock options outstanding on such date, (i) no shares of capital stock or other voting securities, of or ownership interests in the Company were issued, reserved for issuance or outstanding,
        (ii) there were no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities and
        (iii) there were no outstanding stock appreciation rights, stock options or rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares issuable upon exercise of outstanding employee or director stock options will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except for the Company's Dividend Reinstatement Plan and Employee Stock Purchase Plan, as to which purchases of Shares shall have been suspended pursuant to Section 4.1(d) hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to which the Company or any of its subsidiaries was a party or by which any of them was bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

    (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.1(n)), to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the

        Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the approval and adoption of this Agreement, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance of this Agreement and the Stockholders Agreements do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement and the Stockholders Agreements will not, conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses
        (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of the Stockholders Agreements by the Officers and Directors or of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholders Meeting (such proxy statement (as provided for in Section 5.1(a)), as amended or supplemented from time to time, being the "Proxy Statement"), and (B) such reports under Section 13(a), 13(d) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with the Stockholders Agreements and this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (4) such filings as are listed on Schedule 3.1(d) of the Company Disclosure Schedule; and (5) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Company.

    (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, as of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed

        SEC Document, none of the SEC Documents contains, and no SEC Documents filed after the date of this Agreement and prior to the Effective Time will contain, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (including, in each case, any notes thereto) comply or will comply as to form in all material respects with applicable accounting requirements of the SEC with respect thereto, have been prepared or will be prepared in accordance with generally accepted accounting principles as in effect at the time of application thereof ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and other SEC rules and regulations) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, or will fairly present in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    (f) Other Financial Statements. The consolidated financial statements as of and for the year ended June 30, 2000 furnished by the Company to the Trust and Acquisition Sub, which consist of a balance sheet as of such date (the "Company Balance Sheet") and a statement of operations and a statement of cash flows for the year then ended (including the notes thereto), and the report of Arthur Andersen LLP with respect thereto, was prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the period then ended.

    (g) No Undisclosed Material Liabilities. At the date of this Agreement, there are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed in or reserved against in the Company Balance Sheet, (ii) liabilities and obligations of a type not required to be disclosed in or reserved against in the Company Balance Sheet that are (A) referred to in the Company's Annual Report on Form 10-K for the year ended June 30, 1999 or any SEC Documents filed thereafter (including obligations under agreements, plans and other documents filed therewith or incorporated by reference therein) or (B) contained in the Disclosure Schedule, and
        (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

    (h) Information Supplied. None of the information included or incorporated by reference in any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, including in the Proxy Statement will, the respective times such documents are filed or are first published, sent or given to stockholders, and also, in the case of the Proxy Statement, at the date such document is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and any such information statement will comply at all relevant times in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied to the Company by the Trust or Acquisition Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

    (i) Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Schedule and the SEC Documents filed and publicly available after the date of the Company Balance Sheet, since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course, consistent with past practice and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or is reasonably likely to have a material adverse effect on the Company, except for any such event, occurrence, development or state of facts or circumstances attributable to conditions affecting the paperboard or wallboard industries or the U.S. economy as a whole,
        (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any granting by the Company or any of its subsidiaries to any director, officer or other employee of the Company or any of its subsidiaries of (x) any options or rights to acquire equity securities of the Company,
        (y) any increase in compensation, bonuses or other benefits, except the vesting of benefits and for normal awards, increases and other payments in the ordinary course of business consistent with past practice or as was required under employment agreements and Company Plans in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) severance or termination pay or increase thereof, (iv) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice (it being agreed that the aggregate indebtedness for borrowed money of the Company and its subsidiaries at any time will be no more than $215 million), (v) any creation or other incurrence by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practice, (vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or the assets of the Company or any of its subsidiaries that has had or would reasonably be expected to have a material adverse effect on the Company, (vii) any material labor dispute involving the employees of the Company or any of its subsidiaries, (viii) any transaction or commitment made, or any contract or arrangement entered into, by the Company or any of its subsidiaries (including the acquisition or disposition of any assets) other than in the ordinary course of business consistent with past practice except for the disposition of certain assets of the Company as set forth on the Company Disclosure Schedule, or
        (ix) any amendment of any term of any outstanding security of the Company or any of its subsidiaries.

    (j) Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or before any foreign or domestic Governmental Entity that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, order or decree of any Governmental Entity outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, such a material adverse effect on the Company.

    (k) Absence of Changes in Benefit Plans. Except as disclosed in the Company Disclosure Schedule, since the date of the Company Balance Sheet there has not been any adoption or amendment in any material respect (except as required by applicable law), or any agreement to adopt or amend in any material respect, by the Company or any of its subsidiaries of any collective bargaining agreement or employment contract or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former director, officer or employee of the Company or any of its subsidiaries (the "Company Plans"). Without limiting the foregoing, except as disclosed in the Company Disclosure Schedule, since the date of the Company Balance Sheet, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined in Section 3.1(l)) of the Company, or in the manner in which contributions to any Pension Plan of the Company are made or the basis on which such contributions are determined. Except as disclosed in the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former director, officer or employee of the Company or any of its subsidiaries.

   (l) ERISA Compliance.

       (i) The Company Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as a "Welfare Plan"), each employment contract, stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is or was treated as a single employer under
             Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries (collectively, "Company Benefit Plans"). The Company has delivered or made available to the Trust true, complete and correct copies of (w) each Company Benefit Plan, (x) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, and (z) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Company Benefit Plan.

       (ii) Except as disclosed on the Company Disclosure Schedule, (1) each Company Benefit Plan has been administered in accordance with its terms and the Company, its subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failure to so administer or any non-compliance that has not and, if continued, would not, individually or in the aggregate, have a material adverse effect on the Company,
             (2) there are no pending or, to the Company's knowledge, threatened, (A) investigations by any Governmental Entity, (B) termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans), (C) suits or (D) proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan, and (3) all reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any governmental agency or distributed to any Company Benefit Plan Participant have been duly, timely, and accurately filed or distributed.

       (iii) Except as described on Schedule 3.1(l) of the Company Disclosure Schedule, (1) all contributions to, and payments from, the Company Benefit Plans that may have been required to be made in accordance with the terms of the Company Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, except for any such untimely payment that has not and, if continued, would not, individually or in the aggregate, have a material adverse effect on the Company, (2) there has been no application for waiver or waiver of the minimum funding standards imposed by
             Section 412 of the Code with respect to any Pension Plan of the Company, (3) no Pension Plan of the Company has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of

             Section 412(a) of the Code and (4) there is no liability under Title IV of ERISA with respect to any Company Benefit Plan (except for insurance premiums payable to the Pension Benefit Guaranty Corporation which are not yet due) that has not been satisfied as of the date hereof.

      (iv) Each Pension Plan of the Company that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from U.S. Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked; and, to the knowledge of the Company, no such revocation has been threatened. No such Pension Plan has been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification, materially increase its costs or require security under Section 307 of ERISA. Furthermore, each Pension Plan of the Company that is intended to be tax qualified has been timely and properly amended since each respective Pension Plan's effective date to comport with any changes in the Code, ERISA, or other applicable federal or state law which might otherwise effect such Pension Plan's tax qualified status. The Company has delivered or made available to the Trust a copy of the most recent determination letter received with respect to each Pension Plan of the Company.

      (v) Each Welfare Plan of the Company may be amended or terminated without material liability to the Surviving Corporation at any time after the Effective Time.

      (vi) Except as disclosed in Schedule 3.1(l) of the Company Disclosure Schedule, no director, independent contractor or employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

      (vii) Schedule 3.1(l) of the Company Disclosure Schedule contains a list of all Company Benefit Plans which provide for accelerated vesting or payment of any benefits as a result of a change in control.

    (m) Taxes.

      (i) Each of the Company and its subsidiaries has filed all Federal and all material state and local Tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All Federal and all material state and local Tax returns and reports filed by the Company and each of its subsidiaries are complete and accurate in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such returns and reports and all material Taxes otherwise due, and the Company Balance Sheet adequately provides for Taxes payable by the Company and its subsidiaries for taxable periods and portions thereof accrued through the date of such financial statements.

      (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately provided for on the financial statements, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes and during the past three years no taxing authority has given written notice of the intent to commence any such examination, audit deficiency or refund litigation. None of the assets or properties of the Company or any of its subsidiaries is subject to any material Tax lien, other than any such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with generally accepted accounting principles ("Permitted Tax Liens").

      (iii) Schedule 3.1(m) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax returns for which an extension to file has filed and for which the related Tax return has not been filed.

      (iv) None of the payments or benefits which may be triggered under any Company Benefit Plan or other agreement or arrangement by the Merger or the other transactions contemplated hereby (either alone or in combination with a second event following the Merger such as termination of employment) will not be deductible under Code (S)280G.

      (v) As used in this Agreement, "Taxes" shall include all Federal, state and local income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto.

    (n) Inapplicability of DGCL Section 203 and Article THIRTEENTH of the Company Charter; Voting Requirements. The Company's Board of Directors (including, without limitation the requisite approval of "Continuing Directors" to the extent necessary under Article THIRTEENTH of the Company's Second Restated Certificate of Incorporation) has taken all actions necessary and appropriate to render the limitations on business combinations contained in
        Section 203 of the DGCL and the 66 2/3% voting provisions in Article THIRTEENTH of the Company's Second Restated Certificate of Incorporation inapplicable to this Agreement, the Stockholders Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Stockholders Agreements.

    (o) Rights Agreement. The Rights Agreement has been amended as of the date hereof (the "Rights Amendment") to the extent necessary (i) to render the Rights Agreement inapplicable to this Agreement, the Stockholders Agreements, the Merger, and the other transactions contemplated by this Agreement and the Stockholders Agreements (ii) to ensure that (y) neither the Trust nor any of its subsidiaries (including Acquisition Sub) is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a Stock Acquisition Date or Distribution Date (in each case as defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement or the Stockholders Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreements and
        (iii) to terminate the Rights Agreement effective as of the Effective Time.

    (p) Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan & Co., Incorporated (copies of whose engagement agreement have been provided to the Trust), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (q) Opinion of Financial Advisor; Board Findings and
        Recommendation. The Company has received the opinion of J.P. Morgan
        & Co. Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, the cash amount per Share specified in Section 2.1(c) to be paid in accordance with Article 2 is fair to the holders of the Company's Common Stock from a financial point of view. A copy of such opinion has heretofore been delivered to the Trust. The Company has been authorized by J.P. Morgan & Co. Incorporated to permit the inclusion of such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to J.P. Morgan & Co. Incorporated and its counsel. The Company's Board of Directors (i) has unanimously approved and adopted the Stockholders Agreements, this Agreement and the transactions contemplated hereby, including the Merger, and thereby, (ii) has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and (iii) unanimously recommends (subject to Section 4.2(b)) that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

    (r) Compliance with Applicable Laws. Each of the Company and its subsidiaries holds all Federal, state and local governmental approvals, authorizations, certificates, permits, filings, franchises, licenses, notices and rights, domestic or foreign ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and all such Permits are valid and in full force and effect, except where the failure to have, or the suppression or cancellation of, or the failure of any such Permits to be valid and in full force and effect individually or in the aggregate would not have a material adverse effect on the Company. The Company and each of its subsidiaries are in compliance with all applicable judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. As of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending, or to the Company's knowledge threatened, other than those which individually or in the aggregate would not have a material adverse effect on the Company.

    (s) No Default. Neither the Company nor any of its subsidiaries is in breach, default or violation (and no event has occurred, which, with notice or the lapse of time or both, would constitute a breach, default or violation) of any term, condition or provision of (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, except in the case of clauses (ii) and (iii) for breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect on the Company.

    (t) Environmental Laws and Regulations. Except as described in Schedule 3.1(t) of the Company Disclosure Schedule, the Company and each of its subsidiaries are in compliance with all applicable Federal, state and local laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which, except for any such non-compliance as has not and, if continued, would not, individually or in the aggregate, have a material adverse effect on the Company. For purposes of the immediately preceding sentence, compliance with Environmental Laws includes, but is not limited to, the possession by the Company and each of its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws. The Company is in material compliance with the terms and conditions thereof. Except as described in Schedule 3.1(t) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received written notice of, or is the subject of any facts, circumstances or conditions that could reasonably be expected to result in, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") that has had or, if continued, would have, individually or in the aggregate, a material adverse effect on the Company.

    (u) Contracts; Indebtedness. (a) Except as disclosed in Schedule 3.1(u) of the Company Disclosure Schedule, there are no contracts, agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole. All of such disclosed contracts are valid and legally binding obligations of the Company or its subsidiaries, as the case may be, and, to the knowledge of the Company, of each of the other parties thereto, and are enforceable in accordance with the terms thereof. No such contract contains any provision which prohibits or restricts, or provides that the other party thereto may terminate such contract in the event or by reason of, the Merger or the other transactions contemplated by this Agreement, or contains any other provision that would be altered or otherwise become applicable by reason of such transaction. The Company has provided true and correct copies of all such contracts to the Trust. Schedule 3.1(u) of the Company Disclosure Schedule sets forth (i) a list of each agreement, instruments and other obligation pursuant to which any indebtedness of the Company or any of its subsidiaries in a principal amount in excess of $1,000,000 is outstanding or may be incurred other than any that may be entered into after the date of this Agreement in compliance with Sections 4.1(a) and (ii) the respective principal amounts outstanding thereunder as of June 30, 2000.

    (v) Intellectual Property. The Company and its subsidiaries (i) own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole, and (ii) has taken such steps to preserve such Intellectual Property Rights as the Company has determined to be appropriate. Schedule 3.1(v) of the Company Disclosure Schedule sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole, and, to the Company's knowledge, all such Intellectual Property Rights are valid and enforceable. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the intellectual property rights of any person, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right. None of the Company's Intellectual Property Rights are licensed to any third party. Except as disclosed in the Company Disclosure Schedule, no material Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree, or agreement restricting the use thereof by the Company or any of its subsidiaries or restricting the licensing thereof by the Company or any of its subsidiaries.

    (w) Labor Matters. Except as disclosed in Section 3.1(w) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is party to any collective bargaining agreement, memorandum of understanding, settlement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its subsidiaries as an exclusive bargaining representative for employees of the Company or any of its subsidiaries. Except as disclosed in Section 3.1(w) of the Company Disclosure Schedule, to the Company's knowledge, there is no current union representation question involving employees of the Company or any of its subsidiaries, nor does the Company have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in Section 3.1(w) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has made any commitment that would require the application of the terms of any collective bargaining agreements entered into by the Company or any of its subsidiaries to the Trust, to any joint venture of the Trust, or to any subsidiary of the Trust.

           Except as disclosed in Section 3.1(w) of the Company Disclosure Schedule there is no material labor dispute, strike, picketing or work stoppage, or any lockout, involving employees of the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened against or involving the Company or any of its subsidiaries.

        Except as disclosed in Section 3.1(w) of the Company Disclosure Schedule, (i) there is no grievance, arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against the Company or any of its subsidiaries pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to the Company's knowledge, threatened, and (ii) there has been no adjudication by any court, arbitrator, mediator or governmental agency or tribunal that, in the case of either (i) or (ii), has or that would reasonably be expected to have a material adverse effect on the Company or otherwise limit or affect the business operations of the Company.

          To the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its subsidiaries that has not been resolved, and there is no charge or complaint against the Company or any of its subsidiaries.

           As of the date of this Agreement, (i) the Company is in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining worker classification and the payment and withholding of taxes and other sums as required by the appropriate governmental authority and has withheld and paid to the appropriate governmental authority or is holding for payment not yet due to such governmental authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Company has paid in full to all employees, or adequately accrued for in accordance with GAAP, consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any governmental authority with respect to any persons currently or formerly employed by the Company; (iv) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; and (v) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other governmental authority in any jurisdiction in which the Company has employees except in the case of clauses (i), (iii) and (v) above, where the same would not, individually or in the aggregate, have a material adverse effect on the Company.

    (x) Assets Other than Real Property Interests. The Company or a subsidiary of the Company has good and valid title to all material assets owned by them, in each case free and clear of all pledges, claims, charges, mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business if the underlying obligations are not overdue for a period of more than 90 days, and liens for Taxes which are not yet due and payable, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation or the marketability of the assets to which they relate in the business of the Company and its subsidiaries as presently conducted (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

           All the material tangible personal property of the Company and its subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and its subsidiaries and generally accepted industry practice. Each item of material tangible personal property of the Company and its subsidiaries is in all material respects in good working order and is adequate and sufficient for the Company's intended purposes, ordinary wear and tear excepted.

           This Section 3.1(x) does not relate to real property or interests in real property, such items being the subject of Section 3.1(y).

    (y) Title to Real Property. Schedule 3.1(y) sets forth a complete list of all real property owned in fee by the Company and its subsidiaries other than any real property disposed of after the date of this Agreement in compliance with Section 4.1(a) (individually, an "Owned Property"). Schedule 3.1(y) sets forth a complete list of all real property and interests in real property leased by the Company and its subsidiaries (other than any real property disposed of after the date of this Agreement in compliance with Section 4.1(a) (individually, a "Leased Property") and identifies any material leases relating thereto. The Company or a subsidiary has (i) good and marketable fee title to all Owned Property insurable at regular rates and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) leases, subleases and similar agreements set forth in Schedule 3.1(y), (B) Permitted Liens, (C) easements, covenants, rights-of-way and other similar restrictions of record, (D) any conditions that would be shown by a current, accurate survey or physical inspection of any Company Property made prior to Closing and (E)
         (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any subsidiary thereof has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (C), (D) and (E), individually or in the aggregate, materially impair the value or the continued use and operation of the property to which they relate in the business of the Company and its subsidiaries as presently conducted. No local zoning or similar land use or government regulations materially impairs the current use by the Company and its subsidiaries of the plants, offices and other facilities located on Company Property.

    (z) Insurance. The Company and its subsidiaries maintain policies of directors' and officers' liability insurance, fire and casualty, liability and other forms of insurance (including self-insurance) in such amounts, with such deductibles and against such risks and losses as are reasonable for the operation of the business and ownership of assets of the Company and its subsidiaries. The insurance policies owned and maintained by the Company and its subsidiaries are listed in Schedule 3.1(z). All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of the Company, the activities and operations of the Company and its subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The coverages provided by such policies of insurance with respect to events occurring prior to the Effective Time will not be affected in any manner by, and will not terminate or lapse by reason of, any of the Merger or any other transaction contemplated by this Agreement.

    (aa) Transactions with Affiliates. Except as set forth in Sections 3.1(k), 3.1(l), 3.1(u) and 3.1(aa) of the Company Disclosure Schedule, there is no material agreement, contract or other arrangement between the Company or any subsidiary, on the one hand, and any officer, director or affiliate

         (other than the Company or a subsidiary), on the other hand. Officer, director or affiliate of the Company or any subsidiary (other than the Company or any subsidiary) has any material interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company or a subsidiary. No affiliate of the Company or any subsidiary (other than the Company or any subsidiary) has any direct or indirect ownership interest in any person in which the Company or a subsidiary has any direct or indirect ownership interest or with which the Company or a subsidiary competes or has a business relationship.

    (bb) State Takeover Statutes. Except for Section 203 of the DGCL (which, as described in Section 3.1(n), the Board of Directors of the Company has taken all actions to render the limitations on business combinations therein inapplicable to this Agreement, the Stockholders Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby), no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Stockholders Agreements, the Merger or the other transactions contemplated hereby or thereby.

Section 3.2 Representations and Warranties of the Trust.

   Except as set forth with respect to an identified representation and warranty on the Disclosure Schedule delivered by the Trust to the Company upon the execution of this Agreement (the "Trust Disclosure Schedule"), the Trust represents and warrants to the Company as follows:

    (a) Organization, Standing and Corporate Power. The Trust is a statutory trust duly formed and validly existing under the laws of Connecticut and has the requisite power and authority to carry on its business as now being conducted. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Trust and Acquisition Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Trust.

    (b) Authority; Noncontravention. Each of the Trust and Acquisition Sub has all requisite trust or corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Trust and Acquisition Sub and the consummation by the Trust and Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary trust or corporate action (as the case may be) on the part of such person. This Agreement has been duly executed and delivered by each of the Trust and Acquisition Sub and constitutes the legal, valid and binding obligation of such persons, enforceable against each such person in accordance with its terms. The execution, delivery and performance of this Agreement and the Stockholders Agreements do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement and the Stockholders Agreements by the Trust and Acquisition Sub will not, conflict with, or result in any violation of, breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) trust agreement of the Trust or the certificate of incorporation or by-laws of Acquisition Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Trust or Acquisition Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Trust or Acquisition Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect on the Trust. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Trust or Acquisition
        Sub in connection with the execution, delivery and performance of this Agreement or the Stockholders Agreements by the Trust or Acquisition Sub or the consummation by the Trust and Acquisition Sub of the transactions contemplated by this Agreement or the Stockholders Agreements, except for (1) the filing of a premerger notification and report form by the Trust or Acquisition Sub under the HSR Act, to the extent required thereby; (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Trust is qualified to do business; and (3) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a material adverse effect on the Trust.

    (c) Information Supplied. None of the information supplied or to be supplied by the Trust or Acquisition Sub in writing specifically for inclusion or incorporation by reference in any documents filed or to be filed with the SEC or any other governmental entity in connection with the transactions contemplated hereby, including the Proxy Statement will, at the respective times such document is filed, and also, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote upon the approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (or necessary to correct any statement in any earlier communication).

    (d) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney, the fees and expenses of which will be paid by the Trust, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Trust.

    (e) Financing Commitment. The Trust has received an executed letter, dated as of August 8, 2000 (the "Lender Letter"), from Cooperative Centrale Raiffeisen--Boeremleembank B.A., "Rabobank--Nederland", New York (the "Lender"), a true and correct copy of which has been furnished to the Company, indicating that the Lender, subject to obtaining internal credit approval, is confident that it can provide the funds necessary to fund in full the payment of the merger consideration payable by the Trust in accordance with
        Article 2. The Trust agrees that within 30 days after the execution of this Agreement it will furnish to the Company an executed commitment (the "Commitment") from the Lender or from another financial institution(s) reasonably acceptable to the Company in a form customary for a financial buyer under similar circumstances with respect to the funds required by the Trust to consummate the transactions contemplated hereby, subject to customary conditions precedent for such a commitment, including, without limitation, the negotiation and execution of definitive documentation for such funding and final Lender approvals. Concurrently with the execution of this Agreement, the Trust has caused the Lender to issue an irrevocable direct draw letter of credit in the form attached hereto as Annex I (the "Letter of Credit"), pursuant to which the Company shall have the right, on the terms and subject to the conditions set forth therein, to draw in full to receive payment of $12,000,000 in accordance with Section 7.2(b).

    (f) No Prior Activities of the Trust and Acquisition Sub. Each of the Trust and Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE 4

                   Covenants Relating to Conduct of Business

Section 4.1 Conduct of Business.

    (a) Conduct of Business by the Company. Except as set forth in Section
        4.1 of the Company Disclosure Schedule, and except with the written consent of the Trust, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, and ordinary course consistent with past practice and in compliance in material respects with all applicable laws and regulations and use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with those persons having business dealings with them. Except as set forth in Section 4.1 of the Company Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the written consent of the Trust:

        (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
              (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the redemption of the Rights (as defined in the Rights Agreement) as and in the manner provided for in the Rights Agreement);

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement and in accordance with their present terms or in accordance with the present terms of the Stock Plans);

        (iii) amend its certificate of incorporation, by-laws, articles of incorporation, or other comparable organizational documents, as applicable;

        (iv) merge or consolidate with any other person or acquire any interest in material assets of any other person other than pursuant to existing contract or commitments which have been disclosed to the Trust on the Company Disclosure Schedule;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to, or permit the creation or other incurrence of, any material Lien or otherwise dispose of any material properties or assets;

        (vi) (x) incur indebtedness for borrowed money, assume or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings or general corporate purpose borrowings under the Bank Credit Agreement, in either case incurred in the ordinary course of business in an aggregate amount not in excess of $115 million less outstanding borrowings under the Bank Credit Agreement, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect subsidiary of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business and for computer loans to employees in the ordinary course of business pursuant to existing programs;

      (vii) make or agree to make any new capital expenditure or capital expenditures other than capital expenditures which (a) are the subject of contractually committed purchase orders as of the date hereof with the Company or any of its subsidiaries, or
             (b) individually are not in excess of $250,000 and in the aggregate are not in excess of $3,000,000, provided that at any time aggregate capital expenditures exceed $1,000,000 the Company shall give written notice to the Trust at least 14 days in advance prior to the commitment for any capital expenditures that individually will exceed $100,000, or (c) constitute reasonable expenditures not to exceed $80,000 made by the Company or any of its subsidiaries in connection with any emergency or other force majeure events affecting the Company or any of its subsidiaries;

      (viii) make any Tax election or settle or compromise any material Tax liability or take any action with respect to the computation of Taxes or the preparation of Tax returns or reports that is inconsistent with past practice;

      (ix) pay, discharge, settle or satisfy material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (x) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

      (x) (x) enter into or adopt any new Company Benefit Plan or amend (other than as required by applicable law) any Company Benefit Plan in any material respect, (y) increase the compensation or bonus opportunity of any officer or employee of the Company or its subsidiaries, except for increases in the ordinary course of business consistent with past practice and except for benefits required to be paid under Company Benefit Plans as in effect on the date of this Agreement, or (z) grant additional equity-based compensation to any officer or employee of the Company or its subsidiaries;

      (xi) enter into any contracts or agreements in the ordinary course of business requiring the payment, or receipt of payment, of consideration in excess of $300,000, or modify, amend or terminate any existing material contract that is material to the business of the Company and its subsidiaries, taken as a whole, other than (a) modifications, amendments or terminations in the ordinary course of business consistent with past practice, (b) contracts, agreements or purchase orders for capital expenditures permitted under this Section 4.1(a), and
             (c) contracts, agreements or purchase orders entered into in the ordinary course of business with customers and suppliers for the sale of the Company's or any of its subsidiary's products or the purchase of raw materials, supplies, fuel, utilities and other goods or services, used or consumed in the ordinary course of business.

      (xii) settle any material action, suit, investigation or proceeding other than any action, suit, investigation or proceeding which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief;

      (xiii) fail to maintain with financially responsible insurers insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses;

      (xiv) fail to maintain in full force and effect all material Permits that are required in connection with the conduct of the businesses of the Company and its subsidiaries or sell, transfer, license or otherwise dispose of any rights or interests under such Permits;

        (xv) make any change to its accounting methods, tax accounting or accounting principles or practices, except as may be required by GAAP; or

        (xvi) authorize, or commit or agree to take, any of the foregoing actions.

    (b) Other Actions. The Company and the Trust shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article 6 not being satisfied.

    (c) Advice of Changes. The Company and the Trust shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event having, or which could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article 6 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, Disclosure Schedules or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (d) DRIP; ESPP. On the date of this Agreement, the Company shall cause purchases of Company Common Stock under the Dividend Reinvestment Plan and its Employee Stock Purchase Plan to be suspended or terminated and to continue such suspension or termination while this Agreement is in effect. In connection with any such suspension or termination, the Company may return any unspent contributed funds to the contributing participants in such plans.

Section 4.2 No Solicitation.

    (a) From the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries (the "Representatives") to, directly or indirectly through another person, (i) solicit or initiate (including by way of furnishing information), or take any other action designed and intended to facilitate or encourage, any inquiries or the making of any proposal that constitutes any Takeover Proposal (as defined below),
        (ii) participate or engage in any discussions or negotiations regarding any Takeover Proposal, or (iii) disclose any nonpublic information relating to the Company or any of its subsidiaries to any person; provided, however, that if, at any time prior to the approval and adoption of this Agreement by the holders of outstanding shares of Company Common Stock, the Board of Directors of the Company determines in good faith, (i) after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law and (ii) after consultation with the Company's financial advisors, that such Takeover Proposal, if consummated, would be a Superior Proposal (as defined below), then the Company may, in response to a bona fide written Takeover Proposal that was not solicited by it, and subject to compliance with Section 4.2(c),
        (x) furnish information with respect to the Company and its subsidiaries to any person submitting such Takeover Proposal (which person may also be a person who participated in discussions with the Company prior to the execution of this Agreement and with whom the Company ceased discussions in accordance with Section 4.2(e)), provided such information is furnished pursuant to an existing confidentiality agreement or a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated as of August 3, 2000, between the Company and Integrated Capital Associates, Inc., (including, without limitation, the standstill provisions thereof) and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, in all cases other than the transactions contemplated by this Agreement.

    (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Trust, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Stockholders Agreements, the Merger and the other transactions contemplated hereby or thereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
        (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or fee arrangement or other agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, if prior to the approval and adoption of this Agreement by the holders of Company Common Stock, the Board of Directors of the Company receives an unsolicited Takeover Proposal which the Board of Directors determines in good faith (i) after consultation with the Company's financial advisors, constitutes a Superior Proposal, and (ii) after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (x) withdraw or modify its approval or recommendation of this Agreement, the Stockholders Agreements, the Merger or the transactions contemplated hereby or thereby, (y) approve or recommend such Superior Proposal or (z) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal subject to payment of the Termination Fee prior to or concurrently with the termination hereof, but only (i) if the Company has complied with Section 4.2(a), (ii) if such action is taken at a time that is after the third business day following the Trust's receipt of written notice from the Company advising the Trust that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (iii) the Trust does not make prior to the lapse of such time period a definitive, binding offer which provides equal or greater value to the stockholders of the Company as the Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide written Takeover Proposal made by a third party on terms that the Board of Directors of the Company determines in its good faith judgment, after consultation with its financial advisors and after taking into account all the terms and conditions of such proposal, provides greater value to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which the Board of Directors of the Company has reasonably determined can be obtained by such third party.

    (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall immediately (within 24 hours) advise the Trust of any Takeover Proposal or Superior Proposal, the material terms and conditions known to the Company of such Takeover Proposal or Superior Proposal, a copy of any offer or other written communications and the identity of the person making such request, Takeover Proposal or Superior Proposal. The Company shall keep the Trust fully informed of the status and details of any such request or proposal and the status of any discussions and negotiations in relation thereto.

    (d) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

    (e) Without the prior consent of the Trust, the Company shall not (i) except to the extent contemplated by this Agreement, amend or modify the Rights Agreement or redeem or terminate the Rights Agreement or (ii) modify or release any person from any confidentiality or standstill agreement to which the Company is a party if such action would have the purpose or effect of permitting or facilitating the submission of a Takeover Proposal by such person. Immediately upon the execution of this Agreement, the Company shall, and the Company shall cause its subsidiaries and Representatives to, cease and cause to be terminated all activities, discussions and negotiations, if any, with any person conducted prior to the date hereof with respect to, or seeking to obtain, any Takeover Proposal.

                                   ARTICLE 5

                             Additional Agreements

   Section 5.1 Preparation of the Proxy Statement; Company Stockholders Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law, its Second Amended and Restated Certificate of Incorporation and its Bylaws:

    (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, use its reasonable best efforts to have the Proxy Statement cleared by the SEC and thereafter mailed to the Company's stockholders at the earliest practical date. The Trust and its counsel shall be given the reasonable opportunity to review and comment upon the Proxy Statement (and any supplements thereto) prior to the time they are filed with the SEC. The Company shall provide the Trust and its counsel with a copy of any written comments or telephonic notification of any verbal comments that are received by the Company from the SEC or its staff with respect to the Proxy Statement and shall further provide the Trust and its counsel with a copy of any written response and telephonic notifications of any verbal responses by the Company. If at any time prior to the Closing Date any fact, event or development is discovered by the Company which is required under applicable law to be set forth in a supplement to the Proxy Statement, the Company shall prepare and file with the SEC any such supplement or amendment and shall disseminate the same to its stockholders in the manner required by applicable law.

    (b) As promptly as practicable following the date of this Agreement, subject to Section 4.2, the Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.2(b), the Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the consummation of the other transactions contemplated hereby and shall use its reasonable best efforts to obtain such approval by its stockholders.

    (c) The Trust shall vote, or cause to be voted, all of the Shares then owned by it, Acquisition Sub or any of its other subsidiaries in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

Section 5.2 Access to Information; Confidentiality.

   From the date of this Agreement until the Closing Date, the Company shall, and shall cause each of its respective subsidiaries (i) to afford to the Trust and to its officers, employees, financial advisors, attorneys, accountants and other representatives and to any other person that the Trust or the Acquisition Sub has advised the Company is or may be interested in purchasing from the Surviving Corporation after the Merger any of the assets, facilities or operations of the Company, or any of its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records, (ii) instruct its counsel, financial advisors, auditors and other authorized representatives of the Company and its subsidiaries to cooperate with the Trust in its investigation of the Company and its subsidiaries, and
(iii) to furnish promptly to the Trust (a) a copy of each report, schedule, form, statement and other document filed by it during such period pursuant to the requirements of U.S. Federal or state securities laws and (b) other information concerning its business, properties and personnel as such other party may reasonably request. The Trust will hold, and will cause its officers, employees, financial advisors, attorneys, accountants and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of that certain Confidentiality Agreement dated August 3, 2000 by and between Integrated Capital Associates, Inc. and the Company (the "Confidentiality Agreement").

Section 5.3 Reasonable Best Efforts.

   Subject to Section 4.2(b), upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practical, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 4.1(d)(1)-(4) and 4.2(b)(1)-(3)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary waivers, consents or approvals from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

   Without limiting the generality of the foregoing, each of the Company and the Trust shall, to the extent required under the HSR Act, promptly file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") notification and report forms pursuant to the HSR Act relating to the merger and the other transactions contemplated in this Agreement. The Company and the Trust shall promptly respond to any request for additional information or documenting material by the FTC or Antitrust Division and shall cooperate with each other to effect the expiration of any waiting periods applicable thereto as promptly as practicable. The Company and the Trust shall each consult with the other and use their reasonable best efforts to coordinate any communications or filings with the FTC and the Antitrust Division.

   In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholders Agreements, the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Stockholders Agreements, the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreements may be consummated as promptly as practical on the terms contemplated herein and therein and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreements.

   In addition, the Trust undertakes and agrees to use its reasonable best efforts and to take all reasonable actions necessary to obtain the Commitment within the 30-day period specified in Section 3.2(e), to finalize the definitive documentation as promptly as practicable thereafter for the funding in full of the merger consideration that will become payable at the Effective Time and to cause the conditions to funding thereunder to be satisfied.

Section 5.4 Employee Matters

    (a) The Trust agrees that the Company shall honor in accordance with their respective terms and, on and after the Effective Time, the Trust shall cause the Surviving Corporation to honor all Company Benefit Plans and all other written employment, severance, termination and retirement agreements to which the Company is a party as of the Effective Time, and which are set forth on the Company Disclosure Schedule. Subject to the preceding sentence, the Trust agrees to cause the Surviving Corporation, after consummation of the Merger, to pay all amounts provided under such Company Benefit Plans and agreements in accordance with their respective terms and to honor, and to cause the Surviving Corporation to honor, all rights and privileges to or with respect to any such Company Benefit Plans or agreements that are vested at the Effective Time or vested as a result of the Merger.

    (b) The Trust agrees that, for a period of no less than one year after the Effective Time, it shall, and shall cause the Surviving Corporation to, provide employee pension and welfare plans (other than stock options, restricted stock units and other equity-based or phantom equity-based awards) for the benefit of employees and former employees of the Company, that, in the aggregate, are not materially less favorable than the Pension Plans and Welfare Plans in effect immediately prior to the Effective Time. To the extent any benefit plan of the Trust (or any plan of the Surviving Corporation) shall be made applicable to any employee or former employee of the Company, the Trust shall, or shall cause the Surviving Corporation to, grant to employees and former employees of the Company credit for service with the Company prior to the Effective Time for the purposes of determining eligibility to participate and the employee's nonforfeitable interest in benefits thereunder. In addition, to the extent any benefit plan of the Trust (or any plan of the Surviving Corporation) that constitutes a "Welfare Plan," as defined in Section 4.1(l) hereof, shall be made applicable to any employee or former employee of the Company, the Trust shall, or shall cause the Surviving Corporation to, (i) waive all preexisting condition exclusions and waiting periods otherwise applicable to employees and former employees of the Company, except to the extent any such limitations or waiting periods in effect under comparable Welfare Plans have not been satisfied as of the date such plan is made so applicable and (ii) credit each employee and former employee of the Company for any co-payments and deductibles paid by such employee or former employee under comparable Welfare Plans during the current year. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any Company Benefit Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or the Trust to continue (other than as required by its terms) any written employment contract.

Section 5.5 Rights Agreement.

   The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.1(o)) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the execution of this Agreement and the Stockholders Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 5.6 Continuance of Existing Indemnification Rights.

    (a) For six years after the Effective Time, and during the pendency thereafter of any Claim (as defined below) asserted or made within such six year period, the Surviving Corporation shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer (an "Indemnified Person") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim directly or indirectly is based on, or arises out of the fact that: such Indemnified Person is or was a director or officer of the Company or any of its subsidiaries, including any claim based in whole or in part on this Agreement or any of the transactions contemplated hereby, in each case, to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, the Company's Second Restated Certificate of Incorporation and by-laws and any indemnification agreement to which the Company and an Indemnified Party are parties, including provisions relating to advancement of expenses incurred in the defense of any such Claim; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) involving any Claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Surviving Corporation or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 5.6 and provided, further, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this
        Section 5.6 upon learning of any such Claim shall notify the Company (or after the Effective Time, the Surviving Corporation), but the failure to so notify shall not relieve a party from any liability that it may have under this Section 5.6, except to the extent that such failure prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict or a potential conflict on any significant issue between the positions of any two or more Indemnified Parties. Without limiting the generality of the foregoing, if any Indemnified Person becomes involved in any Claim, after the Effective Time, then the Surviving Corporation shall periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such Indemnified Person providing an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.

    (b) The Trust and the Company agree that all rights to indemnification, to defense, and being held harmless (including rights to advancement of expenses), existing in favor of any Indemnified Person, as provided in the Company's Second Restated Certificate of Incorporation or by-laws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto that would be adverse to any Indemnified Person unless, as to any such Indemnified Person, such Indemnified person consents thereto. The obligations of the Surviving Corporation pursuant to Section 5.6(a) and this Section 5.6(B) shall be assigned in accordance with
        Section 8.10.

    (c) The Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance policy (the "D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that (i) upon the sale by the Surviving Corporation of all or substantially all of its assets to an unaffiliated person, which person provides a substitute policy of similar coverage and amounts containing terms no less advantageous to such former directors or officers than the D&O Insurance and agrees to maintain such coverage for a period of not less than six years after the Effective Time, the Surviving Corporation's obligation hereunder shall cease, (ii) the Company or such unaffiliated person, as the case may be, may substitute therefor policies of similar coverage and amounts containing terms no less advantageous to such former directors or officers and (iii) if the existing D&O Insurance expires or is canceled during such period, then the Surviving Corporation or such unaffiliated person, as the case may be, shall use its reasonable best efforts to obtain a directors' and officers' liability insurance policy substantially similar to the D&O Insurance; provided, further, that if the aggregate annual premiums for such insurance pursuant to this Section 5.6(c) at any time during such period shall exceed 100% of the per annum rate of premium paid by the Company and its subsidiaries as of the date hereof for such insurance, the Surviving Corporation shall provide only such coverage as shall then be available for such amount.

Section 5.7 Fees and Expenses.

    (a) Except as set forth in this Section 5.7, all fees and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    (b) If this Agreement is terminated by (i) either the Trust or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) and prior to the termination hereof a Takeover Proposal has been made by any person or any person publicly announces its intent to make a Takeover Proposal, unless, in the case of a termination by the Company, the failure to consummate the Merger is the result of a material breach of this Agreement by the Trust or Acquisition Sub or a material failure by the Trust or Acquisition Sub to fulfill any obligation under this Agreement, (ii) the Trust pursuant to Section 7.1(b)(iv), 7.1(d), 7.1(e) or 7.1(h), or (iii) the Company pursuant to Section 7.1(c), then the Company shall promptly pay the Trust a fee equal to $10,000,000 (the "Termination Fee"), which Termination Fee shall be payable by wire transfer of same day funds not later than the date of termination of this Agreement.

Section 5.8 Public Announcements.

   The Trust and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, stock exchange requirements or court process. If either the Company or the Trust determines that a public announcement is required by applicable law, stock exchange requirement or court process, prior to making such announcement, it will consult and coordinate with the other party regarding the substance thereof. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed upon by the parties.

Section 5.9 Stockholder Litigation.

   The Company shall give the Trust the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the Trust's consent, which consent shall not be unreasonably withheld.

Section 5.10 Bank Credit Agreement and Indenture.

   The Surviving Corporation shall honor, on and after the Effective Time, the obligations of the Company under the Bank Credit Agreement and the Indenture. The Trust acknowledges that (a) under the Bank Credit

Agreement the change in beneficial ownership of the Company resulting from the Merger will constitute an Event of Default (as defined in the Bank Credit Agreement) and (b) for purposes of the Indenture, the Merger will constitute a Change of Control (as such term is defined in Section 3.17 of the Indenture). The Surviving Corporation shall, after consummation of the Merger, pay, as and when due, all amounts provided for under the Bank Credit Agreement and the Senior Subordinated Note Indenture in accordance with their respective terms (including by making a Change of Control Offer (as defined in Section 3.17 of the Indenture) under the Indenture, to the extent such offer is required by the Indenture).

Section 5.11 Amendment of Disclosure Schedules.

   Each party agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Effective Time to supplement or amend promptly the Schedules to such party's Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such party's Disclosure Schedule. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Schedules to a party's Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Effective Time shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Effective Time shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

                                   ARTICLE 6

                              Conditions Precedent

Section 6.1 Conditions to Each Party's Obligation To Effect the Merger.

   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained to the extent required by the DGCL, the Company's Second Restated Certificate of Incorporation and the Company's by-laws.

    (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) No Injunctions or Restraints. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used all reasonable best efforts to prevent the enactment, promulgation, entry, issuance or enforcement of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered or issued.

Section 6.2 Conditions to Obligations of the Trust and Acquisition Sub.

   The obligations of the Trust and Acquisition Sub to effect the Merger are further subject to satisfaction or waiver (by the Trust) on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided, however, that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would, collectively, not result in a material adverse effect on the Company, and the Trust shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Trust shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to such effect.

    (c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by the Trust or Acquisition Sub of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by the Trust or any of its subsidiaries of any material portion of the business or assets of the Company, or any of its subsidiaries, or to compel the Trust or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of the Trust to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, or (iv) seeking to prohibit the Trust or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries. In addition there shall not be any judgment, order, decrees, statute, law, ordinance, rule or regulation, enacted, entered, promulgated or enforced that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) of the immediately preceding sentence.

    (d) Commercial Production at Lawton Mill. On or before October 1, 2000, the Company or its subsidiary Republic Paperboard Company ("RPC") shall have delivered to James Hardie Gypsum, Inc. ("Hardie"), the "Commencement Notice" (as such term is defined in Section 3(b) of the Paperboard Supply Agreement dated as of May 14, 1998, among RPC, the Company and Hardie (the "Hardie Contract")).

Section 6.3 Conditions to Obligation of the Company.

   The obligation of the Company to effect the Merger is further subject to satisfaction or waiver (by the Company) on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Trust set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided, however, that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would, collectively, not result in a material adverse effect on the Trust, and the Company shall have received a certificate signed on behalf of the Trust by its trustee to such effect.

    (b) Performance of Obligations of the Trust. The Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Trust by its trustee to such effect.

                                   ARTICLE 7

                       Termination, Amendment and Waiver

Section 7.1 Termination.

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

    (a) by mutual written consent of the Trust and the Company; or

    (b) by either the Trust or the Company if:

        (i) the Merger shall not have been consummated on or before January 31, 2001, unless the failure to consummate the Merger is the result of a material breach of this Agreement or a material failure to fulfill any obligation under the Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 20 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling, injunction or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Stockholder Meeting;

        (ii) the Company Stockholder Meeting has been duly convened but the Company Stockholder Approval shall not have been obtained at such Company Stockholder Meeting (or any adjournment thereof);

        (iii) any Governmental Entity shall have issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling, injunction or other action shall have become final and nonappealable;

        (iv) the other party breaches any covenant or other agreement contained in this Agreement that (A) would give rise to the failure of such party to satisfy any condition set forth in
              Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in breach in any material respect of any obligation, covenant or other agreement contained in this Agreement or in Material Breach of any representation or warranty contained in this Agreement); or

    (c) by the Company in accordance with Section 4.2(b), provided that it has complied with all provisions thereof and that it complies with the requirements, if then applicable, of Section 5.7; or

    (d) by the Trust if (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend, withdrawn, or modified in a manner adverse to the Trust, its approval or recommendation of this Agreement, the Merger and the other transactions contemplated hereby or approved or recommended any Superior Proposal, (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions or (iii) failed to affirm its recommendation of this Agreement, the Merger or the other transactions contemplated hereby within three Business Days of a request to do so by the Trust; or

    (e) by the Trust, if the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Takeover Proposal or a Superior Proposal; or

    (f) by the Company if (i) the Trust fails to deliver a copy of the Commitment to the Company during the 30-day period specified in
        Section 3.2(e) (provided that as of the time of such termination pursuant to this clause (f)(i) such failure is continuing); or (ii) as of the date of the

        Company Stockholder Meeting, (A) the Trust has not finalized the definitive loan agreements pursuant to which the Trust will obtain the funds for the payment in full of the merger consideration in accordance with Article 2 (and such loan documents are not finalized as of the time of such termination pursuant to this clause (f)(ii)), and (B) the Company is not then in breach of any of its obligations, covenants or agreements hereunder, which breach has had or, if continued, is likely to have a material adverse effect on the Company; or (iii) not later than 48 hours after the Company's stockholders have approved and adopted this Agreement, the Merger and the consummation of the other transactions contemplated hereby at the Company Stockholder Meeting, all conditions (other than consummation of the Closing) to the Trust obtaining the funds necessary to pay in full the merger consideration in accordance with Article 2 have not been satisfied, provided that as of the time of such termination (A) such conditions to obtaining the funds remain unsatisfied, (B) all of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied (and the officers of the Company specified in Section 6.2(a) and (b) are prepared to deliver the certificates required thereby) and (C) the Company is not then in breach of any of its obligations, covenants or agreements hereunder, which breach has had or, if continued, is likely to have a material adverse effect on the Company; or

    (g) by the Company if the Trust fails to close after the second business day after (1) all of the conditions set forth in Sections 6.1 and
        6.2 have been satisfied (and the officers of the Company specified in Sections 6.2(a) and (b) are prepared to deliver the certificates required thereby), (2) the Company is not then in breach in any material respect of any of its obligations, covenants or agreements hereunder and (3) the Company gives 2 business days' prior written notice of its satisfaction of all obligations under Sections 6.1 and
        6.2 and the waiver by the Company of any obligations of the Trust not satisfied under Section 6.3; or

    (h) by the Trust if the Company fails to close after the second business day after (1) all of the conditions set forth in Sections 6.1 and
        6.3 have been satisfied (and the officers of the Trust specified in Sections 6.3(a) and (b) are prepared to deliver the certificates required thereby), (2) the Trust is not then in breach in any material respect of any of its obligations, covenants or agreements hereunder and (3) the Trust gives 2 business days' prior written notice of its satisfaction of all obligations under Sections 6.1 and
        6.3 and the waiver by the Trust of any obligations of the Company not satisfied under Section 6.2; or

    (i) by the Trust at any time after October 1, 2000 if the "Commencement Notice" (as such term is defined in Section 3(b) of Hardie Contract) was not given in accordance with the Hardie Contract on or before October 1, 2000.

Section 7.2 Effect of Termination.

    (a) Upon termination of this Agreement by either the Company or the Trust as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Trust, Acquisition Sub or the Company, other than the provisions of Section 3.1(p), Section 3.2(d), the last sentence of Section 5.2, Section 5.7, this Section 7.2 and Article 8.

    (b) The Trust and Acquisition Sub agree that if this Agreement is terminated by the Company in accordance with the terms of Section 7.1(b)(iv), Section 7.1(f) or Section 7.1(g), the Trust shall be obligated to pay to the Company $12,000,000 as liquidated damages, which payment (i) shall be funded by the Company drawing such amount under the Letter of Credit, (ii) shall constitute the exclusive remedy available to the Company at law or in equity in respect of any such termination by the Company or any breach of this Agreement by the Trust or Acquisition Sub, and (iii) shall constitute payment for all claims, damages, out-of-pocket expenses and fees arising out of or incurred by the Company in connection with this transaction. The Letter of Credit furnished to the Company by the Trust concurrently with the execution of this Agreement shall constitute the source for funding the $12,000,000 payment required from the Trust pursuant to this Section 7.2(b).

Section 7.3 Amendment.

   This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment which by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Extension; Waiver.

   At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE 8

                               General Provisions

Section 8.1 Nonsurvival of Representations and Warranties.

   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices.

   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Trust or Acquisition Sub, to

         Premier Construction Products Statutory Trust
         c/o First Union National Bank, as trustee
         10 State House Square
         Hartford, CT 06103
         Fax: (860) 247-1356
         Attention: W. Jeffrey Kramer

         with a copy to:

         Premier Construction Products Acquisition Corp.
         220 Jackson Street
         San Francisco, California 94111
         Fax: (415) 986-5511
         Attention: General Counsel

         and
         Andrews & Kurth L.L.P.
         4200 Chase Tower
         Houston, Texas 77002
         Fax: (713) 220-4285
         Attention: G. Michael O'Leary
         if to the Company, to

         Republic Group Incorporated
         811 East 30th Avenue
         Hutchinson, Kansas 67502
         Fax: (316) 727-2727
         Attention: Doyle R. Ramsey

         with a copy to:

         Locke Liddell & Sapp LLP
         2200 Ross Avenue, Suite 2200
         Dallas, Texas 75201
         Fax: (214) 740-8800
         Attention: Bryan E. Bishop

Except as provided below, all such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if actually received prior to 5 p.m. in the place of receipt and such day is a business day in the place or receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice given exclusively by registered or certified mail as provided above shall be deemed received on the fifth business day.

Section 8.3 Definitions.

   For purposes of this Agreement:

    (a) "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "Bank Credit Agreement" means that certain Credit Agreement dated as of July 15, 1998 among the Company, the banks party thereto, and Bank of America, N.A., as Administrative Agent, as amended;

    (c) "Filed SEC Documents" means SEC Documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended;

    (d) "Indenture" means that certain Indenture dated as of July 15, 1998 between the Company and UMB Bank, N.A., as Trustee;

    (e) "material adverse effect" means, when used in connection with a party to this Agreement, any change, effect, event or occurrence that (i) is or would reasonably be expected to be materially adverse to the assets, business, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole; (ii) impairs, or would reasonably be expected to impair, the ability of such party to perform its obligations under this Agreement in any material respect or (iii) prevents or materially delays, or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (f) "person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity;

    (g) "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body) is owned directly or indirectly by such first person;

    (h) "significant subsidiary" of any person means any subsidiary of such person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC;

    (i) "Takeover Proposal" has the meaning assigned thereto in Section
        4.2(a);

    (j) "Superior Proposal" has the meaning assigned thereto in Section 4.2(b); and

    (k) "Taxes" has the meaning assigned thereto in Section 3.1(m)(iii).

Section 8.4 Interpretation.

   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. All monetary sums herein are in United States of America dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 8.5 Counterparts.

   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries.

   This Agreement (including the documents and instruments referred to herein), the Stockholders Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior written or oral and all contemporaneous oral agreements and understandings, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 2 and Section 5.6, are not intended to confer upon any person other than the parties any rights or remedies.

Section 8.7 Governing Law.

   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8 Jurisdiction.

   Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

Section 8.9 Waiver of Jury Trial.

   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Assignment.

   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by a party without the prior written consent of each other party, except that either the Trust or Acquisition Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve the Trust or Acquisition Sub of its obligations hereunder. Notwithstanding the foregoing, the parties hereto agree that (i) the Surviving Corporation shall, and the Trust shall cause the Surviving Corporation to, assign the obligations of the Trust or the Surviving Corporation, as the case may be, under Sections 5.4 and 5.6 to any person who acquires all or substantially all of the assets of the Surviving Corporation, and the Surviving Corporation shall cause, and the Trust shall cause the Surviving Corporation to cause, such person to assume the obligations of the Surviving Corporation, and any such assignment and assumption shall relieve the Trust and Surviving Corporation of their obligations under Sections 5.4 and 5.6, or (ii) if the Surviving Corporation sells or otherwise disposes of substantially all of its assets in a manner or manners such that no person acquires all or substantially all of such assets, then the Surviving Corporation shall, and the Trust shall cause the Surviving Corporation to, make such provisions for the obligations of the Trust and the Surviving Corporation under Sections 5.4 and 5.6 as the Surviving Corporation and a majority of the persons presently serving as the Chief Executive Officer, Chief Financial Officer and Vice President-Finance (or, if any such person is unavailable due to illness or death, a majority of the specified persons then available) determine to be appropriate, and upon making such provisions the Trust and the Surviving shall be relieved of their obligations under Sections 5.4 and 5.6. Any assignment in violation of the first sentence of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.11 Disclosure Schedules.

   Matters reflected on the Company Disclosure Schedule and the Trust Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Company Disclosure Schedule or the Trust Disclosure Schedule, as the case may be. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 8.12 Severability.

   If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a mutually acceptable, suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.13 Payments Constitute Liquidated Damages.

   The parties agree that the dollar amounts provided in Sections 5.7(b) and 7.2(b) payable upon the occurrence of the events specified therein have been determined by negotiation and reflect their best estimate and judgement of the monetary value of the losses and damages to be incurred in connection with, and the time, effort, expense and cost of opportunity associated with, the transactions contemplated in this Agreement, and the parties agree to accept payment of such amount as liquidated damages in full and complete satisfaction of all claims and expenses arising from the occurrence of such events (including, but not limited to, claims for specific performance).

Section 8.14 Enforcement.

   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity.

   IN WITNESS WHEREOF, the Trust, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PREMIER CONSTRUCTION PRODUCTS
                                           STATUTORY TRUST

                                          By: First Union National Bank, not
                                           in its individual capacity, but
                                           solely as Trustee

                                          By:   /s/ W. Jeffrey Kramer
                                              _________________________________
                                                    W. Jeffrey Kramer
                                                     Vice President

                                          PREMIER CONSTRUCTION PRODUCTS
                                           ACQUISITION CORP.

                                          By:    /s/ Douglas H. Wolf
                                              _________________________________
                                                     Douglas H. Wolf
                                                        President

                                          REPUBLIC GROUP INCORPORATED

                                          By:     /s/ Phil Simpson
                                              _________________________________
                                          Phil Simpson Chairman, President and
                                                 Chief Executive Officer

                                   APPENDIX B

                         FORM OF STOCKHOLDER AGREEMENT

   This STOCKHOLDER AGREEMENT (the "Agreement"), dated as of August 11, 2000, is among PREMIER CONSTRUCTION PRODUCTS STATUTORY TRUST, a Connecticut statutory trust ("Trust"), PREMIER CONSTRUCTION PRODUCTS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Trust ("Merger Sub"), and (the "Stockholder"), a stockholder of Republic Group Incorporated, a Delaware corporation (the "Company").

                                  WITNESSETH:

   WHEREAS, concurrently with the execution hereof, Trust, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof, upon the terms and subject to the conditions of which Merger Sub will be merged with and into the Company;

   WHEREAS, the Stockholder is the record and beneficial owner of     shares of
Company Common Stock (collectively, the "Existing Shares"); and

   WHEREAS, in order to induce the Trust and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Stockholder is willing to enter into this Agreement in order to provide for, among other things, (i) the obligation of Stockholder to vote, or cause the record holder of the Shares to vote, the Shares that entitle the holder to vote on any matter submitted to the stockholders of the Company (other than Shares subject to unexercised options) (the "Voting Shares") in the manner specified herein and, in connection therewith, to grant a proxy with respect to the Voting Shares and (ii) certain restrictions on the sale, conveyance or transfer of the Shares by the Stockholder; and

   NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms.

   (a) As used herein, the terms set forth below shall have the following respective meanings:

   "beneficial owner" has the meaning set forth in Rule 13d-3 under the Exchange Act, and the term "beneficial ownership" shall have a correlative meaning.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Merger Agreement" means the Agreement and Plan of Merger of even date herewith among the Trust, the Merger Sub and the Company, as the same may be amended from time to time; provided, however, that such term shall not include any amendment to such Agreement that decreases the price per share, or changes the form of consideration, payable in respect of the Shares, unless the Stockholder consents to the inclusion of such amendment in such term.

   "Shares" means the Existing Shares, together with all other shares of capital stock or voting securities of the Company of which the Stockholder is a direct or indirect beneficial owner as of the date of this Agreement, and any other shares of capital stock or voting securities of the Company of which the Stockholder becomes the direct or indirect beneficial owner after the date hereof, including, but not limited to, shares or voting securities received pursuant to any stock splits, stock dividends or distributions, shares or voting securities acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise and shares or voting securities received pursuant to any change in the capital stock of the

Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or any transaction with like purpose or effect.

   (b) Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

   Section 2. Agreement to Vote. For so long as this Agreement remains in effect (the "Term"), the Stockholder shall, at any meeting of the stockholders of the Company (including, but not limited to, the Company Stockholder Meeting), and in any action by written consent of the stockholders of the Company in lieu of a meeting, vote all of the Voting Shares (i) in favor of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement and (ii) against any Takeover Proposal or any agreement, arrangement or transaction relating to any Takeover Proposal or required in order to implement the same or any other action or agreement that, directly or indirectly, is inconsistent with the Merger Agreement or the transactions contemplated thereby or that is reasonably likely (a) to impede, interfere with, delay or postpone the Merger or the other transactions contemplated by the Merger Agreement, (b) to result in a breach of any covenant, representation, warranty or any other obligation of Company under the Merger Agreement or (c) to cause any conditions to the obligations of the parties under the Merger Agreement not to be fulfilled.

   Section 3. PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, EACH OF DOUGLAS H. WOLF AND RICHARD G. BUCKINGHAM, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO THE OFFICE NOW HELD BY ANY SUCH OFFICER OF MERGER SUB, AND ANY OTHER PERSON DESIGNATED IN WRITING BY MERGER SUB, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) DURING THE TERM TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULLEST EXTENT PERMITTED BY AND SUBJECT TO APPLICABLE LAW, WITH RESPECT TO THE VOTING SHARES IN RESPECT OF ANY MATTER SPECIFIED IN CLAUSE (i) OR (ii) OF SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE THROUGHOUT THE TERM. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE VOTING SHARES.

   Section 4. Representations and Warranties. The Stockholder hereby represents and warrants to the Trust and Merger Sub as follows:

   (a) The Stockholder has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof.

   (b) The execution and delivery by the Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not (i) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract or other instrument or document to which the Stockholder is a party or by which its properties or assets are bound or (ii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Entity or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Stockholder or its properties or assets.

   (c) There is no requirement applicable to the Stockholder to obtain any consent of, or to make or effect any declaration, filing or registration with, any Governmental Entity for the valid execution and delivery by the Stockholder of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except for any filings required to be made by the

Stockholder in connection with this Agreement pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

   (d) As of the date hereof, the Stockholder is the record and beneficial owner of the number of Existing Shares set forth opposite the name of the Stockholder on Exhibit A. The Existing Shares set forth opposite the name of the Stockholder on such exhibit are the only shares of capital stock or voting securities of the Company of which the Stockholder is the record or beneficial owner. Except as described on Exhibit A, the Shares are, or, if acquired after the date hereof, will be, owned by the Stockholder free and clear of all liens, claims, charges and encumbrances, except for those provided for under the express terms of this Agreement and the Merger Agreement. The Stockholder has not entered into any voting trust or other agreement with respect to any of the Shares other than this Agreement and has not appointed or granted any proxy, unless such appointment or grant is no longer effective, with respect to any of the Shares.

   (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could impair the ability of Stockholder to perform its obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Stockholder is subject that could impair the ability of Stockholder to perform its obligations hereunder on a timely basis.

   Section 5. No Encumbrances on or Transfer of Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, for so long as this Agreement remains in effect, the Stockholder shall not directly or indirectly sell, convey or transfer record or beneficial ownership of any Shares by any means whatsoever to any person, without the prior written consent of the Trust. Without limiting the generality of the foregoing, for so long as this Agreement remains in effect, the Stockholder shall not, directly or indirectly, (i) except pursuant to the terms of this Agreement, grant any proxy or enter into any voting trust or other agreement or arrangement with respect to the Shares or (ii) except pursuant to the terms of the Merger Agreement, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares, in each case without the prior written consent of the Trust. If requested by the Trust, the Stockholder shall cause an appropriate legend referring to the restrictions provided for in this Section 5 to be placed on the certificates evidencing the Shares.

   Section 6. No Solicitation. For so long as this Agreement remains in effect, and subject to Section 13 hereof, the Stockholder shall not, and shall not permit any affiliates or, if applicable, any director, officer, employee, consultant, agent, advisor or representative of Stockholder or any of Stockholder's affiliates to, take or participate in any actions that, if taken by the Company, would be prohibited under the terms of Section 4.2 of the Merger Agreement.

   Section 7. Additional Shares. For so long as this Agreement remains in effect, the Stockholder shall notify the Trust and Merger Sub promptly of the number of any additional shares of Company Common Stock and the number and type of any other Shares acquired by Stockholder, if any, after the date hereof.

   Section 8. Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which it is a party or by which it is or may be bound, in order to effectuate the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals from, and effect all necessary registrations and filings with, any Governmental Entities, and to rectify any event or circumstances which could impede the effectuation of the transactions contemplated hereby.

   Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

   Section 10. Severability. If any provision contained herein shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby. Upon a determination that any term or other provision is invalid, illegal or unenforceable, such term or provision shall be modified, without any further action by any of the parties, so as to effect the original intent of the parties as closely as possible in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   Section 11. Expenses. All fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

   Section 12. Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, at the expense of the Trust, all such other and further documents and instruments and take all such further actions as may be reasonably necessary in order to effectuate the transactions contemplated by this Agreement.

   Section 13. Action in Stockholder Capacity Only. It is expressly understood and agreed that the Stockholder makes no agreement or understanding under this Agreement in his or her capacity as a director or officer of Company. The Stockholder is entering into this Agreement solely in his or her capacity as a record and beneficial owner of Shares, and nothing contained herein shall limit or affect, or impose any obligations with respect to, any actions taken by the Stockholder in his or her capacity as a director or officer of Company.

   Section 14. Termination. This Agreement shall terminate and be of no further force or effect (i) by the written mutual consent of all the parties hereto or
(ii) automatically and without any required action by the parties on the earliest of (A) the Effective Time of the Merger and (B) the date upon which the Merger Agreement is terminated in accordance with the express provisions of
Section 7.1 thereof. The representations and warranties set forth in Section 4 hereof shall not survive the termination of this Agreement.

   Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to (i) in the case of the Trust or Merger Sub, the addresses set forth in Section 8.2 of the Merger Agreement and (ii) in the case of the Stockholder, the address set forth in Exhibit A hereto (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 15). All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 15 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate answerback or confirmation.

   Section 16. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

   Section 17. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

   Section 18. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other person under or by reason of this Agreement). No party may delegate any of its obligations or assign or otherwise transfer any its rights under this Agreement without the prior written consent of each of the other parties. Any attempted or purported assignment, delegation or other transfer by any party in violation of this Section 18 shall be null and void.

   Section 19. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with the terms hereof. Accordingly, the parties agree that the Trust and Merger Sub shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

   Section 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          PREMIER CONSTRUCTION PRODUCTS
                                           STATUTORY TRUST

                                          By: _________________________________
                                             Name:
                                             Its Trustee:

                                          PREMIER CONSTRUCTION PRODUCTS
                                           ACQUISITION CORP.

                                          By: _________________________________
                                             Name:
                                             Its:

                                          _____________________________________
                                          Name of Stockholder

                                                                       EXHIBIT A

                                Existing Shares
                            Owned by the Stockholder

                                                                Name
                                                  Number         and
                                     Number         of         Address
                                       of         Shares         of
Stockholder         Address          Shares       Pledged      Pledgee
-----------         -------          -------      -------      -------


                                   APPENDIX C

August 11, 2000

The Board of Directors
Republic Group Incorporated
811 East 30th Avenue
Hutchinson, Kansas 67502-4341

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Republic Group Incorporated (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of Premier Construction Products Statutory Trust (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of August 11, 2000 (the "Agreement"), among the Company, the Buyer and Premier Construction Products Acquisition Corp. (the "Merger Subsidiary"), the Company will become a wholly-owned subsidiary of the Buyer, and stockholders of the Company will receive for each share of Common Stock, par value $1.00 per share, of the Company (other than shares owned by the Company and other than Dissenting Shares) and the associated Right (collectively, the "Common Stock") held by them cash consideration equal to $19.00 per share. Pursuant to the Agreement, the Buyer has furnished the Company with an irrevocable letter of credit in the amount of $12,000,000 (the "Letter of Credit" and together with the Agreement, the "Transaction Documents") which may be drawn upon by the Company upon the occurrence of certain termination events specified in Section 7.2(b) of the Agreement. Capitalized terms used herein without definition shall have the meanings provided in the Agreement.

   In arriving at our opinion, we have reviewed (i) the Transaction Documents and the respective Stockholder Agreements, each dated as of August 11, 2000, among the Buyer, the Merger Subsidiary and certain holders of 27.3% of the Common Stock, in the aggregate; (ii) the confident letter relating to the financing contemplated by Premier Construction Products Statutory Trust; (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company; (vi) the audited financial statements of the Company for the fiscal year ended June 30, 2000; (vii) certain agreements with respect to outstanding indebtedness or obligations of the Company; (viii) certain internal financial analyses and forecasts prepared by the Company and its management; and (ix) the terms of other business combinations that we deemed relevant.

   In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the

Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company and the Buyer, and that the other transactions contemplated by the Transaction Documents will be consummated as described therein. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

   In connection with our opinion, we have also considered and reviewed the letter agreement, dated as of August 11, 2000 (the "CXP Agreement"), separately entered into by the Company and Centex Construction Products, Inc. ("CXP"), pursuant to which the Company and CXP have agreed that if the Merger does not occur under certain circumstances specified in paragraphs 1 through 3 of the CXP Agreement, then CXP and a wholly-owned subsidiary thereof will enter into a merger agreement with the Company with the terms specified in the CXP Agreement and acquire, through a cash tender offer and subsequent cash merger, the outstanding Common Stock (the "Alternate Transaction"), and stockholders of the Company will receive for each share of Common Stock held by them cash consideration equal to (i) $17.50 per share plus (ii) (A) the amount of any drawings by the Company under the Letter of Credit, divided by (B) the total of the aggregate number of shares of outstanding Common Stock and the number of outstanding Common Stock equivalents. In that connection, we have also held separate discussions with the members of management of CXP with respect to certain aspects of the Alternate Transaction and have also relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available regarding CXP or that was furnished to us by CXP or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor.

   We have acted as financial advisor to the Company with respect to the proposed Merger and the Alternate Transaction and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger or the Alternate Transaction is consummated. We acted as underwriter to the Company in respect of an offering of its debt securities in July 1998 for which we received customary compensation. In addition, on the date hereof we have issued to the Board of Directors a separate opinion addressing our views with respect to the Alternate Transaction. Please be advised that we have no other financial advisory or other relationships with the Company, the Buyer (or any of its affiliates) or CXP. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or CXP for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

                                   APPENDIX D

              Section 262 of the Delaware General Corporation Law

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to (S) 228 or
   (S) 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
   (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                          REPUBLIC GROUP INCORPORATED

                        SPECIAL MEETING OF STOCKHOLDERS

                               NOVEMBER 9, 2000

                            YOUR VOTE IS IMPORTANT!

YOU CAN VOTE IN ONE OF THREE WAYS:

  1. Vote by Internet

  2. Vote by Phone

  3. Vote by mailing your proxy in the enclosed envelope

                               VOTE BY INTERNET

   Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

  1. Read the accompanying Proxy Statement.

  2. Visit our Internet Voting site at http://www.umb.com/proxy and follow the instructions on the screen.

   Please note that all votes cast by Internet must be submitted prior to 5:00 p.m. Central Time, November 8, 2000.

   Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

                               VOTE BY TELEPHONE

   Your telephone vote is quick, easy and immediate. Just follow these easy steps:

  1. Read the accompanying Proxy Statement.

  2. On a Touch-Tone Telephone call Toll Free 1-800-758-6973 and follow the instructions.

  3. When instructed, enter the Control Number, which is printed on the lower right-hand corner of your proxy card below.

  4. Follow the simple recorded instructions.

   Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

IF YOU VOTE BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

                            THANK YOU FOR YOUR VOTE

                       Cut or tear along perforated edge
--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Republic Group Incorporated to be held on November 9, 2000 and the Proxy Statement in connection therewith, and (2) constitutes and appoints Phil Simpson, Gerald L. Ray and each of them (acting by majority, or if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of Common Stock, par value $1.00 per share, of Republic Group Incorporated standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting and at any adjournment(s) or postponement(s) thereof, and especially to vote as designated below.

1.  To adopt the Agreement and Plan of Merger dated as of       FOR [ ]     AGAINST [ ]      ABSTAIN [ ]
    August 11, 2000, pursuant to which Premier
    Construction Products Acquisition Corp. will be merged
    into Republic Group Incorporated, with Republic Group
    Incorporated continuing as the surviving corporation
    after the merger and becoming a wholly owned
    subsidiary of Premier Construction Products Statutory
    Trust.

2.  To adjourn the meeting, from time to time as required,      FOR [ ]     AGAINST [ ]      ABSTAIN [ ]
    in order to solicit additional proxies.

--------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                        DATED                   , 2000
                                             -------------------

                                        PLEASE SIGN HERE
                                                        ------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        Please date, and sign exactly as your
                                        name appears. If shares are held by
                                        joint tenants, both must sign. If
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such. If a
                                        corporation, please sign in full
                                        corporate name by an authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Republic Group Incorporated:

   We have audited the accompanying consolidated balance sheets of Republic Group Incorporated (a Delaware corporation) and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Group Incorporated and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
                                          -------------------------------------

                                          Arthur Andersen LLP

Dallas, Texas
July 28, 2000